As filed with the Securities and Exchange Commission on August 6, 2007
Registration No. 333-135236

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post Effective Amendment No.1
FORM SB-2
REGISTRATION STATEMENT
Under
The Securities Act of 1933
VIKING SYSTEMS, INC.
(Exact name of Small Business Issuer as specified in charter)

Delaware	(3845)	86-0913802
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

4350 La Jolla Village Dr., Suite 900
San Diego, CA 92122
(858) 431-4010
(Address and telephone number of principal executive office)

Donald E. Tucker
Chief Executive Officer
4350 La Jolla Village Dr., Suite 900
San Diego, CA 92122
(858) 431-4010
(Name, address and telephone number of agent for service)
with copies to:

A.O. Headman, Jr., Esq.
Cohne, Rappaport & Segal
257 East 200 South Seventh Floor
(801) 532-2666
Fax (801) 238-4606
Salt Lake City, Utah 84111

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Note Regarding Registration Fees:

All fees for the registration of the shares registered on this Post Effective Amendment No.1 were paid upon the initial filing of the previously filed registration statements covering such shares, as noted above. No additional shares are registered and accordingly, no additional fees are payable.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

You should rely only on the information contained in this prospectus, including the financial statements and information incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus or the date of the documents incorporated by reference in this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither the selling stockholders nor we are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED August 6, 2007

PROSPECTUS

VIKING SYSTEMS, INC.

30,800,000 SHARES OF COMMON STOCK

This prospectus relates to the reoffer and resale, from time to time, of up 30,800,000 shares of common stock of Viking Systems, Inc. by the selling stockholders listed on page 68 of this prospectus. The 30,800,000 shares offered hereby underlie shares of Viking System, Inc.’s Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock is convertible into common stock at a price of $0.18 per share subject to certain adjustments. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. See "Plan of Distribution." The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We have and will pay the expenses of registering these shares.

All of the foregoing shares of common stock were previously covered by a prospectus which was part of a registration statement declared effective August 10, 2006, which is no longer effective and should not be relied upon. This prospectus replaces and supersedes the prior prospectuses covering the foregoing shares of common stock.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is traded on the Over-The-Counter Bulletin Board under the symbol “VKSY”. The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on July 31, 2007, was $0.23.

______________________
INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS.
SEE “RISK FACTORS” BEGINNING ON PAGE 11.
______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

______________________

The date of this prospectus is August____, 2007

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making any investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements, and the notes to the financial statements.

Overview

This prospectus relates to the re-offer and resale, from time to time, of up 30,800,000 shares of common stock of Viking Systems, Inc. by the selling stockholders listed on page 66 of this prospectus. The 30,800,000 shares offered hereby underlie shares of Viking System, Inc.’s Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock is convertible into common stock at a price of $0.18 per share subject to certain adjustments. All of the foregoing shares of common stock were previously covered by a prospectus which was part of a registration statement declared effective August 10, 2006, which is no longer effective and should not be relied upon. This prospectus replaces and supersedes the prior prospectuses covering the foregoing shares of common stock.

 Viking Systems, Inc. (“Viking”, “We”, “Us,” or the “Company”) designs, manufactures, and markets FDA cleared high performance laparoscopic vision systems. Viking’s primary product is the EndoSite 3Di Digital Vision System (the “EndoSite 3Di System”), an advanced three dimensional (“3-D”) vision system used by surgeons for complex minimally invasive laparoscopic surgery, with an initial focus on applications in urology, bariatrics, and laparoscopic gynecology. Viking Systems also manufactures advanced two dimensional (“2-D”) digital cameras that are sold through strategic partner and Original Equipment Manufacture (“OEM”) programs.

A glossary of terms used in this prospectus is set forth on page 70 of this prospectus.

Viking’s technology and know-how center on its core technical competencies in optics, digital imaging, sensors, surgical robotics, and image management. Viking’s focus is to deliver advanced integrated information, visualization, and control solutions to the surgical team, enhancing their capability and performance in complex, minimally invasive surgical procedures.

Viking’s proprietary solutions for surgery are based on three principles:

•	That 3-D vision, providing natural depth perception and a clear view of a patient’s anatomy, is superior in facilitating the performance of complex surgical tasks;

•	That a Head Mounted Display, or HMD is a more ergonomic display solution for surgeons and interventional physicians than conventional video monitors; and

•
That integrating additional information in a voice controlled, picture-in-picture format into the surgeon’s view, in conjunction with the anatomical view, can facilitate decision making during surgery.

As of July 31, 2007, we had an installed base of more than 62 3-D vision systems worldwide and more than 500 2-D digital cameras with OEM partners, including Boston Scientific Corporation (“Boston Scientific”, NYSE: BSX) and Medtronic, Inc. The list price for products typically range from $100,000 to $200,000 for EndoSite 3Di Systems and from $3,000 to $27,000 for 2-D digital cameras and components.

Our executive offices are located at 4350 La Jolla Village Drive, Suite 900, San Diego, CA 92122. Our manufacturing facilities are located in Westborough, Massachusetts.

From the date of our incorporation and through March 31, 2007, we had cumulative losses of approximately $22,935,000. There can be no assurance that we will ever earn any profits.

Common Stock

Common stock outstanding on July 31, 2007	69,456,675 shares
Common stock issuable upon conversion of Series B Preferred Stock at July 31, 2007	43,294,444 shares
Common stock issuable upon conversion of debentures at July 31, 2007	44,314,072 shares
Common Stock underlying Options and Warrants outstanding at July 31, 2007	64,297,473 shares

Common Stock Offered by Selling Stockholders

The selling stockholders are offering up to 30,800,000 shares of common stock underlying 5,544 Shares of Series B Preferred convertible into Viking common stock (subject to adjustment) at $0.18 per share. We plan to file one or more additional registration statements to register additional shares of common stock that underly the remaining shares of Series B Convertible Stock, and the common stock underlying certain warrants owned by the selling stockholders.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Over-the Counter Bulletin Board Symbol

VKSY

May 2006 Securities Purchase Agreement

On May 22, 2006, we completed the sale of 8,000 shares of our Series B Convertible Preferred Stock (“Preferred Stock”) to nine institutional investors (the “Investors”), all of whom are included in the selling stockholders group. In connection with our sale of Preferred Stock, we entered into a Securities Purchase Agreement and Registration Rights Agreement with each of the Investors. We have included 30,800,000 shares of common stock underlying 5,544 shares of Series B Preferred Stock in this registration. Each of the Investors was also issued common stock purchase warrants (the “Warrants”) in the Preferred Stock transaction (“Preferred Stock Transaction”). We may register an additional 35,866,666 shares of common stock for the selling shareholders (including 22,222,222 shares underlying warrants issued to the Investors) in one or more additional registration statements in the future. We filed a Certificate of Designation with the Office of the Secretary of State of the State of Delaware, which sets forth the terms, conditions, and preferences of the Series B Preferred Stock issued in the Preferred Stock Transaction. The Securities Purchase Agreement and related agreements and documents (“Transaction Documents”) are attached as exhibits to a Form 8-K disclosing the Preferred Stock Transaction filed May 25, 2006. Set forth below is a summary of some of the terms of the Preferred Stock Transaction, which summary is qualified by the specific terms of the Transaction Documents.

As a condition to the closing of the Preferred Stock Transaction, we completed a conversion of certain outstanding Convertible Notes in the aggregate principal amount of $4,750,000 into 26,388,891 shares of our common stock. The conversion price for such shares was $0.18. These Convertible Notes were issued in 2005 and originally were payable on March 22, 2006, but were extended pursuant to the agreement of Viking on the holders of the Convertible Notes. The Convertible Notes were originally convertible into Viking common stock at a price of $0.20 per share. In exchange for the Note holders’ agreement to extend their Convertible Notes until the Preferred Stock Transaction was completed, we reduced the conversion price to $0.18 per share.

The proceeds of the Preferred Stock Transaction have been used for working capital and general corporate purposes.

The conversion price of the Series B Preferred Stock and the exercise price of the Warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholders’ position.

General Terms Preferred Stock Transaction. The Security Purchase Agreement provided for a private placement of up to 8,000 shares of Viking’s Preferred Stock.  All 8,000 shares of Preferred Stock offered were sold at the price of $1,000 per share.  A total of 7,250 shares of Preferred Stock were issued for $7,250,000 in cash and 750 shares of Preferred Stock were issued in connection with the conversion of Notes in the principal amount of $750,000. The shares of Preferred Stock are initially convertible into shares of Viking’s common stock at a price of $0.18 per share, however, the conversion price is subject to adjustment based upon certain conditions.  If all shares of Preferred Stock are converted into common stock at the initial conversion price, of which there can be no assurance, approximately 44,444,444 shares of common stock will be issued. As of July 31, 2007, a total of 207 shares of Preferred Stock had been converted into 1,150,000 shares of our common stock.

Dividend. Holders of the Series B Preferred Stock (each a “Holder”) are entitled to receive cumulative dividends at the rate per share of (i) up to and including May 22, 2009, 8% per annum, (ii) from May 22, 2009 up to and including May 22, 2010, 11% per annum, and (iii) after May 22, 2011, 14% per annum. Dividends shall be paid in cash or shares of Viking common stock, or a combination thereof, pursuant to the terms and conditions of the Transaction Documents as of June 30, 2007, a total of $710,000 for Preferred Stock dividends had been accrued.

Warrants. Each purchaser of Preferred Stock was issued warrants to acquire shares of Viking common stock. Total warrant coverage equals 50% of the number of shares of common stock that are issuable upon conversion of the Series B Preferred Stock. The exercise price of the Warrants is $0.18 per share. The warrants expire on the seventh anniversary date of their issuances. Based upon the initial conversion price, the warrants entitle the holders to purchase an aggregate of 22,222,222 shares of Viking common stock.

Price Adjustments. Pursuant to the Transaction Documents, the exercise prices of the warrants and the conversion rate and price of the shares of Preferred Stock, are subject to adjustment upon the occurrence of certain specified events.

Voting Rights.  The holders of the Preferred Stock have no voting rights unless required under applicable state corporate law.

Limitations on Investors. Pursuant to the Transaction Documents, a holder of Preferred Stock or Warrants will not convert an amount of Preferred Stock or exercise warrants to the extent that the number of shares held by the holder, when added to the number of shares of common stock beneficially owned by such holder or issuable if the holder exercised one or more of its warrants immediately prior to conversion, would exceed 4.99% of Viking’s issued and outstanding common stock. The holders of the Preferred Stock and Warrants may waive such limitations.

Exemption. We claim an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D, promulgated thereunder, since, among other things, the transaction did not involve a public offering, the Purchasers were accredited Purchasers and/or qualified institutional buyers, the Purchasers had access to information about us and their investment, the Purchasers took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

Registration Rights.

As part of the Series B Preferred Stock transaction, we entered into a Registration Rights Agreement pursuant to which we agreed to file one or more registration statements on Form SB-2 covering the shares of common stock issuable upon the exercise of the Warrants and the conversion of the Preferred Stock. This registration statement registers a portion, but not all of the shares underlying the Preferred Stock and the Warrants. We anticipate we will file one or more additional registration statements covering the remaining shares underlying the Preferred Stock and the Warrants, as well as other securities for which registration rights have been granted. The failure to register all of the Preferred Stock Transaction Shares resulted in a default by Viking of the terms and conditions of the Preferred Stock Transaction documents. Viking and the Preferred Stockholders have entered into a Consent, Waiver and Amendment Agreement, pursuant to which:

•	Viking issued the Preferred Stockholders a total of 4,000,000 shares of Viking common stock;

•	the Preferred Stockholders agreed to amend certain provisions of the Preferred Stock Transaction documents; and

•	the Preferred Stockholders agreed to waive certain breaches of the Preferred Stock Transaction documents.

Pursuant to such Consent, Waiver and Amendment Agreement, the Preferred Stockholders waived certain requirements of the Registration Rights Agreement, and agree that Viking shall not be required to file a registration statement seeking to register shares (the “Unregistered Shares”) that were not registered pursuant to the August 11, 2006 registration statement for resale by the Preferred Stockholders unless and until it receives a written request by the Preferred Stockholders holding a majority or more of the Registrable Securities (as defined in the Registration Rights Agreement). If the Preferred Stockholders make such demand, "Viking will use its best efforts to register all of the shares of common stock underlying the Series B Preferred Stock and the Common Stock Purchase Warrants, but due to restrictions and limitations under Rule 415 promulgated under the Securities Act of 1933, as amended, there can be no assurance that all of such securities will be registered as agreed upon.

Debenture Transactions

On February 24, 2007, Viking closed upon the sale of $5,376,533 of its Secured Convertible Debentures (the “Debentures”) pursuant to a Securities Purchase Agreement and related agreements (the “Transaction Documents”), among Viking and 13 purchasers (collectively, the “ Debenture Investors”). As of February 24, 2007 and May 31, 2007 a total of $5,376,533 of Debentures had been sold to 13 Debenture Investors. Viking may issue additional Debentures. On July 31, 2007, an additional $2,600,000 of the Debentures were sold on the same terms and conditions as the Debentures sold in February 2007. Material terms of transaction documents include, but are not limited to, the following:

Maturity Date of Debentures. The Debentures mature, and the principal amount thereof is payable, two years from the date of issuance. Upon the default of Viking of the Transaction Documents, the Debenture Investors may accelerate the payment of the Debentures.

Interest Rate of Debentures. The Debentures accrue interest at the rate of eight percent per annum, payable quarterly. Subject to certain conditions, Viking may pay interest by issuing the holders of the Debentures (the “Holders”), shares of Viking common stock. Viking is unable to determine currently if it will meet the conditions which would allow it to pay interest by issuing shares of its common stock.

Security. The Debentures are secured by all of the assets of Viking.

Conversion. The Debentures may, at the option of the Debenture Investors, be converted into shares of Viking common stock at the price of $0.18 per share. In the event Viking does not achieve certain operation milestones (described in the Debentures Warrants), the conversion price will be reduced to $0.12 per share. The conversion price is also subject to downward adjustment, upon certain conditions pursuant to the terms of Security Purchase Agreement, the Debentures and other Transaction Documents.

Optional Redemption by Viking. Viking may not prepay the Debentures but it may redeem some or all of the Debentures if certain conditions (“Equity Conditions”) are met. The Optional Redemption Amount (as defined in the Transaction Documents) equals 120% of the principal amount of the Debentures redeemed if the redemption occurs prior to the first anniversary date of the issuance of the Debentures, and 140% of the principal amount of the Debentures redeemed if the redemption occurs after the first anniversary date of the issuance of the Debentures but prior to the second anniversary date of issuance. The Equity Conditions include, but are not limited to, the following:

•	Viking is in compliance with its obligations as set forth in the transaction documents and no Event of Default (as defined in the transaction documents) has occurred;

•	there is an effective registration statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the shares issuable pursuant to the Transaction Documents

•	there are a sufficient number of shares of Viking common stock authorized;

•	there has been no notice of a change of control transaction or other material transaction involving Viking; and

•
Viking’s common stock is trading and for a period of 20 consecutive trading days, the daily trading volume for the Viking’s common stock on its principal trading market exceeds 20,000 shares per trading day.

Warrants. As additional consideration for the Debenture Investors purchasing the Debentures, Viking issued the Debenture Investors Warrants to purchase shares of Viking common stock at the price of $0.18 per share. In the event Viking does not achieve certain operation milestones (described in the Warrants and the Debentures) during the first three quarters of 2007, the exercise price will be reduced to $0.12 per share. The exercise price is also subject to downward adjustment, upon certain conditions pursuant to the terms of Security Purchase Agreement, the Warrant and other Transaction Documents. The Warrants are exercisable for a period of seven years from the date of issuance. The Warrants provide that each Investor is issued to purchase that number of shares of common stock of Viking that equals 50% of the number of shares issuable upon conversion of the Debentures. The Debentures are currently convertible into 44,314,072 shares of Viking common stock, the warrants entitle the holders to purchase an aggregate of approximately 22,157,036 shares of Viking common stock.

Registration Rights Viking has agreed to register with the Securities and Exchange Commission, the shares of common stock that are issuable upon the conversion of the Debentures and the shares of common stock that underlie the Warrants. Viking will pay all expenses and cost of registration except for commissions. The Company was required to file, on or before April 2, 2007, a registration statement for some of the securities underlying the Debentures and Warrants but has not done so. As a result we are required to pay liquidated damages to the Holders. Such liquidated damages amount to 2% per month but will not exceed 18% of the face amount of the Debentures. In addition to the liquidated damages, the Holders have the right to accelerate the payment date of the Debentures. Viking has received no right demands to accelerate repayment of the Debentures.

Participation Rights. Pursuant to the Securities Purchase Agreement, the Holders were granted certain rights to participate in subsequent financings by Viking.

Use of Proceeds. Viking has and will use the net proceeds of the Debenture offering, for key strategic initiatives, accounts payable, working capital and other general corporate purposes.

The Securities Purchase Agreement contains various representations and warranties that are relatively standard for this type of transaction as well as certain affirmative and negative covenants. One of such negative covenants will prohibit Viking from selling securities in Variable Rate Transactions (as defined in the Security Purchase Agreement) while the Debentures are outstanding.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results, and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related To the Company

WE HAVE INCURRED LOSSES IN THE PAST AND HAVE A LIMITED OPERATING HISTORY ON WHICH TO BASE AN EVALUATION OF OUR PROSPECTS, WHICH CAN HAVE A DETRIMENTAL EFFECT ON THE LONG-TERM CAPITAL APPRECIATION OF OUR STOCK.

We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of inherent risks, expenses, and difficulties encountered by companies in their early stages of development, particularly companies in new and evolving markets. We adopted our business plan in November 2003. We commenced operations in the medical technology field in April 2004, and therefore we have limited experience operating in the medical device and technology business. Potential investors should be aware that there is only a limited basis upon which to evaluate our prospects for achieving our intended business objectives.

For the quarter ended March 31, 2007, we had a net loss of $4,386,781. For the years ended December 31, 2006 and December 31, 2005, we had net losses of $8,704,172 and $7,528,719 respectively. We anticipate that for at least the next four quarters we will operate at a loss while we attempt to increase our revenues through internal growth from existing operations. We cannot give any assurance that we will ever generate significant revenue or have profits.

WE HAVE GENERATED LIMITED REVENUES TO DATE AND MAY NEVER ACHIEVE PROFITABILITY.

Our revenues and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including, but not limited to, cost of production, volume of sales, and variations in expenditures for personnel and marketing. For the fiscal year ended December 31, 2006, we had revenues of $5,617,253, and $1,925,245 in revenues for the three month period ended March 31, 2007. As a result of our limited operating history, we cannot predict our future revenues or operating results. We do, however, expect our future revenues and operating results to fluctuate due to a combination of factors, including the costs of marketing our current products, developing additional products, and acquiring other operations, products and businesses. In addition, our operating expenses are based on our expectations of future revenues, and are relatively fixed in the short term. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenues in relation to our expenses, or if our expenses increase before our revenues do, our business for a particular period would be materially adversely affected. Because of all of these factors and the other risks discussed in this section, we believe that our quarterly and annual revenues, expenses, and operating results likely will vary significantly in the future.

We may be unable to achieve profitability on a quarterly or annual basis. If we do not achieve profitability, we will be forced to curtail our operations and go out of business. Consequently, investors may lose all of their investment.

OUR LIQUIDITY AND CAPITAL REQUIREMENTS WILL BE DIFFICULT TO PREDICT, WHICH MAY ADVERSELY AFFECT OUR CASH POSITION IN THE FUTURE.

In 2006 we completed the sale of shares of Series B Preferred Stock and converted approximately $5,500,000 of convertible promissory notes into shares of our common stock and Series B Preferred Stock. In February 2007, we sold Convertible Debentures in the principal amount of $5,376,533. Subsequently, in July 2007, we sold an additional $2.6 million of convertible promissory notes in a private transaction. We anticipate that we will have adequate cash resources to fund our operations through September 30, 2007. Thereafter, our liquidity and capital requirements will depend upon numerous other factors, including the following:

•	Our ability to complete additional financing arrangements;

•	The extent to which our products and services gain market acceptance;

•	The progress and scope of product evaluations;

•	The timing and costs of filing future regulatory submissions;

•	The timing and costs required to receive both domestic and international governmental approvals;

•	The timing and costs of acquisitions and product and services introductions;

•	The extent of our ongoing research and development programs;

•	The costs of sponsorship training of physicians to become proficient in the use of our products and procedures; and

•	The costs of developing marketing and distribution capabilities.

In the near future we will be required to seek additional financing in order to fund our operations and carry out our business plan. There can be no assurance that such financing will be available on acceptable terms, or at all, and there can be no assurance that any such arrangement, if required or otherwise sought, would be available on terms deemed to be commercially acceptable and in our best interests.

AUDITOR’S OPINION HAS A GOING CONCERN QUALIFICATION.

Our report from our independent registered public accounting firm, dated March 23, 2007 for the year ended December 31, 2006, included a going concern explanatory paragraph that stated that our significant operating losses and cash outflows from operations raise substantial doubt about our ability to continue as a going concern.

WE WILL NEED TO EFFECTIVELY MANAGE OUR GROWTH IN ORDER TO ACHIEVE AND SUSTAIN PROFITABILITY. OUR FAILURE TO MANAGE GROWTH EFFECTIVELY COULD REDUCE OUR SALES GROWTH AND RESULT IN CONTINUED NET LOSSES.

To commence profitable operations, we must have significant growth in our revenues from the sale of our products. If we are able to achieve significant growth in our future sales and to expand the scope of our operations, and our management, financial, manufacturing, and other capabilities, our existing procedures and controls could be strained. We cannot assure you that our existing or any additional capabilities, procedures, systems, or controls will be adequate to support our operations. We may not be able to design, implement, or improve our capabilities, procedures, systems, or controls in a timely and cost-effective manner. Failures to implement, improve, and expand our capabilities, procedures, systems, and controls in an efficient and timely manner could reduce our sales growth and result in continued net losses.

POSSIBILITY OF TOTAL LOSS OF INVESTMENT

An investment in Viking Systems is an extremely high risk investment, and should not be made unless the investor has no need for current income from the invested funds and unless the investor can afford a total loss of his or her investment.

ADDITIONAL FINANCING REQUIREMENTS

We must seek additional financing in order to fund our operations and carry out our business plan. There can be no assurance that such financing will be available on acceptable terms, or at all. We do not have any arrangements with any bank or financial institution to secure additional financing and there can be no assurance that any such arrangement, if required or otherwise sought, would be available on terms deemed to be commercially acceptable and in our best interests.

WE HAVE AN OBLIGATION TO PAY DIVIDENDS ON OUR PREFERRED STOCK.

We have accumulated and unpaid preferred stock dividends at June 30, 2007 in the amount of $710,000. We intend to discuss with our Series B preferred shareholders to pay the accrued dividends and future dividends in stock. Otherwise, we plan to continue to pay and/or accrue approximately $161,000 in preferred dividends on a quarterly basis until such point the preferred stockholders convert the stock to common shares. There can be no assurance that the preferred stockholders will allow dividends to be paid with shares rather than cash and if this were to occur, Viking may not have the cash necessary to pay such dividends which could result in a breach of our obligations to the preferred stockholders.

WE HAVE AN OBLIGATION TO PAY INTEREST ON OUR CONVERTIBLE DEBENTURES.

We have accumulated and unpaid interest on our Convertible Debentures June 30, 2007 in the amount of $107,531. In July 2007, the Convertible Debenture holders agreed to receive the quarterly interest payment of $107,531 in the form of Company’s common stock at $0.18 per share totaling 597,394 shares. We plan to pay and/or accrue interest on a quarterly basis until the Convertible Debenture holders are repaid or convert their Convertible Debentures to shares of our common shares. We may also request of the Debenture holders their consent to receive future interest in the form of the Company’s common stock.

WE HAVE AN OBLIGATION TO REPAY THE OUTSTANDING CONVERTIBLE DEBENTURES PURSUANT TO THEIR TERMS; OUR FAILURE TO DO SO WOULD HAVE AN EXTREMELY ADVERSE EFFECT ON THE COMPANY.

The Convertible Debentures we issued in 2007 are payable in full in 2009 (unless the payment date is accelerated by holders due to a breach of the terms of the Convertible Debenture Transaction Documents. The principal value of the Convertible Debenture at March 31, 2007 was $5,376,533 but through a subsequent financing was increased to $7,976,533 in July 2007. The Convertible Debentures are secured by all of the assets of Viking. If the Convertible Debentures are not converted into shares of our common stock we will be required to repay the Convertible Debentures in cash. There can be no assurance that (i) the Convertible Debentures will be converted into shares of our common stock; or (ii) that we will have the cash necessary to repay the Convertible Debentures when they are due. If we are unable to repay the Convertible Debentures when they are due, the holders have the option to exercise their rights against all of the assets of Viking including our intellectual property rights. If this were to occur, we would be unable to continue with our operations and our shareholders would likely suffer a complete loss of their investment.

ANY DEFAULT IN OUR OBLIGATIONS IN THE TRANSACTION DOCUMENTS OF THE PREFERRED STOCK TRANSACTION OR THE CONVERTIBLE DEBENTURE TRANSACTION COULD RESULT IN DEMANDS FOR REPAYMENT OF THE AMOUNT INVESTED WHICH COULD RESULT IN A TERMINATION OF OUR OPERATION AND A TOTAL LOSS OF SHAREHOLDER VALUE.

The Transaction Documents relating to both the Preferred Stock Transaction and the Convertible Debenture Transaction are complex, subject us to numerous requirements and provide the investors with numerous rights, including, but not limited to, liquidated damages rights, default rights, rights to accelerate required payments and required repurchase rights. We have been in default in certain provisions of the Transaction Documents for both transactions. Some of these defaults were related to our obligations to register underlying securities. We have received some waiver of some of the defaults in the past, but there can be no assurance that we have received waivers for all of such defaults or that we will receive waivers for any future defaults. If the investors in the Preferred Stock transaction and the Convertible Debenture transaction were to declare a default and demand repayment or exercise other rights, there can be no assurance that we would be able to continue with our business operations. In such event, our shareholders would likely suffer a complete loss of their investment.

WE ARE SUBJECT TO SECTION 203 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, WHICH MAY INHIBIT A TAKEOVER AT A PREMIUM PRICE THAT COULD BE BENEFICIAL TO OUR STOCKHOLDERS.

As a Delaware Corporation, we are subject to Section 203 of the Delaware General Corporation Law. Subject to limited exceptions, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder unless the proposed business combination was approved by our board of directors before the stockholder became an interested stockholder. In general, Section 203 defines an interested stockholder as any stockholder directly or indirectly owning 15% or more of the outstanding voting stock of a Delaware corporation. Section 203 could have the effect of discouraging others from making tender offers for our shares, and also may have the effect of preventing changes in our management.

OUR CORPORATE CHARTER CONTAINS AUTHORIZED, UNISSUED “BLANK CHECK” PREFERRED STOCK THAT CAN BE ISSUED WITHOUT STOCKHOLDER APPROVAL WITH THE EFFECT OF DILUTING THEN CURRENT STOCKHOLDER INTERESTS.

Our certificate of incorporation currently authorizes the issuance of up to 25,000,000 shares of “blank check” preferred stock with designations, rights, and preferences as may be determined from time to time by our board of directors. We have designated 8,000 of these shares as Series B Preferred Stock. Our board of directors is empowered, without stockholder approval, to issue one or more additional series of preferred stock with dividend, liquidation, conversion, voting, or other rights that could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying, or preventing a change in control.

Medical Operations Risks

WE OFFER A LIMITED NUMBER OF PRODUCTS TO OUR CUSTOMERS AND THE LACK OF DIVERSITY IN OUR PRODUCT LINE COULD HAVE AN ADVERSE AFFECT ON OUR FUTURE OPERATIONS.

 Currently, we have a limited product line, which primarily is our EndoSite Digital 3Di Systems offered to hospitals and a line of advanced 2-D cameras for OEM customers. The failure of either product line to result in increased revenues will adversely affect our ability to grow or even continue with our current operations. We believe that both of our primary product lines will result in increased revenues as we raise additional capital for marketing efforts. We also intend to expand our product lines through acquisitions of other products or marketing rights and through the development of new products. There can be no assurance that our existing product line will result in profitable operations, and there can be no assurance that we will be able to significantly increase our revenues through other product lines.

WE HAVE A LIMITED SALES FORCE TO SELL OUR PRODUCTS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCT IN SUFFICIENT AMOUNTS TO GENERATE MEANINGFUL REVENUE.

Currently, we have a small direct sales force to sell our products. There can be no assurance that our marketing efforts will be adequate to increase our revenues in a meaningful amount. Since April 15, 2004, we have increased our direct sales force from one person to seven persons. We anticipate that we will continue to increase our sales force both for the visualization business and other operations and products that we acquire.

THERE ARE SIGNIFICANT RISKS ASSOCIATED WITH ANY SCALE-UP OF MANUFACTURING, WHICH MAY BE REQUIRED TO MEET MARKET DEMAND AND BECOME PROFITABLE.

We have never established high-volume manufacturing operations and if we are required to do so to meet market demand, or to become profitable, we may not be able to establish or maintain reliable operations at commercially reasonable costs. We may also require additional manufacturing facilities if production volumes increase. Acquisition of new manufacturing facilities would likely involve relocation. Difficulties in scaling up manufacturing of products could result from problems involving:

•	Quality control and assurance;

•	Component and service availability;

•	Adequacy of control policies and procedures;

•	Lack of qualified personnel;

•	Compliance with FDA regulations and the need for further FDA approval of new manufacturing processes and facilities; and

•	Other production constraints.

We have considered and will continue to consider as appropriate, the internal manufacture of sub-assemblies currently provided by third-party subcontractors, as well as the implementation of new production processes. Our manufacturing yields or costs may increase as a result of the transition to in-house production or to new production processes when such efforts are undertaken. In addition, costs to comply with FDA good manufacturing practices, or changes in such practices, may exceed our expectations.

WE MAY FACE COMPONENT SHORTAGES AND ARE DEPENDENT IN SOME INSTANCES ON SINGLE SOURCES OF SUPPLY.

Any significant supply interruption, or inventory shortage or overage, would negatively impact our ability to manufacture our products. We use and rely on specific components and services used in our systems for which we have only a single source of supply. The manufacture of our products in larger commercial quantities will require a substantial increase in component supplies and will likely necessitate the replacement of current suppliers or the addition of new suppliers. The qualification of additional or replacement vendors for specified components or services is a lengthy process. In addition, the substitution of replacement vendors may entail re-engineering time and cost and could delay the supply of our products. We expect to manufacture our products based on forecasted product orders and intend to purchase subassemblies and components prior to receipt of purchase orders from customers. Lead times for ordered materials and components vary significantly and depend on factors such as the business practices of the specific supplier, contract terms, and general demand for a component at a given time. Some components used in our products have long lead times. As a result, there is a risk of excess or inadequate inventory if orders do not match forecasts.

WE OPERATE IN A CONSOLIDATING INDUSTRY, WHICH CREATES BARRIERS TO OUR MARKET PENETRATION.

The health care industry in recent years has been characterized by consolidation. Large hospital chains and groups of affiliated hospitals prefer to negotiate comprehensive supply contracts for all of their supply needs at once. Large suppliers can often equip a surgical center and offer these hospital chains and groups “one-stop shopping” for specialty equipment, instruments, supplies, and services. Larger suppliers also typically offer flexible financial programs to their customers to encourage sourcing decisions. The success of our future plans will depend in part on our ability to continue to competitively respond to these and any new barriers resulting from continued consolidation in the health care industry.

WE ARE SUBJECT TO SIGNIFICANT DOMESTIC AND INTERNATIONAL REGULATION AND MAY NOT BE ABLE TO OBTAIN NECESSARY REGULATORY CLEARANCES TO SELL OUR PRODUCTS.

The manufacture and sale of medical devices intended for commercial distribution is subject to extensive governmental regulation. Our failure to comply with regulatory requirements would jeopardize our ability to market our products. Noncompliance with applicable requirements can result in failure of the regulatory agency to grant pre-market clearance or approval for devices, withdrawal or suspension of approval, total or partial suspension of production, fines, injunctions, civil penalties, refunds, recall or seizure of products, and criminal prosecution.

Medical devices are regulated in the U.S. primarily by the FDA and, to a lesser extent, by state agencies. The FDA regulates design, testing, manufacturing, labeling, distribution, marketing, sales, and service of our products. Our products are marketed in the U.S. according to premarket notifications to the FDA under Section 510(k) of the U.S. Food, Drug, and Cosmetic Act. Unless an exemption applies, each medical product that we wish to market in the U.S. must first receive either 510(k) clearance or premarket approval from the FDA. The FDA’s 510(k) clearance process usually takes from three to 12 months, but may take longer. The premarket approval process generally takes from one to three years from the time we file the FDA application, but it can be significantly longer and can be significantly more expensive. Although we may have obtained the necessary 510(k) clearance for our current products, our 510(k) clearance can be revoked if safety or effectiveness problems develop.

We may need to seek additional regulatory approval for clearances if we modify existing products or intend to market other products under development and cannot be certain that we would obtain 510(k) clearance or premarket approval in a timely manner, if at all. If the FDA requires us to seek 510(k) clearance or premarket approval for any modification to a previously cleared product, we also may be required to cease marketing or recall the modified device until we obtain such clearance or approval. Delays in obtaining clearances or approvals will adversely affect our ability to market and sell our products and may subject us to significant regulatory fines or penalties, which would result in a decline in revenue and profitability. We may, in the future, receive warning letters from the FDA related to improper promotion of an unapproved use of our products. As a result of such warning letters, the FDA could request that we modify our promotional materials or we could be subject to regulatory enforcement actions, including injunction, seizure, civil fine, and criminal penalty.

Sales of medical device products outside the U.S. are subject to foreign regulatory requirements that vary from country to country. Generally, medical devices require pre-market clearance or pre-market approval prior to commercial distribution. A determination that information available on the medical device is not sufficient to grant the needed clearance or approval will delay market introduction of the product. In addition, material changes or modifications to, and changes in the intended use of, medical devices also are subject to FDA review, clearance, or approval. The FDA regulates the research, testing, manufacture, safety, effectiveness, labeling, storage, record keeping, promotion, and distribution of medical devices in the U.S. and the export of unapproved medical devices from the U.S. to other countries. The time required to obtain approvals required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing may differ from FDA requirements. The current regulatory environment in Europe for medical devices differs significantly from that in the U.S.

IF WE FAIL TO COMPLY WITH QUALITY SYSTEM REGULATIONS, OUR MANUFACTURING OPERATIONS COULD BE DELAYED, AND OUR PRODUCT SALES AND PROFITABILITY COULD SUFFER.

Our manufacturing processes, and those of our suppliers, are required to comply with the FDA’s Quality System Regulation, or QSR, which covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage, and shipping of our products. The FDA enforces the QSR through inspections. If we fail a QSR inspection, our operations could be disrupted and our manufacturing delayed. Failure to take adequate corrective action in response to a QSR inspection could force a shutdown of our manufacturing operations and a recall of our products, which would cause our product sales and profitability to suffer.

IF WE FAIL TO RETAIN KEY PERSONNEL AND HIRE, TRAIN, AND RETAIN ADDITIONAL QUALIFIED AND EXPERIENCED EMPLOYEES, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

Our future success will depend to a large extent on retaining our employees and recruiting sufficient qualified employees to fill vacancies created by attrition or expansion of our operations. There is likely to be a competitive labor market for such staff and there is no assurance that we will be able to attract and retain an adequate number of suitable employees.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WE MAY BE UNABLE TO PREVENT OTHER COMPANIES FROM USING OUR TECHNOLOGY IN COMPETITIVE PRODUCTS.

Our future success will depend, in part, on our ability to continue developing patentable products, enforcing our patents and obtaining patent protection for our products both in the U.S. and in other countries. The patent positions of medical device companies, however, are generally uncertain and involve complex legal and factual questions. Patents may never issue from any patent applications owned by or licensed to us. Even if patents do issue, the claims allowed may not be sufficiently broad to protect our technology. In addition, issued patents owned by us, or licensed to us, may be challenged, invalidated or circumvented, or the rights granted thereunder may not provide us with competitive advantages.

The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation, which would result in substantial expense, may be necessary to enforce any patents issued or licensed to us and/or to determine the scope and validity of proprietary rights of third parties or whether our products, processes, or procedures infringe any such third-party proprietary rights. We may also have to participate in interference proceedings declared by the U.S. Patent and Trademark Office, which could result in substantial expense, to determine the priority of inventions covered by our issued U.S. patents or pending patent applications. Furthermore, we may have to participate, at substantial cost, in International Trade Commission proceedings to enjoin importation of products that would compete unfairly with our products. Any adverse outcome of any patent litigation, including interference proceedings, could subject us to significant liabilities to third parties, require disputed rights to be licensed from or to third parties, or require us to cease using the technology in dispute. Any such licenses may not be available on acceptable terms, if at all. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief that could effectively block our ability to make, use, sell, or otherwise practice our intellectual property, whether or not patented or described in pending patent applications, or to further develop or commercialize our products in the U.S. and abroad, and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could damage our business.

In addition to patents, we rely on unpatented trade secrets to protect our proprietary technology. Others may independently develop or otherwise acquire the same or substantially equivalent technologies or otherwise gain access to our proprietary technology or disclose this technology. It is difficult to protect rights to unpatented proprietary technology. Third parties may obtain patent rights to these unpatented trade secrets, which patent rights could be used to assert infringement claims against us. We also rely on confidentiality agreements with our collaborators, employees, advisors, vendors, and consultants to protect our proprietary technology. These agreements may be breached, we may not have adequate remedies for any breach and our trade secrets may otherwise become known or be independently developed by competitors. In addition, our agreements with employees and consultants require disclosure of ideas, developments, discoveries, or inventions conceived during employment or consulting, as the case may be, and assignment to us of proprietary rights to such matters related to our business and technology. The extent to which efforts by others will result in patents, and the effect on us of the issuance of such patents, is unknown.

WE EXPECT TO ENCOUNTER RAPID TECHNOLOGICAL CHANGE AND SIGNIFICANT COMPETITION.

The medical device market in which we compete is characterized by intensive development efforts and rapidly advancing technology.  Our future success will depend, in large part, upon our ability to anticipate and keep pace with advancing technology and competing innovations.  We may not be successful in identifying, developing, and marketing new products or enhancing our existing products. We believe that a number of large companies, with significantly greater financial, manufacturing, marketing, distribution, and technical resources and experience than ours, are focusing on the development of visualization products for minimally invasive microsurgery.

The medical equipment industry is highly competitive and competition is likely to intensify. Certain of our competitors have greater financial and technical resources, as well as production and marketing capabilities, than us. We cannot assure you that these competitors will not succeed in developing technologies and products that are more effective, easier to use, or less expensive than those that we currently offer or that are currently being developed by us or that would render our technology and products obsolete and noncompetitive. In addition, some of our competitors have significantly greater experience than we have in conducting clinical investigations of new products and in obtaining FDA and other regulatory clearances and approvals of products. Accordingly, these competitors may succeed in developing and obtaining regulatory approvals for such products more rapidly than us.

NEW PRODUCT DEVELOPMENT IN THE MEDICAL DEVICE INDUSTRY IS BOTH COSTLY AND LABOR INTENSIVE WITH VERY LOW SUCCESS RATES FOR SUCCESSFUL COMMERCIALIZATION.

Our long-term success is dependent in part on the design, development, and commercialization of new products in the medical device industry. The product development process is time-consuming and costly, and there can be no assurance that product development will be successfully completed, that necessary regulatory clearances or approvals will be granted by the FDA on a timely basis, or at all, or that the potential products will achieve market acceptance. Failure to develop, obtain necessary regulatory clearances or approvals for, or successfully market potential new products could have a material adverse effect on our financial condition and the results of our operations. If we are not successful in developing enhancements or new generations of products, we may not be able to recover the costs of these investments or may incur significant losses. If we are not able to develop new products that meet the needs of our markets, our competitive position in this industry may be diminished and our relationships with our customers may be impaired.

OUR PROFITABILITY IS DIRECTLY RELATED TO THE LEVEL OF REIMBURSEMENTS FOR SURGICAL PROCEDURES USING THE OFFERED PRODUCTS.

Our profitability will be directly related to the level of payments for the surgical procedures in which our products will be involved, either by Medicare or private insurance companies.  We could be adversely affected by changes in payment policies of government or private health care payors, particularly to the extent that any such changes affect payment for the procedure in which our products are intended to be used.  It is a continuing trend in U.S. health care for such payments to be under continual scrutiny and downward pressure.  We believe that reimbursement in the future will be subject to increased restrictions, both in the United States and in foreign markets and that the overall escalating cost of medical products and services has led to, and will continue to lead to, increased pressures on the health care industry, both foreign and domestic, to reduce the cost of products and services, including products that we offer.

We expect that our products typically will be used by hospitals and surgical centers, which bill various third-party payors, such as governmental programs and private insurance plans, for the health care services provided to their patients.  Third-party payors carefully review and increasingly challenge the prices charged for medical products and services or negotiate a flat rate fee in advance.  Payment rates from private companies also vary depending on the procedure performed, the third-party payor, the insurance plan, and other factors.  Medicare compensates hospitals at a predetermined fixed amount for the costs associated with an in-patient hospitalization based on the patient’s discharge diagnosis and it compensates physicians at a pre-determined, fixed amount based upon the procedure performed, regardless of the actual costs incurred by the hospital or physician in furnishing the care and unrelated to the specific devices or systems used in that procedure.  Medicare and other third-party payors are increasingly scrutinizing whether to cover new products and the level of payment for new procedures.  The flat fee reimbursement trend is causing hospitals to control costs strictly in the context of a managed care system in which health care providers contract to provide comprehensive health care for a fixed cost per person.  We are unable to predict what changes will be made in the reimbursement methods utilized by such third-party payors.

If we obtain the necessary foreign regulatory registrations or approvals, market acceptance of our products in international markets would be dependent, in part, upon the acceptance by the prevailing health care financing system in each country.  Health care financing systems in international markets vary significantly by country and include both government sponsored health care programs and private insurance.  We cannot assure you that these financing systems will endorse the use of our products.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS AND HAVE LIMITED INSURANCE COVERAGE.

By engaging in the medical devices business, we face an inherent and significant business risk of exposure to product liability claims in the event that the use of our products results in personal injury or death.  Also, in the event that any of our products proves to be defective, we may be required to recall or redesign such products. We will need to maintain adequate product liability insurance coverage.  If we are able to maintain insurance, of which there can be no assurance, our coverage limits may not be adequate to protect us from any liabilities we might incur in connection with the development, manufacture, and sale of our products.  Product liability insurance is expensive and in the future may not be available to us on acceptable terms, if at all.  A successful product liability claim or series of claims brought against us in excess of our insurance coverage or a product recall would negatively impact our business. We have not faced a product liability claim since we commenced operations in the medical device business.

WE ARE DEPENDENT UPON A SMALL NUMBER OF CUSTOMERS FOR A LARGE PORTION OF OUR NET SALES, AND A DECLINE IN SALES COULD MATERIALLY, ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

A small number of customers are responsible for a significant portion of our net sales. Three customers accounted for 45% of our sales for the year ended December 31, 2006. Our principal customers may not continue to purchase products from us at past levels, and we expect a significant portion of our net sales will continue to be generated by a small number of customers. Our customer concentration could increase or decrease depending on future customer requirements, which will depend in large part on market conditions in the industry segments in which our customers participate. The loss of one or more major customers, or a decline in sales to our major customers, could significantly harm our business and results of operations. If our major customers were to become insolvent or were otherwise unable to pay for our products, our business, prospects, financial condition, and results of operations will be materially and adversely affected.

Risks Relating To Our Current Financing Arrangement

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR SERIES B PREFERRED STOCK, SECURED CONVERTIBLE DEBENTURES AND WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

As of July 31, 2007, we had 69,456,675 shares of common stock issued and outstanding, 7,793 shares of Series B Preferred Stock outstanding that may be converted into an estimated 43,294,444 shares of common stock, $7,976,533 of convertible debentures outstanding that may be converted into 44,314,072 shares of our common stock and outstanding Warrants (including Warrants issued to our previous convertible note holders) to purchase 53,851,473 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the Series B Preferred Stock and convertible debentures may increase under certain circumstances. Upon the registration of the shares underlying the Series B Preferred Stock and the outstanding warrants, the shares may be resold without restriction. The sale of these shares may adversely affect the market price of our common stock.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE SERIES B PREFERRED STOCK AND CONVERTIBLE DEBENTURES AND THE EXERCISE OF OUTSTANDING WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

The issuance of shares upon conversion of the Series B Preferred Stock and Convertible Debentures and the exercise of Warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders have certain restrictions from converting their Series B Preferred Stock and/or exercising their warrants if such conversion or exercise would cause them to individually own more than 4.99% of our outstanding common stock, this restriction does not prevent such holders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, such holders could sell more than this limit while never holding more than this limit.

Risks Relating To Our Common Stock

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD, WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13 to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely, adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

OUR COMMON STOCK IS SUBJECT TO THE “PENNY STOCK” RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 15g-9, which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

THE LIMITED PUBLIC MARKET FOR OUR SECURITIES MAY ADVERSELY EFFECT YOUR ABILITY TO LIQUIDATE YOUR INVESTMENT

Although our common stock is currently quoted on the OTC Bulletin Board (OTCBB), there is limited trading activity. We can give no assurance that an active market will develop, or if developed, that it will be sustained. If you acquire shares of our common stock, you may not be able to liquidate your investment in such shares should you need or desire to do so.

FAILURE TO ACHIEVE AND MAINTAIN EFFECTIVE INTERNAL CONTROLS IN ACCORDANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT COULD LEAD TO LOSS OF INVESTOR CONFIDENCE IN OUR REPORTED FINANCIAL INFORMATION.

Pursuant to current rules related to Section 404 of the Sarbanes-Oxley Act of 2002(“Section 404”), beginning with our Annual Report on Form 10-KSB for the fiscal year ending December 31, 2007, we will be required to furnish a report by our management on our internal control over financial reporting.

In order to achieve compliance with Section 404 of the Act within the prescribed period, we will need to engage in a process to document and evaluate our internal control over financial reporting, which will be both costly and challenging. In this regard, management will need to dedicate internal resources, engage outside consultants and adopt a detailed work plan.

During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we are unable to comply with Section 404 requirements on a timely basis, or if we cannot provide reliable financial reports or prevent fraud, then our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. In some cases, you can identify forward-looking statements by words such as “may,” “should,” “expect,” “plan,” “could,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “goal,” “continue,” or similar terminology.

In addition, these forward-looking statements include, but are not limited to, statements regarding:

•	implementing our business strategy;

•	marketing and commercialization of our products;

•	pricing for our products;

•	plans for future products and services and for enhancements of existing products and services;

•	our intellectual property;

•	our estimates of future revenue and profitability;

•	our estimates or expectations of continued losses;

•	our expectations regarding future expenses, including research and development, sales and marketing, and general and administrative expenses;

•	our analysis of the market, market opportunities, and customer demand;

•	difficulty or inability to raise additional financing, if needed, on terms acceptable to us;

•	our estimates regarding our capital requirements and our needs for additional financing;

•	attracting and retaining customers and employees;

•	rapid technological changes in our industry and relevant markets;

•	sources of revenue and anticipated revenue;

•	plans for future acquisitions; and

•	competition in our market.

These statements are only predictions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not required to, and do not intend to, update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus might not occur. Actual results, levels of activity, performance, achievements, and events may vary significantly from those implied by the forward-looking statements. A description of risks that could cause our results to vary appears under the heading “Risk Factors” in the annual and quarterly reports incorporated by reference into this prospectus, and elsewhere in this prospectus.

In this prospectus, we refer to information regarding our potential markets and other industry data. We believe that we have obtained this information from reliable sources that customarily are relied upon by companies in our industry, but we have not independently verified any of this information.

Unless we are required to do so under either U.S. federal securities or other applicable laws, we do not intend to update or revise any forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we may receive the sale price of any common stock we sell to the selling stockholders in the event that any warrants held by the selling stockholders are exercised. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

DILUTION

We are not selling any common stock in this offering. As such, there is no dilution resulting from the common stock to be sold in this offering.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC “Bulletin Board” under the symbol “VKSY.” During the last two years, there has been only limited trading in our common stock. The prices reported below reflect inter-dealer prices and are without adjustments for retail markups, markdowns, or commissions, and may not necessarily represent actual transactions.

	High Bid	Low Bid
Fiscal Year Ended December 31, 2005

First Quarter	$0.80	$0.55
Second Quarter	0.70	0.38
Third Quarter	0.65	0.38
Fourth Quarter	0.50	0.36

Fiscal Year Ended December 31, 2006

First Quarter	$0.51	$0.30
Second Quarter	0.55	0.25
Third Quarter	0.50	0.25
Fourth Quarter	0.30	0.07

Fiscal Year Ended December 31, 2007

First Quarter	$0.35	$0.17
Second Quarter	$0.23	$0.15
Third Quarter (Through July 31, 2007)	$0.24	$0.165

Holders of Common Equity

Our Common Stock is issued in registered form and the following information is taken from the records of our transfer agent, Fidelity Stock Transfer located in Salt Lake City, UT. As of July 31, 2007, we had 121 common shareholders of record and 69,456,675 shares of common stock outstanding. The number of shareholders of record does not include an unknown number of persons who hold shares through brokers and dealers in street name and who are not listed on our shareholder records.

Dividends

We have accumulated and unpaid preferred stock dividends at March 31, 2007 in the amount of $552,329. We have initiated discussions with our Series B preferred shareholders and may pay the accrued dividends and future dividends in stock. Otherwise, we plan to pay these dividends in 2007 and continue to pay approximately $161,000 in preferred dividends on a quarterly basis unless the preferred stockholders convert the stock to common shares.

We have not paid any cash dividends on our common shares since our inception and do not anticipate or contemplate paying dividends in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND PLAN OF OPERATION

The following discussion of our financial condition and results of operations should be read in conjunction with our Financial Statements and Notes thereto, and the other financial information included elsewhere in this prospectus. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains descriptions of our expectations regarding future trends affecting our business. These forward-looking statements, and other forward-looking statements made elsewhere in this document, are made in reliance upon safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following discussion sets forth certain factors that we believe could cause actual results to differ materially from those contemplated by the forward-looking statements.

Overview

Viking Systems provides high performance 3-D endoscopic vision systems to hospitals for minimally invasive surgery along with high performance 2-D systems and components to OEM customers. We intend to develop a portfolio of targeted medical technologies and services that serve the current and emerging needs of the digital healthcare network. Our focus is to deliver integrated information, visualization, and control solutions to the surgical team, enhancing their capability and performance in minimally invasive surgery (MIS) and complex surgical procedures.

Liquidity and Capital Resources

We have financed our operations principally through private sales of equity securities and convertible notes. From January 1, 2004 through March 31, 2007, we have raised net proceeds of $8,150,000 through the sale of common and preferred stock in private placements, and approximately $11,000,000 through the issuance of convertible promissory debentures. Subsequently, in July 2007 we sold an additional $2.6 million of convertible promissory debentures in a private transaction. As of March 31, 2007, we had cash and cash equivalents of $2,577,156 compared to $440,465 as of December 31, 2006. We incurred operating losses in 2007 and 2006, and at March 31, 2007, had an accumulated deficit of approximately $22,935.000.

We anticipate that we will have adequate cash resources to fund our operations approximately through September 2007. We will need to raise additional funds through issuance of debt or the sale of additional equity securities to maintain sufficient operating capital. Thereafter, our liquidity and capital requirements will depend upon numerous other factors, including the following:

•	The extent to which our products and services gain market acceptance;
•	The progress and scope of product evaluations;
•	The timing and costs of filing future regulatory submissions;
•	The timing and costs required to receive both domestic and international governmental approvals;
•	The timing and costs of acquisitions and product and services introductions;
•	The extent of our ongoing research and development programs;
•	The costs of sponsorship training of physicians to become proficient in the use of our products and procedures; and
•	The costs of developing marketing and distribution capabilities.

If we are unable to raise such funds we may be required to reduce operations, reduce or discontinue further research and development, and/or reduce or eliminate further acquisition activities. Additionally, increases in expenses or delays in product development or failure to achieve our sales projections may adversely impact our cash position and may require cost reductions or require the Company to seek additional financing. There can be no assurance that such financing will be available on acceptable terms, or at all. We do not have any arrangements with any bank or financial institution to secure additional financing and there can be no assurance that any such arrangement, if required or otherwise sought, would be available on terms deemed to be commercially acceptable and in our best interests.

The transaction documents relating to both the Preferred Stock transaction and the Convertible Debenture transaction are complex, subject us to numerous requirements and provide the investors with numerous rights, including, but not limited to, liquidated damages rights, default rights, rights to accelerate required payments and required repurchase rights. We have been in default in certain provisions of the transaction Documents for both transactions. Some of these defaults were related to our obligations to register underlying securities. We have received some waiver of some of the defaults in the past, but there can be no assurance that we have received waivers for all of such defaults or that we will receive waivers for any future defaults. If the investors in the Preferred Stock transaction and the Convertible Debenture transaction were to declare a default and demand repayment or exercise other rights, there can be no assurance that we would be able to continue with our business operations. In such event, our shareholders would likely suffer a complete loss of their investment. If our preferred stockholders or debenture holders were to demand repayment due to a breach of our obligations, it is unlikely we would be able to do so. This could result in a severe adverse consequence to Viking and its shareholders. All of the assets of Viking have been pledged to secure our obligations to the convertible debenture holders. If they were to foreclose on these assets, we would not be able to continue with our operations.

In March of 2006, Viking Systems’ issued a $200,000 note payable to our President and CEO, who is also a significant shareholder, and in April 2006 we received $250,000 from the issuance of a short term convertible note payable. These loans were secured for the purpose of bridging our cash position until the completion of the Series B Preferred equity financing in May 2006.

In May, 2006 the Company issued 8,000 shares of Series B Preferred stock for gross proceeds of $8,000,000, and incurred approximately $436,143 in issuance costs, which are recorded as a discount to the carrying value of the Series B Preferred. Proceeds from the sale of Series B Preferred consisted of $7,250,000 in cash and the conversion of $750,000 of convertible notes.

During December 2006, we issued a $350,000 promissory note to one of our investors and in January 2007, we issued a $300,000 promissory note to our CEO who is also a significant shareholder and Director. The promissory notes were converted into the Debentures issued in February 2007 described below.

Net cash used in operating activities was $2,777,833 and $666,130 during the three months ended March 31, 2007 and 2006, respectively. The increase in net cash used in operating activities during 2007 compared to 2006 was attributable primarily to the operating loss of $1,643,734, an investment in inventories, increase in accounts receivable due to higher sales, and the increased operating expenses associated with expanding the Company’s business activities.

Net cash used in operating activities was approximately $6,276,000 and $5,137,000, for the years ended December 31, 2006 and 2005, respectively. The increase in net cash used in operating activities during 2006 compared to 2005 was attributable primarily to the increased net loss in 2006, which resulted in part due to increased operating expenses associated with expanding the Company’s business activities. The increase in operating expenses during 2006 compared to 2005 was attributable primarily to an increase of approximately $1,600,000 in selling and marketing expenditures, increased general and administrative expenditures of approximately $1,000,000, and an increase in research and development expenditures of approximately $589,000. Increases in use of cash in 2006 for the purposes of accounts receivables, inventories and other assets were offset by decreases in the use of cash for the benefit of accounts payables, accrued expenses and deferred revenue.

Net cash used in investing activities was $3,482 and $35,266 during the three months ended March 31, 2007 and 2006, respectively. The higher level of cash used in investing activities in 2006 was attributable to purchases of demonstration equipment of our 3Di product line in support of our sales and marketing efforts. Net cash used in investing activities was approximately $911,000 and $371,000 in 2006 and 2005, respectively. The 2006 total reflects approximately $190,000 increase over 2005 for purchases of property and equipment and the purchase of certain intangible asset in 2006 for $350,000.

Cash flow provided by financing activities was $4,918,006 and $358,705 during the three months ended March 31, 2007 and 2006, respectively. The cash flows from financing activities in the three months ended March 31, 2007 consisted of $4,927,848 in net proceeds from related party and convertible debentures, offset by $9,842 in repayments of capital lease obligations. On February 24, 2007, the Company closed upon the sale of $5,376,533 of its Secured Convertible Debentures (the “Debentures”) pursuant to a Securities Purchase Agreement and related agreements (the “Transaction Documents”), among (i) Viking and 13 purchasers (collectively, the “Debenture Investors”). As of February 24, 2007 a total of $5,376,533 of Debentures had been sold to 13 Debenture Investors. Viking may issue additional Debentures. In the three months ended March 31, 2006, cash provided by financing activities consisted of $158,705 in short term bank borrowings and $200,000 in proceeds from related party notes. In the three months ended March 31, 2006, Viking had an agreement with a bank through which the bank advanced funds to Viking Systems equal to 80% of receivables resulting from sales by Viking Systems up to a maximum of $400,000. Funds advanced accrued interest at prime plus 3.5%. The agreement originally expired on September 14, 2006 and was extended until it was cancelled by the Company upon the completion of the February 2007 convertible Debenture financing.

Cash flows provided by financing activities were approximately $7,192,000 and $5,803,000 in 2006 and 2005, respectively. The cash flows from financing activities in 2006 were due mainly to the $7,250,000 proceeds from the preferred stock issuance, less offering costs of $436,000. The cash flows from financing activities in 2005 were primarily attributable to net proceeds from a private placement of convertible debt of approximately $5,651,000 and short term bank borrowings of approximately $152,000. In January 2005 we obtained a $200,000 line of credit from Silicon Valley Bank, and at December 31, 2005 we had borrowed $200,000 against that line.

During December 2006, we issued a $350,000 promissory note to one of our investors and in January 2007, we issued a $300,000 promissory note to our President who is also our CEO and Chairman of the board of directors. The promissory notes were converted into convertible debentures in connection with the convertible debenture financing completed in February 2007.

During 2005, Viking issued Convertible Promissory Notes (“Notes”) to certain accredited investors. Each of these investors was also issued a warrant to purchase shares of Viking common stock. In May 2006, each of the Note holders converted their Notes into shares of Viking common stock. In April 2006, Viking agreed to file, prior to June 21, 2006, a registration statement covering the shares of common stock issued upon the conversion of the Notes and shares of common stock underlying the warrants of these former Note holders. As a result of the required terms of the Series B Preferred Stock transaction in 2006, we were unable to include the securities of the former Note holders in the first registration statement. During August 2006, we agreed to pay a delay fee to the note purchasers at the rate of one percent per month to those former Note holders who elect to receive a fee. The delay fee began on June 21, 2006 and terminates on the date the Securities and Exchange Commission declares effective a registration statement covering the securities of the Note purchasers. Given the former Note holders who have waived the fee to date, we expect the aggregate monthly delay fee to be approximately $36,000. We are unable to predict when the delay fee will terminate. Through March 31, 2007, the cumulative accrued delay fee totaled $300,300.

Results of Operations

Year ended December 31, 2006 Compared to December 31, 2005

Viking Systems had product sales from operations of approximately $5,617,000 for the year ended December 31, 2006 and of approximately $3,835,000 for the year ended December 31, 2005, representing an increase of approximately $1,782,000. The increase in revenues during 2006 was due to increased sales in both 3Di and OEM products and service. Sales to individual customers exceeding 10% or more of revenues in the year ended December 31, 2006 were to three customers who accounted for 21%, 13% and 11% of revenues, respectively.

Gross margins were approximately $1,705,000 or 30% for the year ended December 31, 2006 and $905,000 or 24% for the year ended December 31, 2005, representing an increase of approximately $800,000. The increase in the 2006 gross margin and percentage over 2005 was due to increased sales and a mix of higher margin product revenues. Under the Technology Transfer and Settlement Agreement between Viking and IVOW, we purchased patents and prepaid the royalties for licensed technology for a discount which improved gross margin.

We incurred operating expenses of approximately $8,542,000 for the year ended December 31, 2006 and approximately $5,381,000 for the year ended December 31, 2005, representing an increase of approximately $3,161,000. The increase in operating expenses corresponds to the continued efforts to develop market awareness of our products, build a sales organization, and to continue our research and development efforts to maintain and develop other products.

General and administrative expenses were approximately $2,485,000 for the year ended December 31, 2006 and approximately $1,528,000 for the year ended December 31, 2005, representing an increase of approximately $957,000. The increase in general and administrative expense in 2006 was due to increased payroll for additional employees and approximately $368,000 in incremental stock-based compensation expense associated with the adoption of Statement of Financial Accounting Standards No. 123(Revised 2004), Share-based Payment.

Sales and marketing expenses were approximately $4,545,000 for the year ended December 31, 2006 and $2,930,000 for the year ended December 31, 2005, representing an increase of approximately $1,615,000. Viking Systems continued to add employees in 2006, resulting in nearly a $1,112,000 increase in sales and marketing salaries, commissions, deferred compensation and payroll related costs. Sales and marketing travel, entertainment and transportation expense was up approximately $192,000, repairs, maintenance and facility costs were up about $71,000 and depreciation of trade show and demonstration equipment increased over $109,000 in 2006 due to the increase pool of that equipment. Telephone, tradeshows and sales meeting expense increased by approximately $190,000. Public relations, clinical advisor fees and other marketing and promotional cost decreased during 2006 by approximately $92,000.

We had research and development expenses of approximately $1,512,000 for the year ended December 31, 2006 and $922,000 for the year ended December 31, 2005, representing an increase of approximately $590,000. Research and development expenses increased as a result of an increased staff to work on the new OEM customer products as well as continuing development of the 3Di Digital Vision System and maintenance and enhancement of our 2D OEM camera products.

We had interest expenses of approximately $551,000 for the year ended December 31, 2006 and $281,000 for the year ended December 31, 2005. Interest expense related to the 2005 convertible notes amounted to approximately $271,000 and $281,000 for the years ended December 31, 2006 and 2005, respectively. During 2006, we also incurred approximately $227,000 in interest expense as a delay fee in connection with the Company’s failure to register certain common shares issued to noteholders who converted their shares in 2006.

We had interest income of $61,162 in 2006 resulting from the proceeds of our 2006 preferred stock financing being deposited in interest bearing accounts. In 2006, we also recorded a $4,975,824 gain on the extinguishment of debt as a result of the Company and the noteholders agreeing to modify certain terms of the convertible notes totaling $5,250,000. The gain on extinguishment of debt resulted from the difference between the deemed reacquisition value of the convertible notes on the date conversion terms were modified ($5,250,000) less the fair value of the modification of the warrants issued under new conversion terms ($274,176). We had no such income in the comparable periods in 2005.

We had non-cash expense from amortization of debt discount of approximately $8,481,000 for the year ended December 31, 2006 and approximately $2,773,000 for 2005. The increase of $5,708,000 is due primarily to the inclusion in 2006 of $5,250,000 in non-cash expense representing the deemed reacquisition value of convertible notes when their conversion terms were modified. In 2006, we also recorded a gain on the extinguishment of debt by approximately $4,976,000 and adjusted the fair value of all the Company’s warrants with the recognition of a non-cash derivative liability loss of $2,968,000 for the year ended December 31, 2006.

Viking Systems incurred net losses of approximately $8,704,000 for the year ended December 31, 2006 and $7,529,000 for the year ended December 31, 2005, representing a year-over-year increase in loss of approximately $1,175,000. The increase in net losses during 2006 was due to the significant cost to execute our business, including our sales and marketing plan. In 2006, we recorded liquidated damages of $840,000 in connection with certain shares underlying the Series B preferred securities that had not been registered pursuant to the terms of the registration rights agreement. In addition to the net loss, we recoded an accretion of Series B Preferred stock in the amount of $8,391,014, making the loss applicable to common shareholders approximately $ 17,095,000.

Three Months ended March 31, 2007 Compared to three months ended March 31, 2006

Sales. For the three months ended March 31, 2007, we had sales $1,925,245 compared to sales of $1,254,844 for the three months ended March 31, 2007. This represents an increase of $670,401 or 53%. Sales to individual customers exceeding 10% or more of revenues in the three months ended March 31, 2007 were to three customers who accounted for 20.3%, 17.3%, and 13% of revenues, respectively.

Gross Profit. We had gross profit of $545,030 or 28% of total revenues for the three months ended March 31, 2007 and gross profit of $364,967 or 29% of total revenues for the three months ended March 31, 2006, representing an increase of $180,063. The increase in gross profit dollars during the first quarter of 2007 was due to increased sales compared to the prior quarter.

Sales and Marketing Expenses. Selling and Marketing expenses were $1,144,773 for the three months ended March 31, 2007 and $874,368 for the three months ended March 31, 2006. Viking Systems continued to add employees in 2006, resulting in nearly a $230,000 increase in sales and marketing salaries, commissions, deferred compensation and payroll related costs in the first quarter of 2007 over 2006. Sales and marketing travel, entertainment and transportation expense was up approximately $52,000 and repairs, maintenance, telephone and facility costs and depreciation of trade show and demonstration equipment increased over $46,000 in the first quarter of 2007 over 2006. In addition, tradeshows, sales meeting and other marketing efforts increased by approximately $12,000 in 2007 over 2006. Recruitment fees decreased by approximately $58,000 in 2007 and operating supplies were lower by $12,000 in 2007 from 2006.

Research and Development Expenses. Research and Development expenses were $411,917 for the three months ended March 31, 2007 and $310,224 for the three months ended March 31, 2006. The year-over-year increase is due to the continued development of our 3Di product line as well as the development of OEM customer product lines for new customers. We expect that our research and development expenses will increase from current levels as we continue to develop, maintain and support our current products and introduce new products.

General and Administrative Expenses.  We had General and Administrative expenses of $632,074 for the three months ended March 31, 2007 and $529,190 for the three months ended March 31, 2006. We expect that our General and Administrative expenses will increase from their current levels as we implement and document internal controls in connection with our efforts to become compliant with requirements of Section 404 of The Sarbanes - Oxley Act of 2002 and expend resources on the implementation of a new ERP system. During the three months ended March 31, 2007 and 2006 we recorded $74,732 and $156,612, respectively, in incremental stock-based compensation expense associated with the adoption of Statement of Financial Accounting Standards No. 123(Revised 2004), Share-based Payment.

Other Income and Expenses. We had interest income of $15,409 for the three months ended March 31, 2007. We had no such income in the comparable periods in 2006. Interest income in 2007 resulted from the proceeds of our February 2007 convertible debenture financing being deposited in interest bearing accounts. We had non-cash amortization of debt discount expense for the three months ended March 31, 2007 of $139,014 and amortization of debt discount expense of $2,980,924 for the three months ended March 31, 2006. We also adjusted the fair value of all the Company’s warrants and derivative liabilities with the recognition of a non-cash derivative liability loss of $2,432,739 for the three months ended March 31, 2007.

Net Income (Loss). We had a net loss of $4,386,781 for the three months ended March 31, 2007 and a net loss of $4,475,104 for the three months ended March 31, 2006. We incurred significant costs operating our business, and implementing our sales and marketing plan.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Contractual Obligations and Commitments

The Company is obligated under an operating lease for the Westborough, MA facility, which was originally due to expire in October 2007 but was extended to September 30, 2010. Viking Systems is also obligated under an operating lease effective February 8, 2006 for office space in San Diego, CA, which expires January 31, 2008. On a combined basis under these leases, Viking Systems is committed to make payments totaling approximately $274,000, $170,000, $160,000 and $120,000 in 2007, 2008, 2009 and 2010, respectively.

In connection with the acquisition of the assets of Vista Medical Technology, Viking Systems entered into a license agreement for the intellectual property and product rights used in the operation of the business acquired. In exchange for this license grant, Viking Systems was required to pay Vista royalties of 5% of all original equipment manufacturer (OEM) sales and 10% of all sales of the 3Di System for a period of five (5) years beginning in April 2004. The license agreement required minimum royalties of $150,000 in year one, $300,000 in each of years two, three and four, and $375,000 in year five. The royalties payable by Viking Systems under the license agreement were capped at $4,500,000 in the aggregate, over the five-year period, and Vista would retain ownership of all intellectual property and product rights until these royalty obligations had been satisfied, at which time Vista would transfer ownership of such intellectual property and product rights to Viking Systems. In November 2006, Viking and IVOW, the new owners of Vista entered into a Technology Transfer and Settlement Agreement whereby IVOW would immediately transfer the ownership of the intellectual property and technology for a final payment of $500,000 that included $150,000 for accrued royalties and $350,000 for intellectual property. As of December 31, 2006 and December 31, 2005, Viking Systems had accrued royalties related to this agreement of approximately $0 and $75,000, respectively. During 2006 and 2005, Viking Systems paid royalties under this agreement of approximately $650,000 and $225,000, respectively.

Viking Systems has also entered into a royalty agreement with a supplier. The royalty agreement requires payments of 4% of sales that use the supplier’s product. As of December 31, 2006 and 2005, Viking Systems had accrued royalties related to this agreement of approximately $19,027 and $12,090, respectively. During 2006 and 2005, Viking Systems did not pay any royalties under this agreement.

Viking Systems has a License Agreement with McKinley Optics which originated as of April 15, 2004, wherein Viking has exclusive use of Mr. McKinley’s stereo imaging patents. Under this agreement, which expires on August 24, 2008, Viking Systems is committed to pay McKinley $54,000 per year in equal monthly payments. The McKinley patents have been licensed for potential new products and should the license agreement not be renewed, there will be no impact on Viking’s current business.

Viking had an agreement with a bank through which the bank was to advance funds to Viking Systems equal to 80% of receivables resulting from sales by Viking Systems up to a maximum of $400,000. Funds advanced accrued interest at prime plus 3.5%. Upon collection from the customer, the bank retained the funds advanced against the receivable being paid, plus the related accrued interest, and the remaining amount of the collection is remitted to Viking Systems. The agreement originally expired on September 14, 2006 and was extended until it was cancelled by the Company upon the completion of the February 2007 convertible debenture financing.

Viking had a Loan and Security Agreement, dated as of February 9, 2005 and renewed on September 13, 2005, with Silicon Valley bank, where Viking could borrow up to $200,000 against a Certificate of Deposit owned by Donald Tucker, a significant shareholder. This agreement expired on May 13, 2006.

During the first quarter of 2005, we raised $2,850,000 through the issuance of convertible notes (the “Notes”). During 2005, $600,000 of these Notes, and $400,000 of convertible notes issued during 2004 were converted to Viking Systems’ common stock at a conversion rate of $0.20 per share of common stock, and $500,000 was converted at a conversion rate of $.40 per share of common stock. From August to December 2005, we raised an additional $3,000,000 through the issuance of convertible notes that currently carry substantially identical terms.

During March 2006 Viking Systems received $200,000 through the issuance of a note payable to a major shareholder.

During the second quarter of 2006, we raised $250,000 through the issuance of a convertible note (the “Note”). The general terms of this financing are as follows:

Maturity Date of Notes	The earlier of May 31, 2006 or the closing of a subsequent equity financing.

Interest Rate of Notes	Ten percent per annum.

Loan Premium	$12,500, due at maturity.

Optional Conversion
At the sole option of the lender the note may be converted into either of the following: (i) shares of Viking’s common stock at the lower of $.20 per share or the effective price per share of the common stock provided for in the subsequent financing; or (ii) the preferred stock and other securities offered in a subsequent financing.

Warrants
Viking Systems is to issue lender the following Warrants: (i) a Warrant to purchase the greater of (i) 1,250,000 shares of Viking’s Common Stock and (ii) the principal amount of the loan ($250,000) divided by the effective price per share of common stock provided for in the Subsequent Financing exercisable at $.50 per share, subject to adjustment pursuant to the terms of the warrant. The warrant shall be for a term of five (5) years from the date hereof, and (ii) a warrant to purchase the greater of (i) 1,250,000 shares of Viking’s common stock and (ii) the principal amount of the loan ($250,000) divided by the effective price per share of common stock provided for in the Subsequent Financing exercisable at $.75 per share, subject to adjustment pursuant to the terms of such Warrant. The warrant shall be for a term of five (5) years from the date hereof.

Registration Rights
The common stock of Viking Systems issuable upon the conversion of the promissory note and the common stock issuable upon exercise of the warrants shall have registration rights that are substantially equivalent to the registration rights granted to investors in a subsequent financing.

In May, 2006 the Company issued the Series B Preferred for gross proceeds of $8,000,000, and incurred approximately $436,143 in issuance costs, which are recorded as a discount to the carrying value of the Series B Preferred. Proceeds from the sale of Series B Preferred consisted of $7,250,000 in cash and the conversion of $750,000 of convertible notes. Each share of Series B Preferred, par value $0.001 per share, with a stated value of $1,000 per share (“Stated Value”), is convertible, subject to adjustments, into approximately 5,555 shares of common stock and warrants to purchase an additional 2,778 shares of common stock at an initial price of $0.35 per share.

Following is a summary of the Series B Preferred stock rights, preferences and privileges:

Dividends
Holders of the Series B Preferred Stock (each a “Holder”) are entitled to receive cumulative dividends at the rate per share of (i) up to and including May 22, 2009, 8% per annum, (ii) from May 22, 2009 through and including May 22, 2010, 11% per annum, and (iii) after May 22, 2011, 14% per annum. Dividends shall be paid in cash or shares of Viking common stock, or a combination thereof, pursuant to the terms and conditions of the transaction documents. Dividends are payable on the first day following the end of each fiscal quarter of the Company. Dividends do not compound; provided, that if the Company fails to pay such dividends as required, then accrued but unpaid dividends shall bear an interest rate of eighteen percent (18%) per annum compounding daily. Under certain circumstances, if dividend payments have not been made, at the Holder’s option, unpaid dividends may be accreted to, and increase, the outstanding Stated Value.

Voting Rights	The holders of the Preferred Stock have no voting rights unless required under applicable state corporate law

Liquidation
Upon any liquidation, dissolution, or winding-up of Viking, whether voluntary or involuntary (a “Liquidation”), the Holders of Series B Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of Viking an amount equal to the stated value of the Series B Preferred Stock ($1,000 per share), plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon, for each share of Series B Preferred Stock before any distribution or payment shall be made to the holders of any junior securities, and if the assets of Viking shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series B Preferred Stock shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Conversion
The stated value of the shares of Preferred Stock is initially convertible into shares of Viking’s common stock at a price of $0.18 per share; however, the conversion price is subject to adjustment based upon certain conditions.  If all shares of Preferred Stock are converted into common stock at the initial conversion price, of which there can be no assurance, approximately 44,444,444 shares of common stock will be issued in such conversion. “Certain Price and Share Adjustments,” below, describes circumstances under which the Conversion Price may be modified.

Warrants
Viking Systems issued to Holder the following Warrants: warrants to purchase an additional 22,222,222 shares of common stock at an initial price of $0.35 per share. In connection with the issuance of the Debentures in February 2007, the Company adjusted the terms fo the warrants by reducing the exercise proce to $0.18 per share and the life of the warrants was extended from five to seven years.

Registration Rights
The Company and the Holders entered into a “Registration Rights Agreement” on May 22, 2006. Among other things, the Company was obligated to file a registration statement on Form SB-2 and cause such registration statement to become effective within 90 days (or 120 days in the event of a “full review” by the Securities and Exchange Commission). The agreement provides for liquidated damages by the Company to the Holders if the Company is unable to complete the registration, or subsequent registrations, or maintain such effectiveness.

As of December 31, 2006 certain shares underlying the Series B preferred securities had not been registered pursuant to the terms of the Registration Rights Agreement, The Purchasers of Series B Preferred shares agreed to waive the registration requirements of the Registration Rights Agreement and each Purchaser agreed to accept, and the Company agreed to issue to the Purchasers, an aggregate of 4,000,000 shares of Common Stock (“Liquidated Damage Shares”) in lieu of cash liquidated damages under the Registration Rights Agreement as to the Unregistered Shares. Pursuant to the terms of the Consent, Waiver and Amendment Agreement with the Series B preferred shareholders, 4,000,000 Liquidated Damage Shares were issued in February 2007. At December 31, 2006 the Company accrued $840,000 in expense related to the liquidated damages.

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Certain Price and Share Adjustments
a)  Stock Dividends and Stock Splits. If Viking (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock on shares of common stock or any other common stock equivalents; (B) subdivides outstanding shares of common stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the common stock, any shares of capital stock of Viking, then the conversion price shall be adjusted accordingly.

b)  Subsequent Equity Sales. If Viking sells or grants any option to purchase or sells or grants any right to reprice its securities, or otherwise disposes of or issues any common stock or common stock equivalents entitling any person to acquire shares of common stock at an effective price per share that is lower than the then conversion price of the Series B Preferred Stock (such lower price, the “Base Conversion Price” and such issuances collectively, a “Dilutive Issuance”), then the conversion price shall be reduced, by multiplying the conversion price by a fraction, the numerator of which is the number of shares of common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of common stock that the actual cash offering price for such Dilutive Issuance would purchase at the then Exercise Price, and the denominator of which shall be the sum of the number of shares of common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of common stock so issued or issuable in connection with the Dilutive Issuance, but in no event shall such adjustment reduce the Conversion Price to less than $0.05.

c)  Subsequent Rights Offerings. If Viking shall issue rights, options, or warrants to all holders of common stock entitling them to subscribe for or purchase shares of common stock at a price per share that is lower than the effective value weighted average price (“VWAP”), then the conversion price shall be multiplied by a fraction of which the denominator shall be the number of shares of the common stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of common stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the common stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming delivery to Viking in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

Redemptions. Subject to certain conditions, the Company, at any time after the four year anniversary of the date that the Company’s registration statement covering the shares of common stock issuable upon conversion of the Preferred Stock is declared effective by the Securities and Exchange Commission, may redeem shares of Preferred Stock at the Stated Value plus any accrued and unpaid dividends and any other amounts due in respect of the Preferred Stock.

Pursuant to the terms and conditions of the transaction documents, upon the occurrence of certain events (each a “Triggering Event”), each Holder has the right to require the Company to redeem Preferred Stock for cash or for shares of Viking common stock. Depending upon the nature of the Triggering Event the Holder would:

(1)  receive in cash for each share of Preferred Stock, the sum of (i) the greater of (A) 130% of the Stated Value or (B) the product of (a) the VWAP on the Trading Day immediately preceding the date of the Triggering Event and (b) the Stated Value divided by the then Conversion Price, (ii) all accrued but unpaid dividends thereon and (iii) all liquidated damages and other costs, expenses or amounts due in respect of the Preferred Stock, or

(2)  either (a) redeem all of the Preferred Stock then held by such Holder for a redemption price, in shares of Common Stock, equal to a number of shares of Common Stock equal to the sum of (i) the greater of (A) 130% of the Stated Value or (B) the product of (a) the VWAP on the Trading Day immediately preceding the date of the Triggering Event and (b) the Stated Value divided by the then Conversion Price, (ii) all accrued but unpaid dividends thereon and (iii) all liquidated damages and other costs, expenses or amounts due in respect of the Preferred Stock divided by 75% of the average of the 10 VWAPs immediately prior to the date of election to redeem Preferred Stock for common stock, or (b) increase the dividend rate on all of the outstanding Preferred Stock held by such Holder to 18% per annum thereafter.

On February 24, 2007, Viking Systems, Inc. (“Viking”) closed upon the sale of $5,376,533 of its Secured Convertible Debentures (the “Debentures”) pursuant to a Securities Purchase Agreement and related agreements (the “Transaction Documents”), among (i) Viking and 13 purchasers (collectively, the “Debenture Investors”). As of February 24, 2007, a total of $5,376,533 of Debentures had been sold to 13 Debenture Investors. Viking may issue additional Debentures. The general terms of this financing are as follows:

Maturity Date of Notes	Two years from the date of issuance and may be accelerated by Investor upon default by Viking.

Interest Rate of Notes	Eight percent per annum, payable quarterly and subject to certain conditions, Viking may pay interest by issuing the holders of the Debentures shares of Viking common stock.

Security	The Notes are secured by all of the assets of Viking.

Optional Conversion by Debenture Investors
Conversion. The Debentures may, at the option of the Debenture Investors, be converted into shares of Viking common stock at the price of $0.18 per share. In the event Viking does not achieve certain operation milestones (described in the Debentures Warrants) during the first three quarters of 2007, the conversion price will be reduced to $0.12 per share. The conversion price is also subject to downward adjustment, upon certain conditions pursuant to the terms of Security Purchase Agreement, the Debentures and other Transaction Documents.

Optional Redemption by Viking
Viking may not prepay the debentures but it may redeem some or all of the Debentures if certain conditions (“Equity Conditions”) are met. The Optional Redemption Amount (as defined in the Transaction Documents) equals 120% of the principal amount of the Debentures redeemed if the redemption occurs prior to the first anniversary date of the issuance of the Debentures, and 140% of the principal amount of the Debentures redeemed if the redemption occurs after the first anniversary date of the issuance of the Debentures but prior to the second anniversary date of issuance.

Warrants
As additional consideration for the Debenture Investors purchasing the Debentures, Viking has issued the Debenture Investors Warrants to purchase shares of Viking common stock at the price of $0.18 per share. In the event Viking does not achieve certain operation milestones (described in the Warrants and the Debentures) during the first three quarters of 2007, the exercise price will be reduced to $0.12 per share. The exercise price is also subject to downward adjustment, upon certain conditions pursuant to the terms of Security Purchase Agreement, the Warrant and other Transaction Documents. The Warrants are exercisable for a period of seven years from the date of issuance. The Warrants provide that each Investor is issued to purchase that number of shares of common stock of Viking that equals 50% of the number of shares issuable upon conversion of the Debentures. Assuming $6,000,000 of Debentures are sold, and assuming the Debentures are convertible into 33,333,333 shares of Viking common stock, the warrants will entitle the holders to purchase an aggregate of approximately 16,666,667 shares of Viking common stock. Assuming $6,000,000 of Debentures are sold, and assuming the Debentures are convertible into 50,000,000 shares of Viking common stock, the warrants will entitle the holders to purchase an aggregate of approximately 25,000,000 shares of Viking common stock.

Registration Rights
Viking was required to file, on or before April 2, 2007, a registration statement for some of the securities underlying the Debentures and Warrants but has not done so. As a result we are required to pay liquidated damages to the Holders. Such liquidated damages amount to 2% per month but will not exceed 18% of the face amount of the Debentures. In addition to the liquidated damages, the Holders have the right to accelerate the payment date of the Debentures. Viking has received no right demands to accelerate repayment of the Debentures.

Additional
Pursuant to the Securities Purchase Agreement, the Holders were granted certain rights to participate in subsequent financings by Viking. In July 2007, the Debenture Holders agreed to receive the quarterly interest payment due July 1, 2007 and certain liquidated damages and related interest in the Company’s common stock.

On July 31, 2007 the Company issued $2.6 million of convertible debentures. These debentures were issued with the same terms and conditions, including without limitation maturity date, interest rate, security, conversion price and warrant coverage, as the Debentures issued in February 2007. As a result, the total Debentures increased from $5.4 million to $8.0 million.

Plan of Operation

Our current business plan is described in “Business of Viking Systems” on page 41.

Critical Accounting Policies

This Management’s Discussion and Analysis of Financial Condition and Results of Operations discuss Viking Systems’ financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.

The preparation of our financial statements requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and assumptions, including those related to inventory, income taxes, long lived asset valuation, revenue recognition and stock based compensation. Management bases its estimates and judgments on historical experience of the operations and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies, among others, will affect its more significant judgments and estimates used in the preparation of our Consolidated Financial Statements.

Inventory. Parts and supplies inventories are stated at the lower of cost or market. Cost is determined using the standard cost method. Work-in-process and finished goods are stated at the lower of the accumulated manufacturing costs or market. Viking Systems reduces the stated value of its inventory for obsolescence or impairment in an amount equal to the difference between the cost of the inventory and the estimated market value, based upon assumptions about future demand and market conditions. If actual future demand or market conditions are less favorable than those projected by management, additional reductions in stated value may be required.

Income Taxes. In determining the carrying value of Viking Systems’ net deferred tax assets, Viking Systems must assess the likelihood of sufficient future taxable income in certain tax jurisdictions, based on estimates and assumptions, to realize the benefit of these assets. If these estimates and assumptions change in the future, Viking Systems may record a reduction in the valuation allowance, resulting in an income tax benefit in Viking Systems’ statements of operations. Management evaluates the realizability of the deferred tax assets and assesses the valuation allowance quarterly.

Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board ("FASB") Interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109. The implementation of FIN 48 had no impact on the Company's financial statements.

The Company is primarily subject to U.S. federal and state income tax. Tax years subsequent to December 31, 2003 remain open to examination by U.S. federal and state tax authorities. In addition, the Company's policy is to recognize interest and penalties related to income tax matters in income tax expense. As of January 1 and March 31, 2007, the Company had no accruals for interest or penalties related to income tax matters.

Amortization and Impairment of Long Lived Assets. Long lived assets, such as property, equipment and intangible assets are recorded at historical cost. We amortize our intangible assets using the straight-line method over their estimated useful lives, usually two to five years. We review intangible assets subject to amortization periodically to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in the remaining useful life. Conditions that would indicate impairment and trigger a more frequent impairment assessment include, but are not limited to a significant adverse change in the legal factors or business climate that could affect the value of an asset, or an adverse action or assessment by a regulator. If the carrying amount of an asset exceeds its estimated fair value, an impairment charge is recognized for the amount by which the carrying amount exceeds the estimated fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less the estimated costs to sell. In addition, depreciation of the asset ceases. During the years ended December 31, 2006 and 2005, no impairment of long-lived assets was recorded.

Revenue Recognition. Our revenues are derived from the sale of surgical visualization technology products to end users, distributors and original equipment manufacturers. Revenue from the sale of products is recognized when a purchase order has been received, the product has been shipped, the selling price is fixed or determinable, and collection is reasonably assured and when both title and risk of loss transfer to the customer, provided that no significant obligations remain. If installation is included as part of the contract, revenue is not recognized until installation has occurred, or until any remaining installation obligation is deemed to be perfunctory. Shipping and handling costs are included in cost of sales.

For the sale of products and services as part of a multiple-element arrangement, we allocate revenue from multiple-element arrangements to the elements based on the relative fair value of each element. The allocation of fair value for a multiple-element arrangement is based on vendor specific objective evidence (“VSOE”) or in absence of VSOE for delivered elements, the residual method. In the absence of VSOE for undelivered elements, revenue is deferred and subsequently recognized over the term of the arrangement. For sales of extended warranties with a separate contract price, Viking defers revenue equal to the separately stated price. Revenue associated with undelivered elements is deferred and recorded when delivery occurs.

Stock-Based Compensation. On January 1, 2006 the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), “Share Based Payment,” (“SFAS 123R”), using the modified prospective method. In accordance with SFAS 123R, the Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period. The Company determines the grant-date fair value of employee share options using the Black-Scholes option-pricing model.

Valuation of Derivative Liabilities. At each subsequent balance sheet date, the fair value of all warrants and other derivative liabilities are remeasured, and any changes in the fair value are recorded as a gain or loss on derivatives in the statement of operations.

Recent Accounting Pronouncements

In September 2005, the Emerging Issues task Force (“EITF”) reached a consensus on Issue No. 05-8, Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature (EITF No. 05-8”). Under EITF No. 05-8, issuance of convertible debt with a beneficial conversion feature recorded pursuant to EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments results in a temporary difference for purposes of applying Statement 109. The deferred taxes recognized for the temporary difference should be recorded as an adjustment to paid-in capital. The EITF No. 05-8 Consensus should be applied retrospectively to all instruments with a beneficial conversion feature accounted for under EITF 98-5 and EITF 00-27 for periods beginning after December 15, 2005. The adoption of EITF 05-8 did not have a material impact on our financial statements.

In February 2006, the Financial Accounting Standards Board (“FASB”) released Statement No. 155, Accounting for Certain Hybrid Financial Instruments, ("SFAS No. 155"). SFAS No.155 is an amendment of Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 establishes, among other items, the accounting for certain derivative instruments embedded within other types of financial instruments; and, eliminates a restriction on the passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 was effective for the Company beginning January 1, 2007, SFAS No. 155 did not have a significant impact on the Company's financial position, results of operations or cash flows.

In March 2006, the FASB released Statement No. 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, ("SFAS No. 156"). SFAS No. 156 amends SFAS No. 140 to require that all separately recognized servicing assets and liabilities in accordance with SFAS No. 140 be initially measured at fair value, if practicable. Furthermore, this standard permits, but does not require, fair value measurement for separately recognized servicing assets and liabilities in subsequent reporting periods. SFAS No. 156 was also effective for the Company beginning January 1, 2007; however, the standard did not have a significant impact on the Company's financial position, results of operation or cash flows.

In the first quarter of 2006, the Company adopted Statement No. 154, Accounting for Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3 , ("SFAS No. 154") which changed the requirements for the accounting for and reporting of a voluntary change in accounting principle. The Company also adopted Statement No. 151, Inventory Costs—an amendment of ARB No. 43, Chapter 4 ("SFAS No. 151") which, among other changes, requires certain abnormal expenditures to be recognized as expenses in the current period versus capitalized as a component of inventory. The adoption of SFAS No. 154 did not impact the results presented and the impact on any future periods will depend on the nature and significance of any future accounting changes subject to the provisions of the statement. The adoption of SFAS No. 151 did not have any impact on the Company's financial position, results of operations or cash flows.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109, (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in tax positions and requires that a Company recognize in its financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48, effective January 1, 2007 did not have a significant impact on the Company's financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This Statement focuses on creating consistency and comparability in fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  We are currently evaluating the impact of adopting SFAS 157 on our financial statements.

In September 2006, the SEC released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 provides interpretive guidance on the SEC’s views on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. We adopted SAB 108 during the fourth quarter of 2006. The adoption did not have a material impact on our financial position, cash flows or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 will be effective for us on January 1, 2008. We are currently evaluating the impact of adopting SFAS No. 159 on our financial position, cash flows, and results of operations.

In June 2006, the FASB ratified the consensus on Emerging Issues Task Force ("EITF") Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement" ("EITF No. 06-3"). The scope of EITF No. 06-3 includes any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer and may include, but is not limited to, sales, use, value added, Universal Service Fund ("USF") contributions and some excise taxes. The Task Force affirmed its conclusion that entities should present these taxes in the income statement on either a gross or a net basis, based on their accounting policy, which should be disclosed pursuant to APB Opinion No. 22, "Disclosure of Accounting Policies." If such taxes are significant and are presented on a gross basis, the amounts of those taxes should be disclosed. The consensus on EITF No. 06-3 will be effective for interim and annual reporting periods beginning after December 15, 2006. The adoption of EITF 06-3 during the 1st quarter of 2007 did not have a material impact on our financial position, results of operations or cash flows.

In November 2006, the EITF reached a final consensus in EITF Issue 06-06 “Debtor’s Accounting for a Modification (or Exchange) of Convertible Debt Instruments” (“EITF No. 06-6”). EITF No. 06-6 addresses the modification of a convertible debt instrument that changes the fair value of an embedded conversion option and the subsequent recognition of interest expense for the associated debt instrument when the modification does not result in a debt extinguishment pursuant to EITF No. 96-19, “Debtor’s Accounting or a Modification or Exchange of Debt Instruments.” The consensus should be applied to modifications or exchanges of debt instruments occurring in interim or annual periods beginning after November 29, 2006. The adoption of EITF 06-6 during the 1st quarter of 2007 did not have a material impact on our financial position, results of operations or cash flows.

In November 2006, the FASB ratified EITF Issue No. 06-7, “Issuer’s Accounting for a Previously Bifurcated Conversion Option in a Convertible Debt Instrument When the Conversion Option No Longer Meets the Bifurcation Criteria in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities” (“EITF No. 06-7”). At the time of issuance, an embedded conversion option in a convertible debt instrument may be required to be bifurcated from the debt instrument and accounted for separately by the issuer as a derivative under SFAS No. 133, based on the application of EITF No. 00-19. Subsequent to the issuance of the convertible debt, facts may change and cause the embedded conversion option to no longer meet the conditions for separate accounting as a derivative instrument, such as when the bifurcated instrument meets the conditions of EITF No. 00-19 to be classified in stockholders’ equity. Under EITF No. 06-7, when an embedded conversion option previously accounted for as a derivative under SFAS No. 133 no longer meets the bifurcation criteria under that standard, an issuer shall disclose a description of the principal changes causing the embedded conversion option to no longer require bifurcation under SFAS No. 133 and the amount of the liability for the conversion option reclassified to stockholders’ equity. EITF No. 06-7 should be applied to all previously bifurcated conversion options in convertible debt instruments that no longer meet the bifurcation criteria in SFAS No. 133 in interim or annual periods beginning after December 15, 2006, regardless of whether the debt instrument was entered into prior or subsequent to the effective date of EITF No. 06-7. Earlier application of EITF No. 06-7 is permitted in periods for which financial statements have not yet been issued. The adoption of EITF 06-7 during the 1st quarter of 2007 did not have a material impact on our financial position, results of operations or cash flows.

Interest Rate Risk

We currently have notes payable that accrue interest at a fixed rate. We anticipate that a substantial amount of our future debt and the associated interest expense will be subject to changes in the level of interest rates. Increases in interest rates would result in incremental interest expense.

Inflation

Viking Systems does not believe that inflation will negatively impact its business plans.

BUSINESS OF VIKING SYSTEMS

General

Viking Systems, Inc. (“Viking” “We, “Our””) designs, manufactures and markets FDA cleared high performance laparoscopic vision systems. Viking’s primary product is the 3Di Vision System (the “3Di System”), an advanced three dimensional (“3-D”) vision system used by surgeons for complex minimally invasive laparoscopic surgery, with an initial focus on applications in urology, bariatrics, gynecology and general surgery. We also manufacture two dimensional (“2-D”) digital cameras that are sold through strategic partner and Original Equipment Manufacture (“OEM”) programs.

Our technology and know-how center on our core technical competencies in optics, digital imaging, sensors, surgical robotics and image management. Viking’s focus is to deliver advanced integrated information, visualization and control solutions to the surgical team, enhancing their capability and performance in complex minimally invasive surgical procedures.

Viking’s proprietary solutions for surgery are based on three principles:

•	That 3-D vision, providing natural depth perception with a clear view of a patient’s anatomy, is superior in facilitating the performance of complex surgical tasks;

•	That a Personal Head Display, or PHD is a more ergonomic display solution for surgeons and interventional physicians than conventional video monitors; and

•
That integrating additional information in a voice controlled, picture-in-picture format into the surgeon’s view, in conjunction with the anatomical view, can facilitate decision making during surgery.

As of July 31, 2007, we had an installed base of more than sixty-two (62) 3-D vision systems worldwide and more than five hundred (500) 2-D digital cameras and accessories with OEM partners, including Boston Scientific Corporation and Medtronic, Inc.

The base price of our products typically range from $100,000 to $200,000 for 3Di Systems and from $3,000 to $27,000 for 2-D digital cameras and components. We had 9 and 24 3Di System placements in 2005 and 2006, respectively.

HISTORY

We commenced our current business operations in April 2004, when we acquired a proprietary 3-D surgical visualization business and digital platform (the “Visualization Assets”) for surgical information delivery (Infomatix™) from Vista Medical Technologies, Inc. (“Vista”). Additionally, we entered into a license agreement with Vista (the “License Agreement”) with respect to certain intellectual property and product rights. In November 2006, we entered into a Technology Transfer and Settlement Agreement with IVOW, Inc., the new owners of Vista whereby the intellectual property and product rights were transferred to Viking and the royalty payments were completed for a final payment of $500,000. Total payments to Vista and IVOW related to the intellectual property and product rights amounted to $950,000.

Effective July 25, 2006, we changed our domicile from the State of Nevada to the State of Delaware by way of a reincorporation merger. Our Certificate of Incorporation and Bylaws as a Delaware corporation are similar to the Articles of Incorporation and Bylaws we had as a Nevada Corporation.

Since the acquisition of the assets from Vista, we have taken the following actions as part of our plans to commercialize the technology:

•	Completed the development of the 3Di System, which was launched at the American College of Surgeons Congress in October 2004;

•	Rebranded the visualization technology product developed from the Visualization Assets in the Viking product image;

•
Completed the initial staffing of the commercial organization, including regional sales managers, independent sales representatives, international distributors, clinical development staff and service and marketing personnel;

•
Demonstrated the efficacy and clinical acceptance of the 3Di System in over 30 urology, gynecology, and general surgery procedures, including many complex minimally invasive surgical procedures, such as laparoscopic radical prostatectomy (“LRP”), laparoscopic bariatric surgery, laparoscopic pyeloplasty, laparoscopic pelvic floor reconstruction and laparoscopic hysterectomy;

•
In 2006, demonstrated the effective use of the 3Di system with integrated images from compatible surgical devices, including real-time ultrasound, fluoroscopy, surgical navigation, ablation, immunoscintography and other diagnostic information.

•	Added two new significant OEM customers, Biomet and Boston Scientific; and

•	Created bariatric, urologic and gynecologic clinical advisory boards.

•	Launched a product configuration to accompany the Intuitive Surgical da Vinci robotic system.

PRODUCT AND TECHNOLOGY OVERVIEW

Viking’s two primary product lines are the 3Di Systems for hospitals and out-patient surgical centers and a line of 2-D digital cameras and components for OEM customers.

Viking 3Di Vision System

Successful surgeries and positive patient outcomes are critically dependent on the surgical team having both the correct surgical skills and the most conducive surgical environment. Viking’s 3Di System is designed to deliver three key benefits that aid in creating the environment a surgical team needs for success:

•	Depth Perception - Natural 3-D vision by providing depth perception through advanced stereo optics, high-resolution;

•
Ergonomics - The PHD provides the surgical team with freedom of movement and natural line of sight, freeing them from the uncomfortable posture required to constantly view a remotely-positioned monitor; these ergonomic features reduce fatigue and help to optimize surgical performance; and

•
Infomatix™ - Information is delivered through the proprietary Infomatix™ capabilities that enable on-demand presentation of critical information directly to the surgical team’s field of view through voice activated technology.

There are five key technology components that make up the 3Di System:

•
Camera - The 3Di digital camera incorporates dual 3-Chip CCDs into a lightweight and ergonomic camera head featuring two convenient accessory control buttons. The camera utilizes a patented Carl Zeiss, Inc. (“Zeiss”) optical system allowing 360° scope rotation while maintaining proper image orientation which delivers a high resolution image to each eye as viewed through the PHD. This results in clear 3-D vision of the most critical anatomical structures. The 3-Chip stereo camera system is made up of two components including a camera control unit and a camera head.

•
Endosite Digital Data Portal - The Endosite is the data hub of the 3Di System. With the capability to support up to two video sources (stereo or mono), the Endosite converts any video signal to digital High Definition (HD) XGA and delivers real-time clinical images to the surgical team wearing PHDs. A user-independent voice controlled module on the primary surgeon’s PHD directs Viking’s Infomatix™ technology, which provides integrated information capabilities, including on-demand presentation of critical images and clinical data to the surgical team’s visual field. This capability is extended to the control of the 3Di Video Recorder for the capture of both image and video records of the surgery for insurance, training and patient medical records.

•
Personal Head Display - Viking System’s PHD is a comfortable and lightweight 3D personal monitor which serves to improve operating room ergonomics and provides HD stereo visualization. The technological advances of the LCD displays are analogous to 3-Chip camera technology. The three-panel HD PHD utilizes three individual LCDs for each eye resulting in vast improvements in image contrast and brightness with superior color reproduction.

•
Illumination - Viking’s 300-watt Xenon light source provides brilliant light to any minimally invasive procedure providing uncompromising illumination for proper tissue distinction. Additional features include extended-use lamp life of 500 hours, an easy access lamp module and built-in safety features.

•
StereoScopes -StereoScopes are unique to the 3Di System and to the 3-D minimally invasive surgical imaging industry. StereoScopes provide the advantage of a proprietary optical path to transfer optimal image resolution and illumination. Available in 10mm diameter, 0° and 30° angle of view configurations, StereoScopes deliver a wide angle, fixed focal length scope to fit a large range of procedures.

Visualization Solutions for OEM Customers

Viking is also the strategic visualization supplier of 2-D digital cameras and components for several procedure-specific medical device manufacturers such as Medtronic, Boston Scientific, B. Braun Medical, Inc. (“B. Braun”), Biomet, Inc. and Richard Wolf Medical Instruments Corporation (“Richard Wolf”). As the procedural business of our customers continues to shift to minimally invasive techniques, Viking intends to introduce new products, services and capabilities to respond to this important business segment. Viking is committed to the growth of its OEM business and believes its engineering capabilities and advanced technologies make it an ideal partner of choice for companies operating in this sector.

BUSINESS AND COMPETITIVE ADVANTAGES

FDA-Cleared, Advanced and Affordable 3-D Surgical Visualization Technology.

Viking believes its technology is at the forefront of commercializing advanced 3-D visualization solutions for complex minimally invasive surgeries. As minimally invasive surgeries rapidly gain popularity with both physicians and patients due to improved outcomes, faster recovery times and lower post-operative care costs, surgeons seek tools and techniques that make procedures faster and easier. Viking believes that there are currently no comparable FDA-cleared 3-D visualization systems on the market. Although the robotic technologies provided by companies such as Intuitive Surgical, Inc. (“Intuitive Surgical”, NASDAQ: ISRG) incorporate 3-D vision capabilities into their systems, Viking’s products are not in direct competition with these products. Rather, Viking’s strategy is to offer standalone 3-D vision capability at a base price of $100,000 to $200,000, approximately 1/10 of the price of the robotic systems offered by companies such as Intuitive Surgical.

Significant Clinical and Workflow Benefits Associated with Improved Surgical Visualization.

The 3Di System provides the surgical team significant clinical and workflow benefits not currently available from 2-D visualization systems. Viking’s solution provides the benefits of natural 3-D vision by providing depth perception cues and sense of spatial relativity. The image is not a computer model or digital rendering, it is stereoscopic vision that closely approximates the surgeon’s visual acuity in open surgery. This is particularly important in complex and lengthy minimally invasive procedures that require safe and precise navigation of a patient’s anatomy. In addition, the PHD provides a field of view that is more immersive and in alignment with the surgeon’s orientation to his instruments. The ergonomic benefits reduce surgeon fatigue and strain associated with traditional systems that require a physician to constantly view a remotely positioned monitor and compromise his or her posture.

InfomatixTM is also a critical platform of the 3Di System, providing the surgical team with additional information to enhance the procedure. Information is available on command through a voice-activated technology that enables viewing of secondary video and existing diagnostic information without leaving the patient. The system also allows access to clinical images from pre-surgical files and secondary video in a picture-in-picture format.

Practical Benefits of the 3Di System Expand the Market Opportunities in an Environment that Places a Premium on Innovative Technologies.

We believe that the clinical benefits and potential applications of 3-D visualization technology provide us with attractive market opportunities. The 3Di System combines the visual benefits of an open procedure with the clinical outcomes associated with minimally invasive surgery and enables more complicated surgical procedures to be performed using less invasive techniques. It expands the market or procedures available for use by these systems. Moreover, in addition to Viking’s current procedural focus, there are several other procedural specialties that offer significant expansion opportunities for the technology. The expansion segments include:

•	Colorectal surgery,

•	Ear, nose, and throat (“ENT”) and “skull based” procedures.

•	Cardiothoracic surgery,

•	Neurological

•	Pediatrics

•	Spinal surgery.

OEM Business Provides Recurring Revenues.

The OEM business has provided the Company with a recurring source of revenue. We are the strategic visualization supplier and partner for several leading procedure-specific medical device manufacturers such as B. Braun, Richard Wolf, Medtronic Boston Scientific and Biomet, Inc. We have sold over five hundred (500) 2-D digital cameras, accessories and unique visualization solutions to its OEM partners, and in 2005 and 2006 OEM sales accounted for approximately $2,900,000 and $3,800,000 in revenue, respectively.

Market Opportunity

The primary market for our products is complex, minimally invasive surgery (“MIS”) that relies heavily on the use of endoscopic instruments, enabling instrumentation and visualization technologies. We believe that the key growth drivers in MIS include the following:

•	With improved technologies, more procedures will continue to adapt to MIS techniques,

•	Proactive and informed patients will continue to seek out minimally invasive surgeries; and

•	Patients will make restorative health care choices to maintain a healthy lifestyle.

We believe that the clinical benefits and broad potential application of 3-D visualization technology provide Viking with an attractive, potentially high growth market. The 3Di System combines the visual benefits and clinical outcomes of “open” surgical procedures with the opportunity for rapid recovery associated with minimally invasive techniques. The technology enables more complicated surgical procedures to be performed using less invasive techniques. The technology itself is a driver of the expanding procedural applications.

Market Segmentation, Competition and Product Positioning of 3Di System

Although competition exists for aspects of our visualization product line, we believe that no single company offers a complete and independent 3-D visualization and information solution specifically directed at complex minimally invasive procedures. In addition, we are not aware of any other true 3-D PHD that has been cleared for marketing in surgical applications by the FDA.

Viking’s competition comes from two directions. The traditional competition is from 2-D and 2-D HD vision systems where the prices per system range from $20,000 to $80,000 and represent the low or standard end of the market. The worldwide medical market for standard 2-D vision systems is between twelve and fifteen thousand units per year. Karl Storz Endoscopy America, Inc., Stryker Corporation (NYSE: SYK), ACMI Corporation (recently acquired by Gyrus), Olympus America, Inc. and Smith & Nephew PLC (NYSE: SNN) are key competitors supplying 2-D units.

At the high end of the technology market, fully immersive 3-D vision-enabled robotics, in particular the daVinci system, sell for up to $1,500,000 per system and require disposables that cost the hospital up to an estimated $2,500 per procedure.

Viking Systems’ solution provides a higher level of technical sophistication than 2-D for MIS procedures, without the high cost and technical complexity of a robotic solution. We estimate the opportunity for its 3-D technology and the gap in the market to be in excess of one thousand four hundred systems per year. Currently, this represents a market opportunity of approximately $250 million.

Viking is positioning its 3Di System against other 2-D systems with the added benefits of depth perception, ergonomics and Infomatix™. In hospital accounts that have purchased a completely automated daVinci system, we are able to market the 3Di System as a complementary product by positioning it as an innovative and affordable improvement for operating technique and patient care. Because of the limited applications of a daVinci system, adding a Viking system to their suite allows surgeons and their patients the benefits and improved outcomes of 3-D.

Market and Business Development Plan

Two elements of the Company’s market development plan include:

•	Increasing the size of Viking Systems’ sales and marketing organization in both domestic and international markets,

•	Executing a strategy to develop the awareness and clinical evidence to drive adoption in the targeted market segments,

•	Identifying companion technologies and technological enhancements to facilitate the use of our technology in the expansion segments.

Sales and Marketing

Viking continues to build a global sales and marketing effort to drive adoption and develop a premium Viking branded image for our products. Viking is focused on implementing a multi-tiered sales initiative, developing the market segments of interest and to building relationships with key opinion leaders, academic centers and managed care organizations. In 2006, we established the direct sales organization consisting of eight domestic regional sales managers and one international sales manager. The domestic direct sales force focuses on selling systems into key regional accounts and academic centers. In addition, we signed a distribution agreement in 2006 with Platinum Medical and in 2007, Diagnostic Healthcare Systems, Inc., both experienced imaging and major medical equipment distributor. Viking focuses its sales effort on geographical regions around key population centers.

Internationally, Viking has agreements with distributors in Sweden, Italy, Russia, Ukraine, The Netherlands, Korea, Australia, New Zealand and India and is currently in negotiations with distributors for other key countries to complete its distribution network in the EU and Asia. There can be no assurance Viking will be able to enter into additional distribution agreements

Complementing a sales drive into specific procedural specialties, we have an aggressive marketing communication strategy that includes exposure through trade shows, public relations outreach, clinical studies and publications, validation through a clinical advisory board and targeted direct mail and internet based outreach programs. Viking’s marketing objective is to create premium brand recognition for its solutions, which will support growth of 3Di System placements from 9 and 24 in 2005 and 2006, respectively.

To date, we have experienced the most success in the specialty segments of urology, bariatrics and laparoscopic gynecology. Using urology as an example, we believe that the adoption drivers are compelling for a number of reasons, including the following:

•
Minimally invasive urological procedures are complex and, as demonstrated by the adoption of surgical robotic systems, urological surgeons require 3-D depth perception to safely and precisely navigate the anatomy of a patient;

•	Urological surgeons are very influential in purchasing decisions;

•	The 3Di System provides a much lower cost alternative to hospital administration and is a more flexible alternative to a robot; and

•	Procedures in urology are well defined and Viking believes it can address the visualization requirements for most urological procedures.

OEM Market Development

Viking’s OEM business will continue to leverage its long standing customer relationships and focus on adding stable, brand name companies to its customer list. To do this, Viking added an experienced professional who has filled the position of Director of OEM Sales and Marketing to coordinate the strategic partner, business development and OEM sales efforts for our unique visualization solutions. We believe that there is an expanding market for all types of visualization solutions as the trend towards more minimally invasive procedures increases. We believe Viking is uniquely positioned to provide a broad range of solutions to our OEM customers.

Operations

Our product development, production and engineering functions are managed in Westborough, Massachusetts by Jed Kennedy, who oversees a staff of 16 full-time employees, one part-time employee and a part-time consultant. This department provides Viking production capability, product development, quality assurance, regulatory affairs management, OEM sales management and technical sales support. Subject to adequate capital, we plan to increase the size of our engineering and design staff over the next 12 months in order to accelerate the introduction of new products.

Product Development

Viking’s product development priorities include support of the clinical expansion process, upgrading and enhancing Viking’s core platform products, developing new products to expand the product line and supporting the development phase of new OEM customer programs. Viking is dedicated to providing the highest quality and best video image on the market, in addition to delivering that image in 3-D. The following initiatives are most important to our product development roadmap.

Personal Head Display “PHD.” Our key design goals for the new PHD are to incorporate a higher resolution, smaller and lighter weight system. In pursuing these initiatives, we will continue to offer the same quality of color fidelity and contrast ratio while continuing to migrate from a transmissive to a reflective display technology to achieve lighter weight and smaller size.

Infomatix™ . We are working on the development of the next generation of Infomatix™ which will enable the system to not only display live imagery from video sources but will also include the ability to interface effectively with image guidance, various forms of patient monitoring equipment and allow the surgeon to view pre-staged surgical images intraoperatively. This effort will also include expanded digital video and image recording capability and interfaces to hospital administration systems moving to electronic medical records.

New HD Digital Platform. Within the last two years, advances in video sensors and semiconductors have created the opportunity to significantly advance the level of image quality. Our product development plans include a video architecture that is independent of image sensor and resolution to serve SD, HD and Mega Pixel applications as required. This architecture would be developed with a common feature set that could respond to new market opportunities at minimal cost and schedule. This effort will include a smaller diameter “chip on a stick” stereoscope that will be all digital and take advantage of our exclusively licensed patents.

Production and Engineering

Production processes that are conducted at our Westborough facility include final assembly, test and integration services of surgical video systems. Equipment used in the production and engineering process consists of benches, custom fixturing, test equipment and hand tools. Viking outsources all fabrication operations. There is currently floor space capacity to build and ship over 200 3Di Systems per year, in addition to planned OEM shipments. Additional skilled labor is readily available in the local market as production volume increases.

Viking utilizes sole source component technology from Matsushita Electric Industrial Co., Ltd. (Panasonic), Toshiba Teli Corporation, Ltd. and Creative Display Systems, LLC. Viking maintains a good relationship with all three suppliers and it has been their policy to notify us well in advance of the end of life of a particular component so that Viking is able to make the necessary last time orders and/or design modifications to support the replacement technology.

All development projects are performed in compliance with FDA guidelines and the Medical Device Directive. Viking’s policies and procedures have been audited and found to be compliant by the regulatory agencies for both the U.S. and Europe. All products have been tested and approved to IEC60601-2-18 safety standards established by the International Electrotechnical Commission, by Intertek ETL, a nationally recognized testing laboratory in the United States.

With the planned upgrade of our enterprise planning software and information technology infrastructure, the current systems and facilities will accommodate the growth projected for the next several years. Our Westborough facility is ISO 13485 certified and FDA compliant.

Intellectual Property

Viking’s technology base was built through internal research and development and by license and acquisition. Viking holds fourteen patents, and non-exclusive license rights to four U.S. patents and four international patents. We also have exclusive license rights to five U.S. patents and three non-U.S. patents.

 In connection with the acquisition of the Vista Assets, we entered into the License Agreement pursuant to which Viking was granted certain license rights to technology under twenty two patents.  Upon execution of the Technology Transfer and Settlement Agreement in November 2006 with IVOW, the new owners of Vista, ownership of fourteen of the patents was transferred to us and we retained license rights to the remaining eight patents.

Quality Assurance and Regulatory Affairs

All medical devices developed by Viking are regulated by the FDA in the U.S. The nature of the FDA requirements applicable to medical devices depends on their classification by the FDA. Our current products are classified as Class II medical devices. A device classified as a Class II device usually requires, at a minimum, FDA 510(k) clearance. The 3Di System was cleared to be marketed in the U.S. via 510(k) number K021290 on June 28, 2002.

Viking’s regulatory function is managed by Jed Kennedy, supported by Christine Nichols, a regulatory affairs professional with over 15 years of experience in the medical device industry. Ms. Nichols also acts as our management representative as required by the Medical Device Directive. Additionally there is one full-time inspector who is responsible for the final inspection of all product shipped as well as incoming material inspections. To comply with quality requirements, Viking relies on its suppliers’ quality systems and ISO registrations as well as historical data to support Viking’s material acceptance.

The following criteria are used to prioritize and guide the decision making process in Viking’s Quality organization:

•	Patient and user safety;

•	Comply with all applicable U.S. and international standards for medical device manufacture;

•	Highest quality product based on the product specification; and

•	On-time delivery.

Viking’s Westborough facility was the subject of a routine surveillance audit by the FDA in February 2003. No adverse findings were noted.

Governmental Regulation: Medical Devices

Our business plan calls for us to engage in the business of marketing medical devices. The manufacture and sale of medical devices intended for commercial distribution are subject to extensive governmental regulation in the United States.  Medical devices are regulated in the United States primarily by the FDA and, to a lesser extent, by certain state agencies.  Generally, medical devices require pre-market clearance or pre-market approval prior to commercial distribution.  In addition, certain material changes or modifications to, and changes in intended use of, medical devices also are subject to FDA review and clearance or approval.  The FDA regulates the research, testing, manufacture, safety, effectiveness, labeling, storage, record keeping, promotion and distribution of medical devices in the United States and the export of unapproved medical devices from the United States to other countries.  Non-compliance with applicable requirements can result in failure of the government to grant pre-market clearance or approval for devices, withdrawal or suspension of approval, total or partial suspension of production, fines, injunctions, civil penalties, refunds, recall or seizure of products and criminal prosecution.

Device Classes. In the United States, medical devices are classified into one of three classes, Class I, II or III, on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness.  Our current products are classified as Class II devices.

Class I devices are subject to general controls, such as establishment registration and product listing, labeling, adulteration and misbranding provisions and medical device reporting requirements and, unless exempt, to pre-market notification and adherence to “good manufacturing practice” standards.  Class II devices are subject to general controls and special controls, such as performance standards, post-market surveillance, patient registries and FDA guidelines.  Generally, Class III devices are those that must receive pre-market approval by the FDA to ensure their safety and effectiveness.  Examples of Class III products include, life-sustaining, life-supporting and implantable or new devices which have not been found to be substantially equivalent to legally marketed devices.  Class III devices ordinarily require clinical testing to ensure safety and effectiveness and FDA clearance prior to marketing and distribution.  The FDA also has the authority to require clinical testing of Class I and Class II devices.  A pre-market approval application must be filed if a proposed device is not substantially equivalent to a legally marketed predicate device or if it is a Class III device for which the FDA has called for such application.  A pre-market approval application typically takes several years to be approved by the FDA.

Device Approval. Generally, before a new device can be introduced into the market in the United States, the manufacturer or distributor must obtain FDA clearance of a 510(k) notification or submission and approval of a pre-market approval application.  If a medical device manufacturer or distributor can establish that a device is “substantially equivalent” to a legally marketed Class I or Class II device, or to a Class III device for which the FDA has not called for a pre-market approval, the manufacturer or distributor may market the device upon receipt of an FDA order determining such a device substantially equivalent to a predicate device.  The 510(k) notification may need to be supported by appropriate performance, clinical or testing data establishing the claim of substantial equivalence.  The FDA requires a rigorous demonstration of substantial equivalence.

Following submission of the 510(k) notification, the manufacturer or distributor may not place the device into commercial distribution until an FDA substantial equivalence order permitting the marketing of a device is received by the person who submitted the 510(k) notification.  At this time, the FDA typically responds to the submission of a 510(k) notification within 90 to 200 days.  An FDA letter may declare that the device is substantially equivalent to a legally marketed device and allow the proposed device to be marketed in the United States.  The FDA, however, may determine that the proposed device is not substantially equivalent or require further information, including clinical data, to make a determination regarding substantial equivalence.  Such determination or request for additional information will delay market introduction of the product that is the subject of the 510(k) notification.

Investigational Device Exemption Application. All clinical investigations involving the use of an unapproved or uncleared device on humans to determine the safety or effectiveness of the device must be conducted in accordance with the FDA’s investigational device exemption regulations.  If the device presents a “significant risk,” the manufacturer or distributor of the device is required to file an investigational device exemption application with the FDA prior to commencing human clinical trials.  This application must be supported by data, typically the result of animal and bench testing.  If the application is approved by the FDA, human clinical trials may begin at a specific number of investigational sites with a maximum number of patients, as approved by the FDA.  If the device presents a “non-significant risk,” approval by an institutional review board prior to commencing human clinical trials is required, as well as compliance with labeling, record keeping, monitoring and other requirements.  However, the FDA can disagree with a non-significant risk device finding.

Any products which we manufacture or distribute are subject to continuing regulation by the FDA, which includes record keeping requirements, reporting of adverse experience with the use of the device, “good manufacturing” requirements and post-market surveillance, and may include post-market registry and other actions deemed necessary by the FDA.  A new 510(k), pre-market approval or pre-market approval supplement is also required when a medical device manufacturer makes a change or modification to a legally marketed device that could significantly affect the safety or effectiveness of the device, or where there is a major change or modification in the intended use of the device or a new indication for use of the device.  When any change or modification is made to a device or its intended use, the manufacturer is expected to make the initial determination as to whether the change or modification is of a kind that would necessitate the filing of a new 510(k), pre-market approval or pre-market approval supplement.

Foreign Requirements. Sales of medical device products outside the United States are subject to foreign regulatory requirements that vary from country to country.  The time required to obtain approvals required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing may differ from FDA requirements.  Our failure to comply with regulatory requirements would jeopardize our ability to market our products.  The current regulatory environment in Europe for medical devices differs significantly from that in the United States.  Since June 1998, all medical devices sold in the European Union must bear the CE mark.  Devices are now classified by manufacturers according to the risks they represent with a classification system giving Class III as the highest risk devices and Class I as the lowest.  Once the device has been classified, the manufacturer can follow one of a series of conformity assessment routes, typically through a registered quality system, and demonstrate compliance to a “European Notified Body.”  After that, the CE mark may be applied to the device. Maintenance of the system is ensured through annual on-site audits by the notified body and a post-market surveillance system requiring the manufacturer to submit serious complaints to the appropriate governmental authority.

Employees

As of July 31, 2007 we have 39 full time employees. None of our employees are represented by a collective bargaining agreement, nor have we experienced work stoppages. We believe our relations with our employees are good.

Properties

We currently lease and occupy 3,506 square feet of office space in San Diego, California for commercial operations and corporate headquarters. The lease expires in January 2008. Our Manufacturing and Research and Development facility is located in approximately 17,850 square feet located in Westborough, Massachusetts. The lease, originally due to expire in October 2007, was recently extended for three years and will expire on September 30, 2010. We believe we will be able to obtain additional space, as needed, on commercially reasonable terms.

LEGAL PROCEEDINGS

We are not a party to any legal proceeding.

MANAGEMENT

As of July 31, 2007, our directors and executive officers, their ages, and positions held, are as follows:

Name	Age	Position

Donald E. Tucker	53	Chairman/CEO/ President/Director
Robert F. Mathews	43	Chief Financial Officer (since June 13, 2007)
John Conaton	43	Vice President of Finance and Secretary
Daniel F. Crowley	57	Director, Audit Committee Chairman
Nathan J. Harrison, M.D.	62	Director, Compensation Committee Chairman
Brian Miller	57	Director
Dr. Michael J. Manyak	56	Director

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer, and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Donald E. Tucker. Effective May 23, 2006, Donald E. Tucker was appointed Chief Executive Officer, President and a director of Viking. Mr. Tucker replaced interim CEO Nathan Harrison, MD who continues to serve as a director of Viking. In August 2006, Mr. Tucker also became chairman of Viking’s board of directors. Mr. Tucker is a significant shareholder of Viking, and has recently retired from his employment as a senior executive with Accenture, an international consulting company. Viking anticipates that employment compensation terms for Mr. Tucker will be finalized within the next several weeks. Over his 26 year career with Accenture, Mr. Tucker has worked extensively with start-up companies, emerging growth businesses, and Fortune 50 companies. Mr. Tucker was the Managing Partner for the Accenture Medical Products, Diagnostics and Devices industry segments, as well as, the Accenture lead partner for the west coast bio/pharmaceutical market. Areas of specialization include product and market development, logistics/supply chain management, and strategy formulation. Mr. Tucker has extensive experience in merger integration, new product launch, and complex business change. Mr. Tucker earned a B.S. in Business Management from Northern Michigan University.

Robert F. Mathews . Effective June 13, 2007, Robert F. Mathews was appointed Chief Financial Officer of Viking Systems, Inc. (“Viking”). Prior to joining the Viking Systems team, from August 2005, Mr. Mathews worked as a financial consultant. From 2004 to August 2005, Mr. Mathews was Senior Vice President and Chief Financial Officer at Cardinal Health’s Clinical Technologies and Services (CTS) segment, where he was responsible for the global finance function across all of CTS businesses. Mr. Mathews joined Cardinal Health in July 2004 through the acquisition of Alaris Medical Systems. Mr. Mathews was employed by Alaris Medical Systems starting in 1996 and was appointed Vice President of Finance in 2000. At Alaris, Mr. Mathews, was responsible for the company’s world-wide finance function and as an executive committee member was responsible for developing, implementing and managing the operational and financial strategy of Alaris. Mr. Mathews, who began his career at PriceWaterhouse, earned his Bachelor of Science degree from San Diego State University where he majored in business administration with an emphasis in accounting.

John Conaton.  Mr. Conaton has over twenty years of public accounting and senior financial management experience. He has been our Controller since September 2006 and our vice president of finance and Secretary since May 2007. From January 2002 to September 2006, Mr. Conaton served as the CFO and Controller of Natural Pharmaceuticals, Inc., a multinational pharmaceutical company producing synthetic cancer drugs based in Beverly, Massachusetts. From November 2000 to January 2002, Mr. Conaton was the Controller of a Boston-based distribution company. From November 1993 to November 2000, Mr. Conaton worked in the Commercial Industries group with Wolf & Company, P.C., a regional public accounting firm based in Boston, Massachusetts. Mr. Conaton is a Certified Public Accountant and holds a bachelors degree in Accounting from the University of Massachusetts Lowell.

Daniel F. Crowley. Mr. Crowley was appointed a director of Viking in December 2003 and was Chairman of the Board from March 2005 to August 2006. He has been a private investor and business consultant since 2002. Mr. Crowley is a principal in and co-founder of Spectrum Partners LLC, a business strategy and development advisory firm specializing in the transportation and logistics industry with offices in Scottsdale, Arizona. Prior to Spectrum Partners LLC, Mr. Crowley was Executive VP & CFO at BAX Global from 1998 through 2002. Previous positions include senior management positions with Frito-Lay International and Grand Metropolitan PLC companies including, The Pillsbury Company and Pearle Vision. Mr. Crowley holds a CPA certificate from the State of New York, and a M.B.A. in Finance from Columbia University.

Nathan J. Harrison, M.D. Dr. Harrison was appointed a director of Viking in August 2004. Dr. Harrison has been the Medical Director of Dunhill Marketing and Insurance, Inc. since retiring from clinical practice in 1999. He joined Obstetrics/Gynecology Associates Medical Group, Inc. in 1977 and was President from 1981 to 1999. Dr. Harrison also served as Chief of Staff, Chairman of Obstetrics and Gynecology and as a Director of Sharp Memorial Hospital. He also served as a Director of Sharp Health Care and Sharp Community Medical Group all in San Diego. Prior to this, Dr. Harrison was a Flight Surgeon in the U.S. Army. He has been a member of the Physicians Advisory Committee for Prudential Insurance, CIGNA Insurance and Aetna/US Health, as well as several medical societies. Dr. Harrison earned his M.D. from University of Illinois College of Medicine.

Brian Miller. Effective October 5, 2006, Brian M. Miller was appointed as a member of the Company’s Board of Directors. Mr. Miller currently serves as Executive Vice President, Strategic Alliances of Pay By Touch, a San Francisco based company offering biometric based payments and personal marketing solutions.  He is also a member of the Board of Directors of Pay By Touch and M-Factor, a provider of marketing analytics solutions.  Mr. Miller joined Pay By Touch in 2002 after a 28-year career with Accenture where he focused on creating the firm's Custom Relationship Management (“CRM”) practice, working in the sales and marketing area for important clients such as Disney, Kellogg’s, Hershey, Clorox,  Quaker, Dial, Wyeth Pharmaceutical and Takeda Pharmaceutical.   He was also instrumental in establishing key Accenture strategic relationships with Siebel Systems, PeopleSoft, and Blue Martini. During his tenure at Accenture, Miller served as the Managing Partner in several areas of the firm's practice for the West Coast, working with important clients such as Lucky Stores, Ralphs, Savemart, Smitty’s, Smiths, Fred Meyer, Ross Stores and Duty Free Shops. He also led Accenture's Silicon Valley Business Launch Center, helping clients startup new internet based companies. Miller received an MBA and a BSE degree in Industrial Engineering from the University of Michigan.

Dr. Michael J. Manyak. Effective November 9, 2006, Dr. Michael J. Manyak was appointed as a member of the Company’s Board of Directors. Since January 2005, Dr. Manyak has been Vice President of Medical Affairs of Cytogen Corporation, a publicly held biopharmaceutical company. Dr. Manyak is also Professor of Urology, Microbiology, and Tropical Medicine at The George Washington University Medical Center (GWUMC) where he was also Chairman of the Department of Urology. After completing his urological residency at GWUMC, Dr. Manyak became an American Foundation for Urological Disease Scholar at the National Cancer Institute, completed a fellowship in Biotechnology in 1988, and joined the urological staff at GWUMC. Dr. Manyak has also served on the Medicare Coverage Advisory Committee for the Center for Medicare and Medicaid Services where he was a member of the Imaging Subcommittee. In addition, he received a presidential appointment to the National Kidney and Urological Disease Advisory Board. He was formerly a voting member of the Food and Drug Administration Regulatory Panel for Genitourinary and Gastrointestinal Devices. He has been a reviewer for the National Institutes of Health Special Study Section for Small Business Grants and several professional journals. Dr. Manyak holds a B.A. degree in Pre-professional Studies from the University of Notre Dame and a M.D. degree from the University of the East, Manila, Philippines.

Key Employees

John “Jed” Kennedy. Mr. Kennedy is the President, Vision Systems Group at Viking Systems. Mr. Kennedy joined Vista Medical in January 1997 as Vice President of Research and Development. He was appointed Vice President/General Manager of Westborough Operations in January 2000 before being appointed Executive Vice President and COO in December 2000. Prior to joining Vista, Mr. Kennedy held various positions in Manufacturing, Quality Engineering, and Product Development at Smith & Nephew Endoscopy from 1984 through January 1997. From 1996 through January 1997 he was the Group Director of Product Development responsible for managing all Divisional Product Development activities. From 1993 through 1996, Mr. Kennedy was Director, Research and Development responsible for the management of four technology product development groups. Prior to 1984, he held various engineering positions at Honeywell’s Electro-Optics and Avionics divisions. Mr. Kennedy received a B.S. in Manufacturing Engineering from Boston University in 1979.

Other Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceeding and no judgments or injunctions material to the evaluation of the ability and integrity of any director or executive officer during the last five years.

Code of Ethics

We adopted a code of ethics that applies to all officers, directors and employees of Viking Systems, a copy of which was filed as Exhibit 14 to Form 10-KSB for the year ended December 31, 2002. To view this code of ethics, please visit our website at www.Vikingsystems.com (the information contained in our website is not intended to be a part of this filing). We intend to satisfy the disclosure requirements under Item 5.05 of Form 8−K regarding an amendment to, or waiver from, a provision of this code of ethics, if any, by posting such information on our website as set forth above.

Committees of the Board of Directors

Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below:

 Audit Committee.    The audit committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management. The audit committee currently consists of Daniel Crowley (Chairman) and Nathan Harrison, each of whom is a non-management member of our board of directors.  Daniel F. Crowley is also our audit committee financial expert as currently defined under Securities and Exchange Commission rules. We believe that the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the NASDAQ Stock Market and Securities and Exchange Commission rules and regulations. We intend to comply with future audit committee requirements as they become applicable to us.

Compensation Committee.    The compensation committee determines our general compensation policies and the compensation provided to our directors and officers. The compensation committee also reviews and determines bonuses for our officers and other employees. In addition, the compensation committee reviews and determines equity-based compensation for our directors, officers, employees and consultants and administers our stock option plans and employee stock purchase plan. The current members of the compensation committee are Nathan Harrison (Chairman) and Brian Miller, each of whom is a non-management member of our board of directors. We believe that the composition of our compensation committee meets the criteria for independence under, and the functioning of our compensation committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the NASDAQ Stock Market and Securities and Exchange Commission rules and regulations. We intend to comply with future compensation committee requirements as they become applicable to us.

Nominating and Corporate Governance Committee.    The nominating and corporate governance committee is responsible for making recommendations to the board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board concerning corporate governance matters. The current members of the nominating and governance committee are Michael J. Manyak. (Chairman) and Nathan Harrison. We believe that the composition of our nominating and governance committee meets the criteria for independence under, and the functioning of our nominating and corporate governance committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the NASDAQ Stock Market and Securities and Exchange Commission rules and regulations. We intend to comply with future nominating and corporate governance committee requirements as they become applicable to us.

Communications with Board Members

We have not adopted a formal process by which stockholders may communicate with the Board of Directors. Until a formal process occurs, stockholders may contact our CFO at rmathews@vikingsystems.com.

Compliance with Section 16(a)

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and all persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of beneficial ownership and changes in beneficial ownership of our securities with the SEC on Forms 3 (Initial Statement of Beneficial Ownership), 4 (Statement of Changes of Beneficial Ownership of Securities), and 5 (Annual Statement of Beneficial Ownership of Securities). Directors, executive officers, and beneficial owners of more than 10% of Viking’s Common Stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Viking believes that during the year ended December 31, 2006, the Reporting Persons met all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash compensation paid by Viking for services rendered during the last three years to Viking’s Chief Executive Officer and to Viking’s most highly compensated executive officers other than the CEO, whose annual salary and bonus exceeded $100,000:

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
					Awards		Payouts
Name and Other Annual Principal Position	Year	Salary	Bonus	Other Annual Compensation	Stock Awards	Options/ SAR’s (#)	LTIP Payouts	All Other Compensation

Donald E. Tucker (1)	2006	$137,738	-0-	-0-	-0-	720,000	-0-	-0-
	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Thomas B. Marsh (2)	2006	$418,344	-0-	-0-	-0-	-0-	-0-	-0-
CEO	2005	$230,059	-0-	-0-	-0-	-0-	-0-	-0-
	2004	$151,600	18,000(6)	-0-	-0-	320,000	-0-	-0-
	2003	$-0-	-0-	-0-	-0-	1,000,000	-0-	-0-

Nathan Harrison, MD (3)	2006	-0-	-0-	-0-	-0-	10,000	-0-	-0-

Gregory M. Decker (4)	2006	$102,776	-0-	-0-	-0-	400,000	-0-	-0-

John Kennedy (5)	2006	$220,552	-0-	-0-	-0-	130,000	-0-	-0-
	2005	$195,555	-0-	-0-	-0-	500,000	-0-	-0-
	2004	$132,385	18,000(6)	-0-	-0-	280,000	-0-	-0-

Lonna Williams (7)	2006	$183,915	-0-	-0-	-0-	130,000	-0-	-0-
	2005	$170,620	-0-	-0-	-0-	500,000	-0-	-0-
	2004	$44,563	12,000(6)	-0-	-0-	280,000	-0-	-0-

Joseph Warrino (8)	2006	$152,624	-0-	-0-	-0-	100,000	-0-	-0-
	2005	$123,394	-0-	-0-	-0-	200,000	-0-	-0-
	2004	$65,916	12,000(6)	-0-	-0-	126,000	-0-	-0-

The following table sets forth certain information concerning compensation for services rendered for the past three years to Viking Systems’ Chief Executive Officer and to Viking Systems’ most highly compensated officers other than the CEO, whose annual salary and bonus exceeded $100,000:

1)
Donald E. Tucker was appointed Chief Executive Officer, President and a director of Viking effective May 23, 2006. Mr. Tucker replaced interim CEO Nathan Harrison, MD who continues to serve as a director of Viking. In August 2006, Mr. Tucker also became chairman of Viking’s board of directors. Mr. Tucker is a significant shareholder of Viking

2)
Mr. Marsh was appointed as President and CEO of Viking in December 2003 and left the Company as of April 11, 2006. Included in Mr. Marsh’s compensation is $330,000 in compensation related to a cashless exercise of 1,000,000 incentive stock options resulting in the issuance of 837,000 shares to Mr. Marsh.

3)	Nathan Harrison, MD served as the interim CEO for the period of April 11, 2006 to May 23, 2006 and continues to serve as a director of Viking.

4)	Gregory M. Decker was appointed Chief Financial Officer of Viking effective May 31, 2006. Mr. Decker resigned in May 2007 to pursue other opportunities.

5)	Mr. Kennedy was appointed as President of the Vision Systems Group in April 2004.

6)	The bonus was earned in 2004 and paid in 2005.

7)	Ms. Williams joined Viking Systems in September 2004 as VP of sales and Marketing and in July 2005 was promoted to Sr. VP of Commercial Operations. Ms. Williams resigned in March 2007.

8)
Joseph A. Warrino served as the Company’s CFO from April 15, 2004 until May 31, 2006. Mr. Warrino served as the Company’s Secretary from April 15, 2004 until May 10, 2007 and is currently the Company’s General Manager.

Stock Options Granted in the Last Fiscal Year

The following table sets forth information on grants of options to purchase shares of our common stock in fiscal year 2006 to our officers and directors.

	Individual Grants
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)(1)	Expiration Date
Donald E. Tucker	720,000	25.2%	$.48	5/23/16
Gregory M. Decker	400,000	14.0%	$.40	5/31/16
John Kennedy	130,000	4.5%	$.35	1/23/16
Lonna Williams	130,000	4.5%	$.35	1/23/16
Joseph Warrino	100,000	3.5%	$.35	1/23/16
_____________
(1)	The exercise price was equal to 100% of the fair market value on the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

			Securities Underlying Unexercised Options at December 31, 2006		Value of Unexercised In-the-Money Options at December 31, 2006 ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas B. Marsh (2)	837,000	$330,000	-0-	-0-	-0-	-0-
Donald E. Tucker	-0-	-0-	-0-	720,000	-0-	-0-
Gregory M. Decker	-0-	-0-	40,000	360,000	-0-	-0-
John Kennedy	-0-	-0-	695,000	215,000	-0-	-0-
Lonna Williams	-0-	-0-	605,000	305,000	-0-	-0-
Joseph Warrino	-0-	-0-	316,000	110,000	-0-	-0-
______________
(1)	Calculated on the basis of the fair market value of the underlying securities at December 31, 2006 minus the exercise price. Viking’s common stock is quoted on the Bulletin Board.

(2)
On March 22, 2006 Mr. Marsh acquired 837,000 shares through a cashless exercise of his NSO in the amount of 1,000,000 shares. The balance of his options expired on his departure at the end of his contract on April 12, 2006.

Compensation of Directors

In April 2004, we adopted a compensation plan for our Board of Directors. Pursuant to such plan we typically grant an initial option of 20,000 shares to each non-employee director at the time he or she is appointed a director of Viking Systems. The options vest one year from the date of grant. Beginning in the second year of their term, each non-employee director is also typically granted an annual option of 10,000 shares of our common stock.

In addition to an option for 20,000 shares granted under the Non-Employee’s Directors Stock Ownership Plan, we had granted Director Daniel F. Crowley an option to purchase 200,000 shares of our common stock.

Employment Agreements

Viking Systems has entered into an employment agreement with our former CFO and current General Manager, Joseph Warrino. The agreement provides for the payment of a base salary of $150,000 per year plus participation in bonus plan that includes both cash and stock options based on Company and individual performance as determined from time to time by the Compensation Committee.

Viking Systems has entered into an employment agreement with our President of Vision Systems Group, John Kennedy. The agreement provides for the payment of a base salary of $195,700 per year plus participation in bonus plan that includes both cash and stock options based on Company and individual performance as determined from time to time by the Compensation Committee.

Viking Systems has entered into an employment agreement with our VP of Sales, Eric Cohill. The agreement provides for the payment of a base salary of $160,000 per year plus participation in bonus plan that includes both cash and stock options based on Company and individual performance as determined from time to time by the Compensation Committee.

Viking Systems has entered into an employment agreement with our VP of Clinical Development, Robert Tierney. The agreement provides for the payment of a base salary of $150,000 per year plus participation in bonus plan that includes both cash and stock options based on Company and individual performance as determined from time to time by the Compensation Committee.

Equity Compensation Plan Information

2004 Stock Incentive Plan. All key employees of Viking (and its subsidiaries and affiliates in which Viking has a significant equity interest) are eligible to receive awards under the Plan. The Plan permits the granting of:

•
stock options, including “incentive stock options” meeting the requirements of Section 422 of the Internal Revenue Code and stock options that do not meet these requirements (options that do not meet these requirements are called “nonqualified stock options”);

•	stock appreciation rights, or “SARs”;

•	restricted stock; and

•	performance awards payable in stock.

A total of 7,500,000 shares of Viking common stock were available for granting awards under the Plan. In May 2006, the Board of Directors and the majority shareholders of Viking increased the number of shares available under the Plan to 8,600,000. The Compensation Committee of the Board of Directors administers the Plan. The maximum term of any option granted under the Plan is limited to 10 years. The exercise price per share under any stock option or the grant price of any SAR cannot be less than the Fair Market Value that is defined in the Plan.

We have issued options to some employees. As Viking Systems hired new employees the board granted stock options between 10,000 and 30,000 shares per employee. In conjunction with employment contracts and hiring of other senior management positions, the board granted stock options between 80,000 and 500,000 shares per employee. Incentive stock options issued to Viking officers and employees that remain outstanding at December 31, 2006 amounted to 4,976,000 shares.

2004 Non-Employee Directors Stock Ownership Plan. The 2004 Director Plan provides for the grant to non-employee directors of non-qualified stock options and restricted stock. The 2004 Director Plan provides that up to a total of 500,000 shares of Common Stock (subject to adjustment as described below) will be available for the granting of awards there under. If any shares subject to awards granted under the 2004 Director Plan, or to which any award relates, are forfeited or if an award otherwise terminates, expires or is cancelled prior to the delivery of all of the shares issuable pursuant to the award, such shares (assuming the holder of the award did not receive dividends on the shares or exercise other indicia of ownership) will be available for the granting of new awards under the 2004 Director Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth information regarding shares of our common stock beneficially owned as of July 31, 2007 by: (i) each of our officers and directors; (ii) all officers and directors as a group; and (iii) each person known by us to beneficially own five percent or more of the outstanding shares of our common stock.

		Common Stock	Common Stock	Total Stock	%
	Common	Options Exercisable	Purchase Warrant	and Stock	Ownership(1)
Name	Stock	Within	Exercisable	Based
		60 Days	Within 60 Days	Holdings (1)
Donald E. Tucker (2)	31,441,650	144,000	930,555	32,516,205	46.10%
John Conaton (2)		50,000		50,000	0.07%
Robert F. Mathews (2)				-	0.00%
John Kennedy (2)		910,000		910,000	1.29%
Daniel F. Crowley (2)	7,500	230,000		237,500	0.34%
Brian Miller	4,644,444		833,333	5,477,777	7.79%
Nathan Harrison, M.D.(2)	55,000	30,000		85,000	0.12%
Dr. Michael Manyak.(2)
All officers and directors
as a group (9 persons) (2)	36,148,594	1,364,000	1,763,888	39,276,482	54.11%
St. Cloud Capital Partners	8,333,333		2,083,333	10,416,666	14.56%
Crestview Capital Master, LLC.(3)	7,555,556		4,097,222	11,652,778	15.84%
Bushido Capital Master Fund, L.P. (3)	11,222,531		5,157,036	16,379,567	21.95%
Pierce Diversified Strategy Master Fund, LLC, Series BUS (3)	3,027,778		1,388,889	4,416,667	6.23%
GSSF Master Fund, LP (3)	4,073,611		1,875,000	5,948,611	8.34%
Gryphon Master Fund, LP (3)	4,995,833		2,291,667	7,287,500	10.16%
Midsummer Investment, LTD (3)	24,191,053		11,111,110	35,302,163	43.82%
Rockmore Investment Master Fund, LTD (3)	4,384,167		2,083,333	6,467,500	9.04%
CAMOFI Master LDC (3)	7,500,000		3,472,222	10,972,222	15.05%
The Focus Fund (3)	5,777,777		2,777,777	8,555,555	11.84%
Vision Opportunity Master Fund	3,721,356		4,166,665	7,888,021	10.71%
William Bopp	7,777,778		3,888,889	11,666,667	15.91%
TL Investments GMBH	2,777,778		1,388,889	4,166,667	5.88%

________________

(1)
For purposes of this table “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any common shares that such person or group has the right to acquire within 60 days after July 31, 2007. For purposes of computing the percentage of outstanding common shares held by each person or group of persons named above, any shares that such person or group has the right to acquire within 60 days after July 31, 2007 are deemed outstanding but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person or group. As of July 31, 2007, there were 69,456,675 shares of our common stock issued and outstanding.

(2)	These are the officers and directors of Viking.

(3)	“Common Stock” represents the number of shares of common stock into which, at the current conversion rate, preferred stock and/or convertible debentures are convertible.

Outstanding Options and Warrants

The only outstanding options to purchase shares of our common stock are the options granted to our employees, directors, and consultants. Viking Systems had 10,446,000 outstanding options as of July 31, 2007.

As of July 31, 2007, we had warrants outstanding which entitle the holders to purchase 53,851,473 shares of our common stock at prices ranging from $0.18 to $0.75 per share.

Equity Compensation Plan Information

The following table summarizes information about Viking Systems’ equity compensation plans as of July 31, 2007.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation plans approved by security holders (1)	6,106,000	$0.40	2,994,000
Equity compensation plans not approved by security holders (2)	1,880,000	$ 0.50	-
Total	7,986,000	$ 0.40	2,994,000
______________

(1)
Amounts include outstanding options to employees, officers and directors under our 2004 Stock Incentive Plan and the 2004 Non-Employee Director Stock Ownership Plan. The amount in column (c) includes 2,584,000 shares available for purchase by employees under our 2004 Stock Incentive Plan and 380,000 shares available for purchase by employees under our 2004 Non-Employee Director Stock Ownership Plan. These plans provide for grants and awards in the form of stock options, shares of restricted stock, and stock appreciation rights.

(2)	Amount represents 1,880,000 in other options granted to non-employee consultants outside the Company’s plans.

DESCRIPTION OF SECURITIES

We are authorized to issue up to 400,000,000 shares of common stock, $.001 par value and 25,000,000 shares of preferred stock, $.001 par value. As of July 31, 2007, there were 69,456,675 shares of our common stock issued and outstanding. We have designated 8,000 shares of our preferred stock as Series B preferred stock. At July 31, 2007, a total of 7,793 shares of Series B Convertible Preferred Stock so designated were issued and outstanding. The following is a summary of the material rights and privileges of our common stock and preferred stock.

Common Stock

Subject to the rights of the holders of any preferred stock that may be outstanding, each holder of common stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and in the event of liquidation, to share pro rata in any distribution of our assets after payment, or providing for the payment, of liabilities and the liquidation preference of any outstanding preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities. Except as disclosed herein, there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be, when issued, fully paid and non-assessable.

Preferred Stock

Our Board of Directors is empowered, without approval of the stockholders, to cause shares of preferred stock to be issued in one or more series, with the numbers of shares of each series to be determined by the Board. The Board of Directors is also authorized to fix and determine variations in the designations, preferences, and special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into common stock or other securities, redemption provisions and sinking fund provisions) between the preferred stock or any series thereof and the common stock. The shares of preferred stock or any series thereof may have full or limited voting powers or be without voting powers.

Although we have no present intent to issue additional shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction, or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.

Series B Preferred Stock

In May 2006, our Board of Directors adopted a resolution designating a Series B preferred stock consisting of 8,000 shares. All 8,000 shares of Series B Preferred Stock authorized have been issued. The following description of the Series B Preferred stock is a summary only:

Dividends. Holders of the Series B Preferred Stock (each a “Holder”) are entitled to receive cumulative dividends at the rate per share of (i) up to and including May 22, 2009, 8% per annum, (ii) from May 22, 2009 through and including May 22, 2010, 11% per annum, and (iii) after May 22, 2011, 14% per annum. Dividends shall be paid in cash or shares of Viking common stock, or a combination thereof, pursuant to the terms and conditions of the transaction documents.

Voting Rights. The holders of the Preferred Stock have no voting rights unless required under applicable state corporate law.

Liquidation. Upon any liquidation, dissolution, or winding-up of Viking, whether voluntary or involuntary (a “Liquidation”), the holders of Series B Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of Viking an amount equal to the stated value of the Series B Preferred Stock ($1,000 per share), plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon, for each share of Series B Preferred Stock before any distribution or payment shall be made to the holders of any junior securities, and if the assets of Viking shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series B Preferred Stock shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Conversion. The shares of Preferred Stock are initially convertible into shares of Viking’s common stock at a price of $0.18 per share, however, the conversion price is subject to adjustment based upon certain conditions.  If all shares of Preferred Stock are converted into common stock at the initial conversion price, of which there can be no assurance, approximately 44,444,444 shares of common stock will be issued in such conversion.

Certain Price and Share Adjustments.

a)    Stock Dividends and Stock Splits. If Viking (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock on shares of common stock or any other common stock equivalents; (B) subdivides outstanding shares of common stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the common stock, any shares of capital stock of Viking, then the conversion price shall be adjusted accordingly.

b)    Subsequent Equity Sales. If Viking sells or grants any option to purchase or sells or grants any right to reprice its securities, or otherwise disposes of or issues any common stock or common stock equivalents entitling any person to acquire shares of common stock at an effective price per share that is lower than the then conversion price of the Series B Preferred Stock (such lower price, the “Base Conversion Price” and such issuances collectively, a “Dilutive Issuance”), then the conversion price shall be reduced, by multiplying the conversion price by a fraction, the numerator of which is the number of shares of common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of common stock that the actual cash offering price for such Dilutive Issuance would purchase at the then Exercise Price, and the denominator of which shall be the sum of the number of shares of common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of common stock so issued or issuable in connection with the Dilutive Issuance, but in no event shall such adjustment reduce the Conversion Price to less than $0.05.

c)    Subsequent Rights Offerings. If Viking shall issue rights, options, or warrants to all holders of common stock entitling them to subscribe for or purchase shares of common stock at a price per share that is lower than the effective value weighted average price (“VWAP”), then the conversion price shall be multiplied by a fraction of which the denominator shall be the number of shares of the common stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of common stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the common stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming delivery to Viking in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

Based on certain redemption features of the Series B Convertible Preferred Stock which Viking determined not to be solely within their control, the Preferred Stock has been classified on the balance sheet between total liabilities and equity, in accordance with the provisions of Emerging Issues Task Force (“EITF”) Topic D-98. The fair value of warrants to purchase common stock issued in connection with the Preferred Stock, and all other issued and outstanding warrants, have been classified as derivative liabilities in accordance with the provisions of EITF-00-19. At each subsequent balance sheet date, the fair value of the warrants will be remeasured, and any changes in the fair value will be recorded as a gain or loss on derivatives in the statement of operations.

Redemptions. Subject to certain conditions, Viking, at any time after the four year anniversary of the date that Viking’s registration statement covering the shares of common stock issuable upon conversion of the Preferred Stock is declared effective by the Securities and Exchange Commission, may redeem shares of Preferred Stock at the Stated Value plus any accrued and unpaid dividends and any other amounts due in respect of the Preferred Stock. Pursuant to the terms and conditions of the transaction documents, upon the occurrence of certain events (each a “Triggering Event”), each Holder has the right to require Viking to redeem Preferred Stock for cash or for shares of Viking common stock. Depending upon the nature of the Triggering Event the Holder would:

(1) receive in cash for each share of Preferred Stock, the sum of (i) the greater of (A) 130% of the Stated Value or (B) the product of (a) the VWAP on the Trading Day immediately preceding the date of the Triggering Event and (b) the Stated Value divided by the then Conversion Price, (ii) all accrued but unpaid dividends thereon and (iii) all liquidated damages and other costs, expenses or amounts due in respect of the Preferred Stock, or

(2) either (a) redeem all of the Preferred Stock then held by such Holder for a redemption price, in shares of Common Stock, equal to a number of shares of Common Stock equal to the sum of (i) the greater of (A) 130% of the Stated Value or (B) the product of (a) the VWAP on the Trading Day immediately preceding the date of the Triggering Event and (b) the Stated Value divided by the then Conversion Price, (ii) all accrued but unpaid dividends thereon and (iii) all liquidated damages and other costs, expenses or amounts due in respect of the Preferred Stock divided by 75% of the average of the 10 VWAPs immediately prior to the date of election to redeem Preferred Stock for common stock, or (b) increase the dividend rate on all of the outstanding Preferred Stock held by such Holder to 18% per annum thereafter.

Transfer agent

Our transfer agent is Fidelity Transfer, 1800 South West Temple, Salt Lake City, Utah 84115, telephone (801) 484-7222.

COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We are a Delaware corporation. Our Certificate of Incorporation provides to the fullest extent permitted under Section 145 of the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Certificate of Incorporation is to eliminate our rights and our shareholders’ rights (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our Bylaws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations, and upon the same conditions as are required for the indemnification of, and advancement of, expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Issuance of Preferred Stock

On December 18, 2003, we granted Donald Tucker, Viking Systems’ largest shareholder who is also currently the Company’s President, Chief Executive Officer and a director, an option to purchase 5,000,000 shares of our Series A Preferred Stock for $400,000. Each share of Series A Preferred Stock was convertible into four shares of our common stock. Mr. Tucker subsequently exercised his option and purchased all 5,000,000 shares of Series A Preferred Stock. In December 2004, he converted his 5,000,000 shares of Series A Preferred Stock into 20,000,000 shares of our common stock.

Loan Transactions

Donald Tucker, has made several loans to Viking Systems since 2005. Each of such loans was unsecured and most was convertible into shares of our common stock or other debt securities. Information about such loans is as follows:

Date of Loan	Amount	Interest Rate	Maturity Date	Conversion Rate
10/26/04	$200,000	10%	3/31/05	$.40 per share (1)
12/6/04	$200,000	10%	3/31/05	$.40 per share (1)
1/12/05	$ 50,000	10%	3/31/05	$.40 per share (1)
1/21/05	$ 50,000	10%	3/31/05	$.40 per share (1)
2/5/05	$500,000	10%	3/31/05	(2)
3/16/06	$200,000	10%	5/31/05	(3)
1/26/07	$300,000	8%	2/26/07	$0.18 per share(4)

(1) On March 22, 2005, the principal balance of these loans, together with accrued interest thereon, was converted into a total of 1,291,650 shares of our common stock.

(2) On March 22, 2005, this loan was converted into another debt instrument. On that date Viking entered into a Securities Purchase Agreement and related agreements (the "Transaction Documents"), among (i) Viking, (ii) St. Cloud Capital Partners, L.P., a Delaware limited partnership ("St. Cloud"), as "Lead Lender" and "Collateral Agent" and (iii) St. Cloud, Donald Tucker, Brian Miller, and any other person signing the signature page of the Securities Purchase Agreement as an Investor or that becomes an Investor after March 22, 2005, (collectively, the "Investors"). Pursuant to the Securities Purchase Agreement, Viking has sold and will sell promissory notes ("Notes") to Investors in the maximum aggregate amount of $2,750,000. One of such Investors was Donald F. Tucker who converted his February 5, 2005 loan into a $500,000 loan sold pursuant to the Securities Purchase Agreement. The material terms of the Securities Purchase Agreement and other Transaction Documents are set forth in the Management’s Discussion and Analysis Section of this Form 10-KSB.

(3) On March 16, 2006, Donald Tucker loaned Viking Systems $200,000 in an unsecured note payable. This note was repaid in June, 2006.

(4) On February 24, 2007, this loan was converted into another debt instrument. On that date, Viking closed upon the sale of $5,376,533 of its Secured Convertible Debentures (the “Debentures”) pursuant to a Securities Purchase Agreement and related agreements (the “Transaction Documents”), among (i) Viking and 13 purchasers (collectively, the “Debenture Investors”). As of February 24, 2007 a total of $5,376,533 of Debentures had been sold to 13 Debenture Investors.

Loan Guarantee Collateral

On January 27, 2005, we entered into a Loan and Security Agreement with Silicon Valley Bank. The Loan Agreement provides for a maximum borrowing of $200,000. The loan was secured by the assets of Viking Systems and also secured by a $200,000 certificate of deposit owned by Donald Tucker. This agreement was terminated in June, 2006.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees, and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, or Regulation S, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees, or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers, or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees, or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

SELLING SECURITY HOLDERS

The selling stockholders participated in our May 2006 Preferred Stock Transaction in which the selling stockholders acquired an aggregate of 8,000 shares of our Series B Convertible Preferred Stock, convertible into 44,444,444 shares of our commons stock, and five-year warrants to purchase a total of 22,222,222 shares of our common stock. The agreements pursuant to which we issued the securities to the selling stockholders require us to register the shares of our common stock underlying the Preferred Stock and Warrants issued in connection with the Preferred Stock Transaction, and any securities issued or issuable upon any stock split, dividend, or other distribution, recapitalization or similar event, or any adjustment with respect to the shares of our common stock issued or issuable in connection with our May 2006 private placement. Pursuant to our agreement with selling stockholders, we initially registered 30,800,000 shares underlying the securities sold in the May 2006 private placement.

This prospectus is part of a registration statement filed by us with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), covering the resale of such shares of our common stock from time to time by the selling stockholders.

The securities are being offered by the named selling security holders below. The table below assumes the immediate conversion of all shares of Preferred Stock and the exercise of all warrants to purchase common stock owned by the selling stockholders. These factors include, but are not limited to, the other rights associated with the terms of the warrant agreements, whether there is a specific exemption to registration under federal and state securities laws for the exercise, and the specific exercise price of the securities held by each selling security holder and its relation to the market price.

The selling stockholders may from time to time offer and sell, pursuant to this prospectus, up to an aggregate of 30,800,000 shares of our common stock underlying the shares of Preferred Stock now owned by them. The selling security holders may, from time to time, offer and sell any or all of the shares that are registered under this prospectus, although they are not obligated to do so.

We do not know when or in what amounts the selling stockholders may offer the shares described in this prospectus for sale. The selling security holders may decide not to convert any Preferred Stock or sell any of the shares that this prospectus covers. Because the selling security holders may offer all or some of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares that the selling stockholders will hold after completion of the offering, we cannot estimate the number of the shares that the selling stockholders will hold after completion of the offering. However, for purposes of the following tables, we have assumed that, after completion of the offering, the selling security holders will hold none of the securities that this Prospectus covers.

Name	Number of Shares of Common Stock Owned Before Offering (1)	Number of Shares To Be Offered (2)	Number of Shares Owned After Offering (3)	Percentage of Shares of Common Stock Owned After Offering (4)

Bushido Capital Master Fund, LP(5)	16,379,567	5,775,000	10,604,567	4.9%
Midsummer Investment, Ltd.(6)	35,302,163	9,625,000	25,677,163	11.9%
Rockmore Investment Master Fund, Ltd.(7)	6,467,500	2,887,500	3,580,000	1.7%
Crestview Capital Master LLC(8)	11,652,778	3,850,000	7,802,778	3.6%
Gryphon Master Fund, L.P.(9)	7,287,500	3,176,250	4,111,250	1.9%
Gamma Opportunity Capital Partners, LP Class A(10)	2,647,221	962,500	1,684,721	0.8%
Vision Opportunity Master Fund, Ltd.(11)	7,888,021	962,500	6,925,521	3.2%
GSSF Master Fund. L.P.(12)	5,948,611	1,636,250	4,312,361	2.0%
Pierce Diversified Strategy Master Fund, LLC, Series BUS(13)	4,416,667	1,925,000	2,491,667	1.2%

Total	97,990,028	30,800,000	67,190,028

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares that the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the Preferred Stock is subject to adjustment. The selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(1) Assumes all Preferred Stock and Debentures owned by each of the selling stockholders is converted into Viking common stock and all warrants owned by selling stockholders are exercised.

(2) The selling stockholders have no obligation to sell all or any of their shares.

(3) Assumes all shares offered are sold.

(4) Percentage assumes that 216,004,665 shares of Viking common stock have been issued, including all Preferred Stock and Debentures were converted, all of the selling stockholders warrants were exercised, and all 30,800,000 shares offered by this prospectus were sold by the selling stockholders.

(5) Includes 908,459 Common Shares currently owned, 8,333,333 shares underlying the Preferred Stock, 1,980,739 shares underlying the Debentures and 5,157,036 shares under Warrants.

(6) Includes 2,563,276 Common shares currently owned, 13,294,444 shares underlying the Preferred Stock, 8,333,333 shares underlying the Debentures and 11,111,110 shares under Warrants.

(7) Includes 773,056 Common shares currently owned, 4,166,667 shares underlying the Preferred Stock and 2,083,333 shares under Warrants.

(8) Includes 611,111 Common shares currently owned, 5,555,555 shares underlying the Preferred Stock, 1,388,889 shares underlying the Debentures and 4,097,222 shares under Warrants.

(9) Includes 412,500 Common shares currently owned, 4,583,333 shares underlying the Preferred Stock and 2,291,667 shares under Warrants.

(10) Includes 147,222 Common shares currently owned, 1,388,889 shares underlying the Preferred Stock, 277,778 shares underlying the Debentures and 833,332 shares under Warrants.

(11) Includes 1,776,911 Common shares currently owned, 1,388,889 shares underlying the Preferred Stock, 555,556 shares underlying the Debentures and 4,166,665 shares under Warrants.

(12) Includes 323,611 Common shares currently owned, 2,361,111 shares underlying the Preferred Stock, 1,388,889 shares underlying the Debentures and 1,875,000 shares under Warrants.

(13) Includes 250,000 Common shares currently owned, 2,777,778 shares underlying the Preferred Stock and 1,388,889 shares under Warrants.

FINANCIAL STATEMENTS

See the Financial Statements beginning on page F-1, “Index to Financial Statements.”

EXPERTS

The balance sheets of Viking Systems, Inc. as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, have been audited by Squar, Milner, Peterson, Miranda & Williamson, LLP, independent registered public accountants, as set forth in their report thereon.

LEGAL MATTERS

Cohne, Rappaport & Segal, Salt Lake City, UT, has acted as our counsel in connection with this offering, including the validity of the issuance of the securities offered under this prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On November 27, 2006 we filed a Form 8-K indicating that on November 27, 2006 we were informed by Peterson & Co., LLP (“Peterson”), our independent registered public accounting firm had consummated a merger with Squar, Milner, Miranda & Williamson, LLP (“Squar Milner”). Squar Milner, which is located in Newport Beach, California, is also registered with the Public Company Accounting Oversight Board (United States). The name of the post-merger firm is Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar Milner Peterson”). We filed that Form 8-K as notification that Peterson will no longer be our independent registered public auditor and that Squar Milner Peterson succeeds Peterson as the Company’s independent registered auditor. In January 2007, we supplemented our November 27, 2006 Form 8-K with the following information:

Peterson was engaged as our independent registered public auditor for the year ended December 31, 2005. The report on the consolidated financial statement for the year ended December 31, 2004 was audited by an independent registered public accounting firm other than Peterson. Peterson's reports on our consolidated financial statements as of and for the year ended December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion; however, Peterson's reports for the years ended December 31, 2005 contained an explanatory paragraph due to uncertainty regarding our ability to continue as a going concern.

During the entire period that Peterson served as the Company’s independent registered auditor, including the year ended December 31, 2005 and the subsequent interim period preceding the change from Peterson to Squar Milner Peterson, there were no disagreements with Peterson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Peterson, would have caused them to make reference thereto in their reports on our consolidated financial statements.

We received a letter dated March 31, 2006 (the "Letter") from Peterson, addressed to the Audit Committee of the Company's Board of Directors in connection with the audit of our financial statements as of December 31, 2005, which identified certain matters involving internal control and its operation that they consider to be significant deficiencies or material weaknesses under the standards of the Public Company Accounting Oversight Board. These material weaknesses were: (1) absence of appropriate segregation of duties consistent with control objectives; (2) insufficient personnel resources and technical accounting expertise within the accounting function to resolve non-routine or complex accounting matters; (3) ineffective controls over period end financial close and reporting processes; and (4) inadequate procedures for appropriately identifying, assessing and applying accounting principles. The Audit Committee of the Company’s Board of Directors discussed the subject matter of the Letter with Peterson.

At the end of May, 2006, we hired a new Chief Financial Officer and in September, 2006 we hired a new controller and have begun to address the weaknesses identified in our independent auditor’s letter of March 31, 2006. We will continue to monitor and evaluate the effectiveness of our disclosure controls and procedures and our internal controls over financial reporting on an ongoing basis and are committed to taking further action and implementing additional enhancements or improvements, as necessary and as funds allow.

The Audit Committee of our Board of Directors has met and approved the appointment of Squar Milner Peterson as the Company’s independent registered public auditor.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, please refer to the registration statement and to the exhibits filed with it.

The registration statement, including all exhibits, may be inspected without charge at the SEC’s Public Reference Room at the public reference facility of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facility by calling the SEC at 1-800-SEC-0330. The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and is publicly available through the SEC’s Website located at http://www.sec.gov.

GLOSSARY

The following is a glossary of certain technical terms used in this Memorandum.

AAGL	American Association of Gynecologic Laparoscopy
ACOG	American College of Obstetrics and Gynecology
ACS	American College of Surgeons
ASBS	American Society of Bariatric Surgeons
AUA	American Urological Association
CCD	Charge Coupled Device
CME	Continuing Medical Education
CMOS	Complementary Metal-Oxide Semiconductor
EAU	European Association of Urology
ENT	Ear, Nose and Throat
ERP	Enterprise Resource Planning
FDA	U.S. Food and Drug Administration
GPO	Group Purchasing Organization
HD	High Definition
HMD	Head Mounted Display
LCD	Liquid Crystal Display
LRP	Laparoscopic Radical Prostatectomy
MIS	Minimally Invasive Surgery
OEM	Original Equipment Manufacturer
QSR	Quality System Regulation
SD	Standard Definition
SAGES	Society of American Gastroenterological Endoscopic Surgeons
SLS	Society for Laparoendoscopic Surgeons
SVGA	Super Video Graphics Array
VGA	Video Graphics Array

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Viking Systems, Inc.

We have audited the accompanying balance sheets of Viking Systems, Inc. (the “Company”) as of December 31, 2006 and 2005, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Viking Systems, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company changed its method of accounting for stock-based compensation, effective January 1, 2006, as a result of the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payments.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has reported recurring losses from operations through December 31, 2006 and had a working capital deficit at December 31, 2006. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans as to these matters are described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

San Diego, California
March 23, 2007

VIKING SYSTEMS, INC.
Balance Sheets
December 31, 2006 and 2005

Assets
	2006	2005
Current assets:
Cash and cash equivalents	$440,465	$434,503
Accounts receivable	855,299	248,258
Inventories	1,117,929	567,176
Prepaid expenses	34,208	48,148
Other current assets	72,535	34,789
Total current assets	2,520,436	1,332,874

Property and equipment, net	594,402	377,632
Intangible assets, net	350,000	-
Total assets	$3,464,838	$1,710,506

Liabilities and Stockholders' Deficit

Current liabilities:
Accounts payable	$1,037,334	$515,781
Accrued expenses	1,780,302	428,347
Deferred revenue	100,181	-
Bank borrowings	-	211,200
Capital lease obligations - current	36,649	-
Notes payable	350,000	-
Convertible notes payable, related party net	-	766,918
Convertible notes payable net	-	1,502,158
Derivative liability	3,373,676	-
Total current liabilities	6,678,142	3,424,404

Capital lease obligations	77,253	-

Commitments and contingencies (note 20)

Series B redeemable preferred stock, $0.001 par value; 8,000 shares authorized, issued and outstanding at December 31, 2006
No shares authorized, issued or outstanding at December 31, 2005 (aggregate
liquidation preference of $8,391,014 and $0 at December 31, 2006 and 2005, respectively).	8,391,014	-

Stockholders' deficit:
Preferred stock, $.001 par value, 25,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock, $.001 par value, 200,000,000 shares authorized;
61,864,941 and 34,529,052 issued and outstanding at December 31, 2006 and 2005, respectively	61,865	34,528
Additional paid-in capital	6,804,876	8,095,714
Accumulated deficit	(18,548,312)	(9,844,140)
Total stockholders' deficit	(11,681,571)	(1,713,898)

Total liabilities and stockholders' deficit	$3,464,838	$1,710,506

VIKING SYSTEMS, INC.
Statements of Operations
Years Ended December 31, 2006 and 2005

	2006	2005

Sales, net	$5,617,253	$3,835,451
Cost of sales	3,912,044	2,930,337

Gross profit	1,705,209	905,114

Operating expenses:
General and administrative	2,485,297	1,528,411
Selling and marketing	4,544,986	2,929,987
Research and development	1,511,723	922,281

Total operating expenses	8,542,006	5,380,679

Operating loss	(6,836,797)	(4,475,565)

Other income (expense):
Interest income	61,162	-
Interest expense	(551,099)	(280,508)
Gain on extinguishment of debt	4,975,824	-
Amortization of debt discount	(8,480,878)	(2,772,646)
Accrued liquidated damages	(840,000)	-
Gain on derivative liability	2,967,616	-

Net loss	(8,704,172)	(7,528,719)

Accretion of Series B Preferred Stock to redemption
Value including accrued dividend	(8,391,014)	-

Net loss applicable to common shareholders	$(17,095,186)	$(7,528,719)

Net loss per common share - basic and diluted	$(0.33)	$(0.23)

Weighted average shares - basic and diluted	51,322,549	32,626,000

VIKING SYSTEMS, INC.
Statements of Stockholders’ Deficit
Years Ended December 31, 2006 and 2005

	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance December 31, 2004	30,608,652	$30,608	$1,282,222	$(2,315,421)	$(1,002,591)

Issuance of common stock to related party for conversion of note payable	3,791,650	3,792	1,012,868	-	1,016,660
Issuance of common stock to board of directors for services	18,750	19	7,481	-	7,500
Issuance of warrants from convertible notes	-	-	1,948,849	-	1,948,849
Beneficial conversion feature from convertible notes	-	-	3,605,971	-	3,605,971
Issuance of stock options for services	-	-	158,682	-	158,682
Issuance of stock for services	110,000	110	79,640	-	79,750
Net loss	-	-	-	(7,528,719)	(7,528,719)

Balance December 31, 2005	34,529,052	34,529	8,095,713	(9,844,140)	(1,713,898)

Issuance of common stock to related party for conversion of note payable	2,500,000	2,500	447,500	-	450,000
Issuance of common stock for conversion of note payable	23,888,889	23,889	4,276,111	-	4,300,000
Beneficial conversion feature from issuance of convertible notes			250,000		250,000
Accretion of preferred stock to redemption value			(8,391,014)		(8,391,014)
Reclassification of previous outstanding warrants to a derivative liability			(2,751,242)		(2,751,242)
Modification of warrant terms			274,176		274,176
Beneficial conversion feature on issuance of preferred stock	-	-	3,973,808	-	3,973,808
Exercise of stock options by former officer	837,000	837	(837)	-	-
Stock-based compensation	-	-	586,776	-	586,776
Issuance of stock for services	110,000	110	43,885	-	43,995
Net loss	-	-	-	(8,704,172)	(8,704,172)

Balance December 31, 2006	61,864,941	$61,865	$6,804,876	$(18,548,312)	$(11,681,571)

VIKING SYSTEMS, INC.
Statement of Cash Flows
Years Ended December 31, 2006 and 2005

	2006	2005
Cash flows from operating activities:
Net loss	$(8,704,172)	$(7,528,719)
Adjustment to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	396,013	271,591
Common stock and stock options issued for services	44,041	245,932
Stock-based compensation expense	586,776	-
Amortization of debt discount	8,480,878	2,772,646
Gain on extinguishment of debt	(4,975,824)	-
Gain on derivative liability	(2,967,616)	-
Change in operating assets and liabilities:
Accounts receivable	(607,041)	29,509
Inventories	(478,780)	99,912
Prepaids and other current assets	(23,806)	62,605
Accounts payable	521,553	(1,025,173)
Accrued expenses	1,351,955	93,858
Deferred revenue	100,181	(159,150)
Net cash used in operating activities	(6,275,842)	(5,136,989)

Cash flows from investing activities:
Purchases of property and equipment	(561,067)	(371,136)
Purchase of intangible assets	(350,000)	-
Net cash used in investing activities	(911,067)	(371,136)

Cash flows from financing activities:
Net change in short-term bank borrowings	(211,200)	151,985
Proceeds from issuance of preferred stock	7,250,000	-
Proceeds from notes payable	350,000	-
Payments on related party notes	(200,000)	-
Proceeds from issuance of convertible debt	250,000	3,300,000
Proceeds from issuance of related-party convertible note payable	-	2,550,000
Proceeds from issuance of related-party note payable	200,000
Payments for stock issue costs	(436,142)	(198,750)
Payments on capital leases	(9,787)	-
Net cash provided by financing activities	7,192,871	5,803,235

Net increase in cash and cash equivalents	5,962	295,110

Cash and cash equivalents at beginning of year	434,503	139,393

Cash and cash equivalents at end of year	$440,465	$434,503

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$345,385	$284,078
Income taxes	$1,300	$1,300

VIKING SYSTEMS, INC.
Statement of Cash Flows
Continued

	Years ended December 31,
	2006	2005
Non-cash, investing and financing activities:

Conversion of notes payable and interest into common stock	$4,300,000	$1,016,000

Conversion of notes payable, related party into common stock	$450,000	$-

Conversion of notes payable into preferred stock	$750,000	$-

Equipment and software acquired pursuant to capital lease	$123,639	$-

Beneficial conversion feature recorded in connection with convertible notes and preferred stock	$4,174,164	$3,605,971

Derivative liability recorded in connection with preferred stock	$3,590,049	$-

Fair value of warrants issued in connection with convertible notes	$49,644	$1,948,849

VIKING SYSTEMS, INC.
Notes to Financial Statements

1.    Organization and Summary of Significant Accounting Policies

Organization and Business
Viking Systems, Inc., (“Viking Systems” or the “Company”) was organized as a corporation in the state of Nevada on May 28, 1998, for the purpose of providing training and curriculum for the information technology industry. During 2001, Viking Systems changed its business focus to the development of software applications, hardware sales and leasing, and training and support. As of December 31, 2002, Viking Systems discontinued its operations. During 2004, Viking Systems purchased the assets of the visualization technology business of Vista Medical Systems, Inc. (“Vista”), a Delaware Corporation, involved in the development, manufacture, and sale of medical devices and related technology. Viking Systems has continued to develop, manufacture, and sell the products associated with Vista’s visualization technology business. In 2006, the Company changed its state of incorporation to Delaware.

Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Cash and Cash Equivalents
Viking Systems considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

Financial Instruments
The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable, and notes payable. These financial instruments are stated at their respective carrying values, which approximate their fair values.

Concentration Risk
Financial instruments which potentially subject Viking Systems to concentration of credit risk consist primarily of trade receivables. In the normal course of business, Viking Systems provides credit terms to its customers. Accordingly, Viking Systems performs ongoing credit evaluations of its customers and maintains allowances for possible losses which, when realized, have been within the range of management’s expectations.

Viking Systems maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Viking Systems has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Accounts Receivable
Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Specific reserves are estimated by management based on certain assumptions and variables, including the customer’s financial condition, age of the customer’s receivables, and changes in payment histories. As of December 31, 2006 and 2005, no allowance for doubtful receivables was considered necessary.

1.    Organization and Summary of Significant Accounting Policies (Continued)

Inventories
Parts and supplies inventories are stated at the lower of cost or market. Cost is determined using the standard cost method. Work-in-process and finished goods are stated at the lower of the accumulated manufacturing costs or market. Viking Systems reduces the stated value of its inventory for obsolescence or impairment in an amount equal to the difference between the cost of the inventory and the estimated market value, based upon assumptions about future demand and market conditions. If actual future demand or market conditions are less favorable than those projected by management, additional reductions in stated value may be required

Amortization and Impairment of Long Lived Assets
Long lived assets, such as property, equipment and intangible assets are recorded at historical cost. We amortize our intangible assets using the straight-line method over their estimated useful lives, usually two to five years. We review intangible assets subject to amortization periodically to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in the remaining useful life. Conditions that would indicate impairment and trigger a more frequent impairment assessment include, but are not limited to a significant adverse change in the legal factors or business climate that could affect the value of an asset, or an adverse action or assessment by a regulator. If the carrying amount of an asset exceeds its estimated fair value, an impairment charge is recognized for the amount by which the carrying amount exceeds the estimated fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less the estimated costs to sell. In addition, depreciation of the asset ceases. During the years ended December 31, 2006 and 2005, no impairment of long-lived assets was recorded.

Property and Equipment
Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the useful lives of the assets, which range from one to four years. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. Gains and losses on sale of property and equipment are reflected in operations.

Derivative Financial Instruments
The Company accounts for derivative instruments in accordance with the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities , and its related interpretations, and complies with SFAS No. 138, Accounting for Certain Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 . SFAS No. 133 and SFAS No. 138 establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities.

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. Terms of convertible debt and equity instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required under SFAS No. 133 to be accounted for separately from the host contract, and recorded on the balance sheet at fair value. The fair value of derivative liabilities is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results.

1.    Organization and Summary of Significant Accounting Policies (Continued)

Freestanding warrants issued by the Company in connection with the issuance or sale of debt and equity instruments are considered to be derivative instruments, and are evaluated and accounted for in accordance with the provisions of the Emerging Issues Task Force Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“EITF No. 00-19”). Pursuant to EITF No. 00-19, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability

Revenue Recognition
Our revenues are derived from the sale of surgical visualization technology products to end users, distributors and original equipment manufactures. Revenue from the sale of products is recognized when a purchase order has been received, the product has been shipped, the selling price is fixed or determinable, and collection is reasonably assured and when both title and risk of loss transfer to the customer, provided that no significant obligations remain. If installation is included as part of the contract, revenue is not recognized until installation has occurred, or until any remaining installation obligation is deemed to be perfunctory. Shipping and handling costs are included in cost of sales.

For the sale of products and services as part of a multiple-element arrangement, we allocate revenue from multiple-element arrangements to the elements based on the relative fair value of each element. The allocation of fair value for a multiple-element arrangement is based on vendor specific objective evidence (“VSOE”) or in absence of VSOE for delivered elements, the residual method. In the absence of VSOE for undelivered elements, revenue is deferred and subsequently recognized over the term of the arrangement. For sales of extended warranties with a separate contract price, Viking defers revenue equal to the separately stated price. Revenue associated with undelivered elements is deferred and recorded when delivery occurs.

Advertising Costs
Advertising costs are expensed as incurred. For the years ended December 31, 2006 and 2005, advertising expense was $35,375 and $51,110 respectively.

Shipping and Handling Costs
Shipping and handling costs are classified as marketing materials and service expenses.

Income Taxes
Viking Systems accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized against deferred tax assets when it is more likely than not that the assets will not be realized.

Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Earnings Per Common and Common Equivalent Share
The computation of basic earnings per common share is computed using the weighted average number of common shares outstanding during the year.

1.    Organization and Summary of Significant Accounting Policies (Continued)

Common stock equivalents are not included in the diluted earnings per share calculation when their effect is antidilutive. In 2006, 44,444,444 shares issuable upon conversion of the Preferred Series B shares and 38,670,000 shares issuable upon exercise of stock options and warrants were excluded from the weighted average shares calculation because their effect was anti-dilutive. In 2005, 26,250,000 shares issuable upon conversion of the convertible notes payable and 13,028,000 shares issuable upon exercise of stock options and warrants were excluded from the weighted average shares calculation because their effect was anti-dilutive.

Stock-Based Compensation
On January 1, 2006 the Company adopted Statement of Financial Accounting Standards (“SFAS”) No.123 (Revised 2004), Share Based Payment, (“SFAS 123R”), using the modified prospective method. In accordance with SFAS 123R, the Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period. The Company determines the grant-date fair value of employee share options using the Black-Scholes option-pricing model.

Under the modified prospective approach, SFAS 123R applies to new awards and to awards that were outstanding on January 1, 2006 that are subsequently modified, repurchased or cancelled. Under the modified prospective approach, compensation cost recognized during the year ended December 31, 2006 includes compensation cost for all share-based payments granted prior to, but not yet vested on, January 1, 2006, based on the grant-date fair value estimated in accordance with the pro forma provisions of SFAS 123, and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Prior periods were not restated to reflect the impact of adopting the new standard.

Prior to 2006, Viking Systems accounted for its employee stock-based compensation plans using the intrinsic value method, as prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, Viking Systems recorded deferred compensation costs related to its employee stock options when the current market price of the underlying stock exceeded the exercise price of each stock option on the measurement date (usually the date of grant). During 2005, Viking Systems did not grant any stock options to employees or members of Viking Systems’ Board of Directors with exercise prices below the market price on the measurement date.

Reclassifications
Certain reclassifications have been made to prior years’ financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or accumulated deficit.

2.    Going Concern

The accompanying financial statements have been prepared under the assumption that Viking Systems will continue as a going concern. Such assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As shown in the financial statements for the years ended December 31, 2006 and 2005, Viking Systems has a substantial working capital deficiency, has recurring net losses, and has incurred net cash outflows from operating activities. These factors raise substantial doubt about Viking Systems’ ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should Viking Systems be unable to continue as a going concern.

2.    Going Concern (Continued)

Viking Systems’ continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain profitability. On February 24, 2007, Viking Systems closed upon the sale of approximately $5,000,000 of its Secured Convertible Debentures with 13 investors to provide additional working capital, carry out key strategic initiatives and for other general corporate purposes. Viking Systems plans to obtain additional financing through the sale of equity securities and the issuance debt, if needed. There can be no assurance that such financing will be available on acceptable terms, or at all.

3.    Inventories

Inventories consist of the following at December 31:

	2006	2005
Inventories:
Parts and supplies	$558,668	$292,277
Work-in-progress	344,483	150,016
Finished goods	310,559	124,883
Valuation reserve	(95,782)	-

	$1,117,929	$567,176

4.    Property and Equipment

Property and equipment consists of the following at December 31:

	2006	2005

Equipment	$1,091,931		$647,440
Furniture and fixtures	57,023		57,023
	1,148,954		704,463
Less accumulated depreciation	(554,552)		(326,831)

	$594,402	$	$ 377,632

Depreciation expense was $396,012 and $271,591 for the years ended December 31, 2006 and 2005, respectively.

5.    Intangible Assets

Intangible assets consist of the following at December 31:

	2006	2005

Patents and other assets	$350,000	$-
Less accumulated amortization	-	-

	$350,000	$-

In November 2006, as part of a Technology Transfer and Settlement Agreement, the Company paid $350,000 for the ownership of intellectual property including fourteen patents and non-exclusive license rights to four U.S. patents and four international patents. Subject to periodic valuation, we expect to amortize these assets ratably over five years commencing in 2007.

6.    Accrued expenses

Accrued expenses consist of the following at December 31:

	2006	2005
Accrued wages and salaries	$352,390	$230,773
Accrued liquidated damages	840,000	-
Accrued registration delay fees	192,300	-
Accrued board of director fees	151,625	82,375
Other accrued expenses	243,987	115,199
	$1,780,302	$428,347

7.    Deferred Revenue

As of December 31, 2006, Viking Systems had deferred revenue of $100,181, which consisted of a sale for which all elements of the agreement were not completed by December 31, 2006 and for service plan agreements that are deferred until the service period has occurred. There were no such balances at December 31, 2005.

8.    Bank Borrowings

Viking Systems had an agreement with a bank through which the bank would advance funds to Viking Systems equal to 80% of receivables resulting from sales by Viking Systems up to a maximum of $400,000. Funds advanced accrued interest at prime plus 3.5%. The agreement originally expired September 14, 2006 but was renewed until February 2007 when the Company cancelled the arrangement upon the completion of the 2007 convertible debt financing. Upon collection of the receivable from the customer, the bank was paid the funds advanced and the interest accrued, and the remaining amount of the collection is remitted to Viking Systems. As of December 31, 2006, there were no advances from the bank and as of December 31, 2005, Viking Systems had $11,200 of advances due to the bank. These advances were subject to certain affirmative and negative covenants and were secured by substantially all of the Company’s assets.

Viking Systems had a Loan and Security Agreement, dated February 9, 2005 and renewed on September 13, 2005, with a bank, under which Viking could borrow up to $200,000 against a Certificate of Deposit owned by Donald Tucker, the Company’s President and CEO, who is also a significant shareholder. As of December 31, 2005 Viking Systems had borrowed $200,000. During 2006, the Company repaid the entire outstanding balance and the agreement expired on May 13, 2006.

9.    Capital Lease Obligations

During the year ended December 31, 2006, the Company entered into two capital lease agreements totaling approximately $123,000 for the purchase for certain computer equipment and software. Depreciation expense recorded for the leases amounted to approximately $5,100 for 2006. As of December 31, 2006, the future minimum capital lease payments are as follows:

2007	$36,649
2008	44,964
2009	41,228
Total minimum lease payments	122,841
Amount representing interest	(8,939)
Present value of minimum lease payments	$113,902

10.    Notes Payable

During December 2006, we issued a $350,000 promissory note to one of our investors. The promissory notes were converted into the February 2007 Debentures.

11.    Convertible Notes Payable

During 2005 Viking Systems entered into a securities purchase agreement with 23 investors for the issuance of convertible debentures in the amount of $5,850,000. The notes bore interest at 10%, matured on March 21, 2006 and were convertible into the Company’s common stock, at the holders’ option, at $0.20 per share. Proceeds from the issuance of the convertible notes amounted to $5,651,250, net of original issue discount of $105,000 and debt issuance costs of $93,750. The notes were subject to certain affirmative and negative covenants and were secured by substantially all of the Company’s assets.

Included in the total convertible notes issued during 2005 were $1,050,000 of notes issued to the Company’s President and CEO who is also a significant stockholder, and $1,500,000 of notes issued to a firm in which a former member of the Viking Systems board of directors is a partner. During 2005, $400,000 of notes issued during 2004 and $600,000 of notes issued during 2005 to the Company’s President and CEO were converted into a total of 3,791,650 shares of common stock.

In connection with the notes, the Company issued 7,187,500 warrants to the investors. The warrants are exercisable until September 21, 2009 and were originally issued at a purchase price of $0.40 per share. The Company determined the fair value of the warrants issued in connection with the convertible notes using a Black-Scholes valuation model, and allocated the proceeds from the issuance of the notes between the warrants and convertible debt, based on the determination of their relative fair values. As a result of the fair value allocation of the warrants, Viking Systems recorded debt discount and additional paid in capital in the amount of $1,948,849. The recorded debt discount is being amortized as non-cash interest expense over the term of the debt. As the effective conversion price of the notes on the date of issuance was below the fair market value of the underlying common stock, Viking Systems recorded additional debt discount in the amount of $3,605,971 in connection with the beneficial conversion feature (“BCF”) of the notes. The debt discount recorded as a result of the beneficial conversion feature is being amortized as non-cash interest expense over the term of the debt.

During 2005 the Company recorded a total of $2,772,646 of interest expense resulting from the amortization of warrant, beneficial conversion and original issue discounts.

On April 22, 2006 the holders of convertible notes with an aggregate principal balance of $4,750,000 agreed to extend the term of the notes until May 31, 2006 and to convert the notes into common shares at $0.18 per share, instead of $0.20. Viking has agreed to register with the Securities and Exchange Commission and applicable state securities agencies, the shares of common stock that are issuable upon the conversion of the notes and the shares of common stock that underlie the warrants.

In April 2006 the Company and note holders agreed to modify certain terms of convertible notes totaling $5,250,000. The revised conversion terms were sufficiently different from the initial conversion terms of the notes, requiring the Company to account for the change in conversion terms as a substantial modification of terms in accordance with EITF Issue No. 96-19, “Debtor’s Accounting and Modification on Exchange of Debt Instruments”.

The original notes converted into common stock at a rate of $0.20 per share with 25% warrant coverage with warrants to purchase common stock exercisable at $0.40 per share. The new terms provided conversion into common stock at $0.18 per share and 25% warrant coverage with warrants to purchase common stock exercisable at $0.35 per share. As a result, the Company recorded a $4,975,824 gain on debt extinguishment in the current quarter representing the difference between the deemed reacquisition value of the convertible notes on the date the conversion terms were modified ($5,250,000) less the fair value of the modification of the warrants issued under the new conversion terms ($274,176). Upon conversion of $5,250,000 in convertible notes, the Company issued 26,388,889 shares of common stock and 6,694,451 warrants to purchase shares of common stock.

11.    Convertible Notes Payable (Continued)

Concurrent with the closing of the Series B Preferred Stock transaction (note 10), note-holders converted $5,500,000 of debt into equity instruments: $4,750,000 of the notes were converted into 26,388,889 shares of common stock and $750,000 of the notes were converted into 750 shares of Series B Preferred Stock. Each share of the Series B Stock is convertible, subject to adjustments, into approximately 5,555 shares of common and 2,778 warrants to purchase common stock.

In conjunction with the conversion of the convertible notes, Viking agreed to file, prior to June 21, 2006, a registration statement covering the shares of common stock issued upon the conversion of $4,750,000 of the Notes and shares of common stock underlying the warrants of these former Note holders. As a result of the required terms of the Series B Preferred Stock transaction, the Company unable to include the securities of the former Note holders in the first registration statement.

We have agreed to pay all Note purchasers, who elect to receive it, a registration delay fee of one percent per month of their initial Note principal balance. The delay fee began on June 21, 2006 and terminates on the date the Securities and Exchange Commission declares effective a registration statement covering the securities of the Note purchasers. Based on this agreement, we began accruing approximately $34,000 per month and through December 31, 2006, we have accrued a total of $227,000 for such fees, of which $34,500 has been paid.

In April 2006, the Company received $250,000 through the issuance of a convertible note.  The note accrued interest at 10% per annum and was unsecured. In May 2006, the noteholder converted the note into 250 shares of Series B Preferred Stock. In connection with the issuance of this note, the Company recorded debt discount and additional paid in capital in the amount of $250,000 based on the intrinsic value of the beneficial conversion feature. The entire discount amount was amortized as other expense during the three months ended June 30, 2006.

As of December 31, 2006 and 2005 convertible notes payable balances are summarized as follows:

		Convertible
	Convertible	Notes Payable,
	Notes Payable	Related Party

Balance, at December 31, 2004	$-	$400,000
Notes issued	3,300,000	2,550,000
Note conversions	-	(1,000,000)
Unamortized warrant and beneficial conversion discount	(1,761,430)	(1,120,925)
Unamortized original issue discount	(36,412)	(62,157)

Net balance, at December 31, 2005	1,502,158	766,918

Notes issued	250,000	-
Note conversions	(3,550,000)	(1,950,000)
Repayments	-	-
Amortization of debt discount	1,797,842	1,183,082

Net balance, at December 31, 2006	$-	$-

12.    Preferred Stock

In May 2006, our Board of Directors adopted a resolution designating a Series B preferred stock consisting of 8,000 shares. All 8,000 shares of Series B Preferred Stock (“Preferred Stock”) authorized have been issued. Each share of Series B Preferred, par value $0.001 per share, with a “Stated Value” of $1,000 per share, is convertible, subject to adjustments, into approximately 5,555 shares of common stock and warrants to purchase an additional 2,778 shares of common stock at an initial price of $0.35 per share.

12.    Preferred Stock (Continued)

In May, 2006 the Company issued the Series B Preferred for gross proceeds of $8,000,000, and incurred approximately $436,143 in issuance costs, which are recorded as a reduction of the proceeds of the Series B Preferred. Proceeds from the sale of Series B Preferred consisted of $7,250,000 in cash and the conversion of $750,000 of convertible notes.

The Company has recorded the redeemable convertible preferred stock as mezzanine equity on the accompanying balance sheet in accordance with the provisions of Emerging Issues Task Force (“EITF”) Topic D-98: Classification and Measurement of Redeemable Securities (“EITF Topic
D-98”).

In accordance with EITF Issue No. 98-5 Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF Issue No. 00-27 Application of Issue No. 98-5 to Certain Convertible Instruments, proceeds from the issuance of the Preferred Stock were allocated to the fair value of warrants issued in connection with the issuance of the Preferred Stock, and to the intrinsic value of the beneficial conversion feature (“BCF”) , based on their respective relative fair values. Based on this allocation, the fair value of the warrants totaling $3,590,050 was recorded as a discount to preferred stock and an increase to warrant derivative liability, and the intrinsic value of the BCF was recorded as a discount to preferred stock and as additional paid in capital.

The following table summarizes the valuation of the Series B Preferred for the year ended December 31, 2006.

Convertible preferred stock	$8,000,000
Less:
Issuance costs	436,142
Fair value of warrants	3,590,050
Beneficial conversion feature	3,973,808

Subtotal	$-
Plus:
Accrued dividends	391,014
Accretion of discount to redemption value	8,000,000

Convertible preferred stock	$8,391,014

The Company recorded the accretion of the Series B Preferred discount to its redemption value at issuance, since the preferred shares were immediately convertible. Total accretion of the discount to the Series B Preferred redemption value was recorded as a charge to additional paid in capital and to the net loss attributable to common stockholders, as of December 31, 2006. In addition, the Company accreted the dividend on the preferred stock as a charge to additional paid in capital.

Following is a summary of the Series B Preferred stock rights, preferences and privileges:

Dividends. Holders of the Series B Preferred Stock (each a “Holder”) are entitled to receive cumulative dividends at the rate per share of (i) up to and including May 22, 2009, 8% per annum, (ii) from May 22, 2009 through and including May 22, 2010, 11% per annum, and (iii) after May 22, 2011, 14% per annum. Dividends shall be paid in cash or shares of Viking Systems common stock, or a combination thereof. Dividends are payable on the first day following the end of each fiscal quarter of the Company. Dividends do not compound; provided, that if the Company fails to pay such dividends as required, then accrued but unpaid dividends shall bear an interest rate of eighteen percent (18%) per annum compounding daily. Under certain circumstances, if dividend payments have not been made, at the Holder’s option, unpaid dividends may be accreted to, and increase, the outstanding Stated Value.

12.    Preferred Stock (Continued)

During the year ended December 31, 2006, the Company recorded preferred stock dividends of approximately $391,014, as an increase to the net loss available to common stockholders in the accompanying consolidated statement of operations. All dividends accrued to date remain unpaid as of December 31, 2006. The Company may request that the Preferred B shareholders consent to receive payment of dividends in shares of the Company’s stock.

Voting Rights. The holders of the Preferred Stock have no voting rights unless required under applicable state corporate law.

Liquidation. Upon any liquidation, dissolution, or winding-up of Viking, whether voluntary or involuntary (a “Liquidation”), the holders of Series B Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of Viking an amount equal to the stated value of the Series B Preferred Stock ($1,000 per share), plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon, for each share of Series B Preferred Stock before any distribution or payment shall be made to the holders of any junior securities, and if the assets of Viking shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series B Preferred Stock shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Conversion. The stated value of the shares of Preferred Stock are initially convertible into shares of Viking’s common stock at a price of $0.18 per share; however, the conversion price is subject to adjustment based upon certain conditions.  If all shares of Preferred Stock are converted into common stock at the initial conversion price, of which there can be no assurance, approximately 44,444,444 shares of common stock will be issued in such conversion. “Certain Price and Share Adjustments,” below, describes circumstances under which the Conversion Price may be modified.

Certain Price and Share Adjustments.

a)    Stock Dividends and Stock Splits. If Viking (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock on shares of common stock or any other common stock equivalents; (B) subdivides outstanding shares of common stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the common stock, any shares of capital stock of Viking, then the conversion price shall be adjusted accordingly.

b)    Subsequent Equity Sales. If Viking sells or grants any option to purchase or sells or grants any right to reprice its securities, or otherwise disposes of or issues any common stock or common stock equivalents entitling any person to acquire shares of common stock at an effective price per share that is lower than the then conversion price of the Series B Preferred Stock (such lower price, the “Base Conversion Price” and such issuances collectively, a “Dilutive Issuance”), then the conversion price shall be reduced, by multiplying the conversion price by a fraction, the numerator of which is the number of shares of common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of common stock that the actual cash offering price for such Dilutive Issuance would purchase at the then Exercise Price, and the denominator of which shall be the sum of the number of shares of common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of common stock so issued or issuable in connection with the Dilutive Issuance, but in no event shall such adjustment reduce the Conversion Price to less than $0.05.

12.   Preferred Stock (Continued)

c)    Subsequent Rights Offerings. If Viking shall issue rights, options, or warrants to all holders of common stock entitling them to subscribe for or purchase shares of common stock at a price per share that is lower than the effective value weighted average price (“VWAP”), then the conversion price shall be multiplied by a fraction of which the denominator shall be the number of shares of the common stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of common stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the common stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming delivery to Viking in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

Redemptions. Subject to certain conditions, the Company, at any time after the four year anniversary of the date that the Company’s registration statement covering the shares of common stock issuable upon conversion of the Preferred Stock is declared effective by the Securities and Exchange Commission, may redeem shares of Preferred Stock at the Stated Value plus any accrued and unpaid dividends and any other amounts due in respect of the Preferred Stock.

Pursuant to the terms and conditions of the transaction documents, upon the occurrence of certain events (each a “Triggering Event”), each Holder has the right to require the Company to redeem Preferred Stock for cash or for shares of Viking common stock. Depending upon the nature of the Triggering Event the Holder would:

(1) receive in cash for each share of Preferred Stock, the sum of (i) the greater of (A) 130% of the Stated Value or (B) the product of (a) the VWAP on the Trading Day immediately preceding the date of the Triggering Event and (b) the Stated Value divided by the then Conversion Price, (ii) all accrued but unpaid dividends thereon and (iii) all liquidated damages and other costs, expenses or amounts due in respect of the Preferred Stock, or

(2) either (a) redeem all of the Preferred Stock then held by such Holder for a redemption price, in shares of Common Stock, equal to a number of shares of Common Stock equal to the sum of (i) the greater of (A) 130% of the Stated Value or (B) the product of (a) the VWAP on the Trading Day immediately preceding the date of the Triggering Event and (b) the Stated Value divided by the then Conversion Price, (ii) all accrued but unpaid dividends thereon and (iii) all liquidated damages and other costs, expenses or amounts due in respect of the Preferred Stock divided by 75% of the average of the 10 VWAPs immediately prior to the date of election to redeem Preferred Stock for common stock, or (b) increase the dividend rate on all of the outstanding Preferred Stock held by such Holder to 18% per annum thereafter.

Registration Rights The Company and the Holders entered into a “Registration Rights Agreement” on May 22, 2006. Among other things, the Company was obligated to file a registration statement on Form SB-2 and cause such registration statement to become effective within 90 days (or 120 days in the event of a “full review” by the Securities and Exchange Commission). The agreement provides for liquidated damages by the Company to the Holders if the Company is unable to complete the registration, or subsequent registrations, or maintain such effectiveness.

Our initial registration statement became effective within 90 days and a subsequent registration statement was filed and was not approved with the Securities and Exchange Commission.

As of December 31, 2006 certain shares underlying the Series B preferred securities had not been registered pursuant to the terms of the Registration Rights Agreement, The Purchasers of Series B Preferred shares agreed to waive the registration requirements of the Registration Rights Agreement and each Purchaser agreed to accept, and the Company agreed to issue to the Purchasers, an aggregate of 4,000,000 shares of Common Stock (“Liquidated Damage Shares”) in lieu of cash liquidated damages under the Registration Rights Agreement as to the Unregistered Shares. Pursuant to the terms of the Consent, Waiver and Amendment Agreement with the Series B preferred shareholders, 4,000,000 Liquidated Damage Shares were issued in February 2007. At December 31, 2006 the Company accrued $840,000 in expense related to the liquidated damages based on the estimated fair value of the Liquidated Damage Shares.

13.    Income Taxes

The components of the 2006 and 2005 provision for federal and state income tax benefit (expense) completed in accordance with statement No. FAS 109 are summarized below:

	2006	2005
Current
Federal	$-	$-
State	(1,300)	(1,300)

Deferred
Federal	-	-
State	-	-

	$(1,300)	$(1,300)

The difference between income taxes at statutory rates and the amount presented in the financial statements is a result of the following:

	2006	2005

Expected Income tax benefit at statutory rate	$3,482,000	$3,011,000
Non-deductible Derivatives	1,187,000	-
Meals and entertainment	(27,000)	(15,000)
Gain on extinguishment of debt	1,992,000	-
Minimum state taxes	(900)	(1,300)
Incentive stock options	(145,000)	-
Amortization of Debt Discount	(2,981,000)	-
Other	12,600	(27,000)
Change in valuation allowance	(3,521,000)	(2,969,000)

	$(1,300)	$(1,300)

Deferred income tax benefit reflects the impact of timing differences between amounts of assets and liabilities for financial reporting purposes and amounts as measured by income tax laws. Deferred tax assets are as follows at December 31,

	2006	2005

Operating loss carry forwards	$5,639,000	$3,774,000
Research and development tax credit	66,000	45,000
Basis Difference in Fixed Assets	67,000	46,000
Accrued liabilities	65,000	82,000
Stock options	89,000	-
Less valuation allowance	(5,926,000)	(3,947,000)

	$-	$-

Viking Systems has net operating losses of approximately $14,096,000 and $14,094,000 for federal and state, respectively which begins to expire in 2020 for federal purposes and 2015 for state purposes. The amount of net operating loss carry forward that can be used in any one year may be limited by significant changes in ownership as defined by section 382 of the Internal Revenue Code and similar state tax laws. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary difference become deductible. Management has provided a valuation allowance in the amount of $5,926,000 as of December 31, 2006 due to the uncertainty of the future realization of the deferred tax asset. The net change in valuation allowance for 2006 was an increase of $3,521,000.

13.    Income Taxes (Continued)

Due to the Company being in a net operating loss position, the implementation during 2006 of EITF 05-8, Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature, resulted in a difference of $1,542,000 between the expected income taxes at statutory rates and the amounts presented herein related to the change in the valuation allowance.

14.    Operating Leases

Viking Systems leases its office space and certain office equipment under non-cancelable operating lease agreements. Future minimum lease payments on these leases as of December 31, 2006, are as follows:

Years Ending December 31,

2007	$273,974
2008	169,846
2009	160,380
2010	120,286

$724,486

Rent expense for the years ended December 31, 2006 and 2005 was $275,708 and $192,274, respectively.

15.    Related Party Transactions

During the year ended December 31, 2006, Viking Systems:

•	Converted a $450,000 related party note payable to Donald E. Tucker, a significant shareholder, and the Company’s President and CEO, into 2,500,000 shares of common stock.
•	Had an unsecured note payable to Donald E. Tucker, a significant shareholder, and the Company’s President and CEO, in the amount of $200,000. This note was repaid on June 14, 2006.
•	Issued 87,500 warrants to purchase common stock at an exercise price of $0.35 per share to Donald E. Tucker, a significant shareholder, and the Company's President and CEO.
•
Cancelled 1,187,500 warrants to purchase common stock at an exercise price of $0.40 per share that were previously issued to Donald E. Tucker, a significant shareholder, and the Company's President and CEO.

During the year ended December 31, 2005, Viking Systems:

•	Issued 1,291,650 shares of common stock to a significant stockholder upon conversion of related party convertible notes payable of $500,000 and interest of $16,660.
•	Issued 2,500,000 shares of common stock to a significant stockholder upon conversion of convertible notes payable of $500,000.
•
Issued convertible notes payable to a significant stockholder in the amount of $1,050,000. At December 31, 2005 the convertible notes payable to a significant stockholder totaled $450,000. These notes are presented on the balance sheet net of unamortized debt discount totaling $367,757.

•
Had convertible notes payable, at December 31, 2005 to a firm in which a member of Viking Systems’ Board of Directors is a partner totaling $1,500,000. These notes are presented on the balance sheet net of unamortized debt discount totaling $815,325.

•
Entered into a Loan and Security Agreement, pursuant to which Viking can borrow up to $200,000 which is secured by a Certificate of Deposit owned by a significant shareholder. This agreement expired on May 13, 2006.

16.    Stock-Based Compensation

Common Stock Options
The Company has the 2004 Stock Incentive Plan (Plan) under which officers and key employees may be granted options to purchase shares of the Company’s authorized but unissued common stock. The Company also has the 2004 Non-Employee Directors Stock Ownership Plan which provides for the grant to non-employee directors of non-qualified stock options and restricted stock. The Company believes that such awards better align the interests of its employees and directors with those of its shareholders. The maximum number of shares of the Company’s common stock available for issuance under the 2004 Stock Incentive Plan is 8,600,000 shares and 500,000 shares under the 2004 Non-Employee Director Stock Ownership Plan. As of December 31, 2006, the maximum number of shares available for future grants under the Plan is 2,804,000 shares. Under the Plan, the option exercise price is equal to the fair market value of the Company’s common stock at the date of grant. Options currently expire no later than 10 years from the grant date and generally vest within five years. Proceeds received by the Company from exercises of stock options are credited to common stock and additional paid-in capital. Additional information with respect to the Plan’s stock option activity is as follows:

	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value

Options outstanding January 1, 2005	2,816,000	$0.26

Granted in 2005	3,025,000	$0.49
Cancelled in 2005	(135,000)	$0.48

Options outstanding December 31, 2005	5,706,000	$0.38

Granted in 2006	2,860,000	$0.39
Cancelled in 2006	(590,000)	$0.50
Exercised in 2006	(1,000,000)	$0.02

Options outstanding December 31, 2006	6,976,000	$0.42	$0.19

Options exercisable December 31, 2006	4,013,000	$0.44	$0.19

A summary of the status of non-vested options as of December 31, 2006 is presented below:

	Shares	Weighted Average Grant Date Fair Value

Non-vested options beginning January 1, 2006	3,390,333	$0.50
Granted	2,860,000	0.39
Vested	(3,046,333)	0.47
Exercised	-	-
Forfeited	(241,000)	0.50
Non-vested options at December 31, 2006	2,963,000	$0.41

16.    Stock-Based Compensation (Continued)

The fair value of stock options at date of grant was estimated using the Black-Scholes model with the following assumptions: expected volatility ranging from 76.89% to 90.81%, expected term of 10 years, risk-free interest rate ranging from 4.30% to 5.23%, and expected dividend yield of 0%. Expected volatility is based on the historical volatilities of the Company’s common stock. The expected life of employee stock options is determined using historical data of employee exercises and represents the period of time that stock options are expected to be outstanding. The risk free interest rate is based on U.S. Treasury constant maturing for the expected life of the stock option.

During the year ended December 31, 2006, the Company recorded compensation costs related to stock options of $586,776. As of December 31, 2006, the Company has unrecognized compensation costs amounted to $506,563 related to unvested stock options. This cost is expected to be recognized over a weighted average period of approximately 8.7 years.

Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of SFAS No. 123, the Company’s net earnings and earnings per share would have been:

Year Ended December 31,
2005

Net loss, as reported	$(7,528,719)
Deduct:
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(274,060)

Pro forma net loss	$(7,802,779)

Loss per share: Basic and diluted - as reported	$(.23)

Basic and diluted - pro forma	$(.24)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

2005

Expected dividend yield	$-
Expected stock price volatility	67-75%
Risk-free interest rate	4.02-4.65%
Expected life of options	10 years

The weighted average fair value of options granted during the year ended December 31, 2005 was $0.33.

17.    Stock Warrants and Derivative Liability

The following table summarizes warrants to purchase common stock outstanding at December 31, 2006:

	Shares	Range of Exercise Price	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life

Warrants outstanding January 1, 2005

Granted	7,187,500	$0.40	$0.40	3.10
Exercised	-	$-	$-	-

Warrants outstanding December 31, 2005	7,187,500	$0.40	$0.40	3.10

Granted	25,694,444	$0.35 -0.75	$0.38	4.33
Exercised	-		-	-
Cancelled	(1,187,500)	$0.40	$0.40	2.42

Warrants outstanding December 31, 2006	31,694,444	$0.35-0.75	$0.37	3.91

Included in the total of 25,694,444 warrants issued in 2006 to purchase common shares are the following:

Warrants to purchase 22,222,222 shares at an exercise price of $0.35 per share granted to purchasers of the Series B Preferred Stock.

Warrants to purchase 606,944 shares at an exercise price of $0.35 granted to note holders in connection with the modification of convertible debt terms.

Warrants to purchase 1,388,889 shares at an exercise price of $0.50 per share, and 1,388,889 shares of common stock at an exercise price of $0.75 per share in connection with a $250,000 bridge financing agreement.

Warrants to purchase 87,500 shares granted to the Company’s President and CEO at an exercise price of $0.35 per share in connection with an agreement to relinquish 562,500 previously issued warrants.

During 2006, the Company recorded the cancellation of 1,187,500 warrants to purchase common stock at an exercise price of $0.40 held by the Company’s President and CEO.

Evaluation of criteria under Emerging Issues Task Force (“EITF”) Issue 00-19, “Accounting for Derivative Instruments Indexed to and Potentially Settled in, a Company’s own Stock,” resulted in the determination that the fair value of warrants to purchase common stock issued in connection with the Preferred Stock, and all other issued and outstanding warrants, should be classified as derivative liabilities. In accordance with EITF 00-19, warrants classified as derivative liabilities are marked to market value each reporting period with the corresponding non-cash gain or loss reflected in the current period. The fair value of the warrants on December 31, 2006 was $3,373,676, resulting in a decrease in the fair value of the warrants and the recording of a derivative gain in the amount of $2,967,616.

During the year ended December 31, 2005, Viking issued warrants to purchase an aggregate of 7,187,500 shares of the Company’s common stock, in connection with the issuance of convertible notes payable. Such warrants were originally exercisable at a price of $.40 per share through September 2008. Pursuant to the consent of the noteholders, in May, 2006, the warrants were extended until September 21, 2009, the purchase price was reduced to $0.35 per share and the Company issued an additional 606,944 warrants.

17.    Stock Warrants and Derivative Liability (Continued)

In connection with the May 2006 issuance of Series B preferred stock, the Company issued warrants to purchase an additional 22,222,222 shares of common stock at an initial price of $0.35 per share.

18.    Common Stock Issued and Issuable For Services

During 2005 Viking Systems issued a total of 220,000 shares of common stock as compensation for services to non-employees. According to the terms of the agreements for these services, the shares are restricted and must be returned on a pro rata basis in the event that the agreements are terminated prior to completion of the services period. Accordingly, the shares are being treated as unissued until such time as services under the agreement have been provided and the shares are no longer forfeitable. In each of the years ended December 31, 2006 and 2005 a total of 110,000 shares have been recorded as issued pursuant to these agreements.

During, 2006 the Company entered into an agreement with its investor relations firm to issue up to 250,000 shares at a quarterly rate of 62,500 shares. The first issuance of the stock is expected to be made in 2007. Total expense accrued at December 31, 2006 in connection with this issuance was approximately $42,700.

19.    Major Customers

During the year ended December 31, 2006, Viking Systems had sales to three customers that accounted for 21%, 13% and 11%, respectively, of total sales. During the year ended December 31, 2005, Viking Systems had sales to three customers that accounted for 26%, 21% and 19%, respectively, of total sales. These customers owed the Company $290, $110,000, and $107,940 at December 31, 2006 and $79,728, $43,740, and $51,121 at December 31, 2005.

20.    Commitments and Contingencies

During 2004, Viking Systems purchased the assets of the visualization technology business of Vista Medical Systems, Inc. (“Vista”), a Delaware in connection with the acquisition of assets of visualization technology business of Vista Medical Systems, Inc (“Vista”) discussed in Note 1, Viking Systems entered into a license agreement for the intellectual property and product rights used in the operation of the business acquired. In exchange for this license grant, Viking Systems paid Vista royalties of 5% of all original equipment manufacturer (OEM) sales and 10% of all sales of the 3Di System over the five (5) years following the acquisition. The license agreement contained minimum royalties of $150,000 in year one, $300,000 in each of years two, three and four, and $375,000 in year five. The royalties payable by Viking Systems under the license agreement were capped at $4,500,000 in the aggregate, over the five-year period. Vista retained ownership of all intellectual property and product rights under the license agreement until these royalty obligations were satisfied, at which time Vista will transfer ownership of such intellectual property and product and product rights to Viking Systems.   In November 2006, Viking and IVOW, the new owners of Vista entered into a Technology Transfer and Settlement Agreement whereby IVOW would immediately transfer the ownership of the intellectual property and technology for a final payment of $500,000.

Viking Systems has also entered into a royalty agreement with a supplier. The royalty agreement requires payments of 4% of sales that use the supplier’s product. As of December 31, 2006 and 2005, Viking Systems had accrued royalties related to this agreement of approximately $19,027 and $12,090, respectively. During 2006 and 2005, Viking Systems did not pay any royalties under this agreement.

Viking Systems has a License Agreement with an individual, which originated as of April 15, 2004, whereas Viking has exclusive use of the licensor’s stereo imaging patents. Under this agreement, which expires on August 24, 2008, Viking Systems pays $54,000 per year in equal monthly payments. The McKinley patents have been licensed for potential new products and should the license agreement not be renewed, there will be no impact on Viking’s current business.

21.    Recent Accounting Pronouncements

In September 2005, the Emerging Issue Task Force ("EITF") reached a consensus on Issue No. 05-8, Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature (EITF No. 05-8”). Under EITF No. 05-8, issuance of convertible debt with a beneficial conversion feature recorded pursuant to EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments results in a temporary difference for purposes of applying Statement 109. The deferred taxes recognized for the temporary difference should be recorded as an adjustment to paid-in capital. The EITF No. 05-8 Consensus should be applied retrospectively to all instruments with a beneficial conversion feature accounted for under EITF 98-5 and EITF 00-27 for periods beginning after December 15, 2005. The adoption of EITF 05-8 did not have a material impact on our financial statements.

In February 2006, the Financial Accounting Standards Board (“FASB”) released Statement No. 155, Accounting for Certain Hybrid Financial Instruments, ("SFAS No. 155"). SFAS No.155 is an amendment of Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 establishes, among other items, the accounting for certain derivative instruments embedded within other types of financial instruments; and, eliminates a restriction on the passive derivative instruments that a qualifying special-purpose entity may hold. Effective for the Company beginning January 1, 2007, SFAS No. 155 is not expected to have a significant impact on the Company's financial position, results of operations or cash flows.

In March 2006, the FASB released Statement No. 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, ("SFAS No. 156"). SFAS No. 156 amends SFAS No. 140 to require that all separately recognized servicing assets and liabilities in accordance with SFAS No. 140 be initially measured at fair value, if practicable. Furthermore, this standard permits, but does not require, fair value measurement for separately recognized servicing assets and liabilities in subsequent reporting periods. SFAS No. 156 is also effective for the Company beginning January 1, 2007; however, the standard is not expected to have an impact on the Company's financial position, results of operation or cash flows.

In the first quarter of 2006, the Company adopted Statement No. 154, Accounting for Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3 , ("SFAS No. 154") which changed the requirements for the accounting for and reporting of a voluntary change in accounting principle. The Company also adopted Statement No. 151, Inventory Costs—an amendment of ARB No. 43, Chapter 4 ("SFAS No. 151") which, among other changes, requires certain abnormal expenditures to be recognized as expenses in the current period versus capitalized as a component of inventory. The adoption of SFAS No. 154 did not impact the results presented and the impact on any future periods will depend on the nature and significance of any future accounting changes subject to the provisions of the statement. The adoption of SFAS No. 151 did not have any impact on the Company's financial position, results of operations or cash flows.

In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109," (FIN 48). FIN 48 clarifies the accounting for uncertainty in tax positions and requires that a Company recognize in its financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 is not expected to have a significant impact on the Company's financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This Statement focuses on creating consistency and comparability in fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  We are currently evaluating the impact of adopting SFAS 157 on our financial statements.

21.    Recent Accounting Pronouncements (Continued)

In September 2006, the SEC released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides interpretive guidance on the SEC’s views on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. We adopted SAB 108 during the fourth quarter of 2006. The adoption did not have a material impact on our financial position, cash flows or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 will be effective for us on January 1, 2008. We are currently evaluating the impact of adopting SFAS No. 159 on our financial position, cash flows, and results of operations.

22.    Subsequent Events

During January 2007, we issued a $300,000 promissory note to our CEO who is also a significant shareholder and Director. The promissory notes were converted into the February 2007 debentures.

In February 2007,Viking Systems issued a total of $5,376,533 of Debentures had been sold to 13 Debenture Investors. Viking may issue additional Debentures. The general terms of this financing are as follows:

Maturity Date of Notes
Two years from the date of issuance and may be accelerated by Investor upon default by Viking.

Interest Rate of Notes
Eight percent per annum, payable quarterly and subject to certain conditions, Viking may pay interest by issuing the holders of the Debentures shares of Viking common stock.

Security
The Notes are secured by all of the assets of Viking.

Optional Conversion by Debenture Investors
Conversion. The Debentures may, at the option of the Debenture Investors, be converted into shares of Viking common stock at the price of $0.18 per share. In the event Viking does not achieve certain operation milestones (described in the Debentures Warrants) during the first three quarters of 2007, the conversion price will be reduced to $0.12 per share. The conversion price is also subject to downward adjustment, upon certain conditions pursuant to the terms of Security Purchase Agreement, the Debentures and other Transaction Documents.

Optional Redemption by Viking
Viking may not prepay the debentures but it may redeem some or all of the Debentures if certain conditions (“Equity Conditions”) are met. The Optional Redemption Amount (as defined in the Transaction Documents) equals 120% of the principal amount of the Debentures redeemed if the redemption occurs prior to the first anniversary date of the issuance of the Debentures, and 140% of the principal amount of the Debentures redeemed if the redemption occurs after the first anniversary date of the issuance of the Debentures but prior to the second anniversary date of issuance

22.    Subsequent Events  (Continued)

Warrants
As additional consideration for the Debenture Investors, Viking has issued Warrants to purchase shares of Viking common stock at the price of $0.18 per share. In the event Viking does not achieve certain operation milestones (described in the Warrants and the Debentures) during the first three quarters of 2007, the exercise price will be reduced to $0.12 per share. The exercise price is also subject to downward adjustment, upon certain conditions pursuant to the terms of Security Purchase Agreement, the Warrant and other Transaction Documents. The Warrants are exercisable for a period of seven years from the date of issuance. The Warrants provide that each Investor is issued to purchase that number of shares of common stock of Viking that equals 50% of the number of shares issuable upon conversion of the Debentures. Assuming $6,000,000 of Debentures are sold, and assuming the Debentures are convertible into 33,333,333 shares of Viking common stock, the warrants will entitle the holders to purchase an aggregate of approximately 16,666,667 shares of Viking common stock. Assuming $6,000,000 of Debentures are sold, and assuming the Debentures are convertible into 50,000,000 shares of Viking common stock, the warrants will entitle the holders to purchase an aggregate of approximately 25,000,000 shares of Viking common stock.

Registration Rights
Viking has agreed to register with the Securities and Exchange Commission, the shares of common stock that are issuable upon the conversion of the Debentures and the shares of common stock that underlie the Warrants. Viking will pay all expenses and cost of registration except for commissions. In the event the securities underlying the debentures and warrants are not registered by the dates agreed to in the transaction documents, Viking will be required to pay liquidated damages to the Holders. Such liquidated damages amount to 2% per month but will not exceed 18% of the face amount of the Debentures.

Additional
Pursuant to the securities purchase agreement, the Holders were granted certain rights to participate in subsequent financings by Viking.

In February 2007, we received the consent of our Series B Preferred Shareholders to consummate the convertible debenture financing and executed a consent and waiver agreement as described below.

Consent, Waiver, and Amendment Agreement
In May 2006, Viking issued shares of its Convertible Series B Preferred Stock and Warrants to a limited number of accredited investors (the “Preferred Stock Transaction”). Pursuant to the terms and conditions of the Preferred Stock Transaction, Viking agreed to register the shares of common stock underlying the Series B Preferred Stock and Warrants issued in the Preferred Stock Transactions (the “Preferred Stock Transaction Shares”). Some of the Preferred Stock Transaction Shares were registered but other Preferred Stock Transaction Shares were not registered as a result of the Securities and Exchange Commission’s interpretation of Rule 415. The failure to register all of the Preferred Stock Transaction Shares resulted in a default by Viking of the terms and conditions of the Preferred Stock Transaction documents. Viking and the Preferred Stockholders have entered into a Consent, Waiver and Amendment Agreement pursuant to which:

•	Viking has agreed to issue the Preferred Stockholders a total of 4,000,000 shares of Viking common stock;

•	the Preferred Stockholders agreed to amend certain provisions of the Preferred Stock Transaction documents; and

•	the Preferred Stockholders agreed to waiver certain breaches of the Preferred Stock Transaction documents.

Liquidated damages in the amount $840,000 have been accrued as of December 31, 2006 based on the estimated fair value of the four million shares of common stock issued pursuant to this agreement.

PART I - FINANCIAL INFORMATION
ITEM 1: FINANCIAL STATEMENTS
VIKING SYSTEMS, INC.
Balance Sheets - Unaudited

Assets	(restated) March 31,	December 31,
	2007	2006
Current assets:
Cash and cash equivalents	$2,577,156	$440,465
Accounts receivable	1,258,416	855,299
Inventories	1,520,340	1,117,929
Prepaid expenses	-	34,208
Other current assets	358,718	72,535
Total current assets	5,714,630	2,520,436

Property and equipment, net	579,654	594,402
Debt issuance costs	87,734	-
Intangible assets, net	332,500	350,000
Total assets	$6,714,518	$3,464,838

Liabilities and Stockholders' Deficit

Current liabilities:
Accounts payable	$878,667	$1,037,334
Accrued expenses	1,068,700	1,780,302
Deferred revenue	103,737	100,181
Capital lease obligations - current	37,080	36,649
Notes payable	-	350,000
Derivative liability	11,182,947	3,373,676
Total current liabilities	13,271,131	6,678,142

Capital lease obligations	66,980	77,253
Convertible notes payable, net of debt discount of $5,237,519 at March 31, 2007	139,014	-

Commitments and contingencies

Series B redeemable preferred stock, $0.001 par value; 8,000 shares authorized, issued and outstanding at March 31, 2007 and December 31, 2006
(aggregate liquidation preference of $8,552,329 at March 31, 2007 and $8,391,014 at December 31, 2006, respectively).	8,552,329	8,391,014

Stockholders' deficit:
Preferred stock, $.001 par value, 25,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $.001 par value, 200,000,000 shares authorized;
65,864,941 and 61,864,941 issued and outstanding at March 31, 2007 and December 31, 2006, respectively	65,865	61,865
Additional paid-in capital	7,554,293	6,804,876
Accumulated deficit	(22,935,094)	(18,548,312)
Total stockholders' deficit	(15,314,936)	(11,681,571)

Total liabilities and stockholders' deficit	$6,714,518	$3,464,838

See accompanying notes to financial statements

VIKING SYSTEMS, INC.
Statements of Operations -Unaudited

	Three Months Ended
	March 31,
	2007 (restated)	2006

Sales, net	$1,925,245	$1,254,844
Cost of sales	1,380,215	889,877

Gross profit	545,030	364,967

Operating expenses:
General and administrative	632,074	529,190
Selling and marketing	1,144,773	874,368
Research and development	411,917	310,224

Total operating expenses	2,188,764	1,713,782

Operating loss	(1,643,734)	(1,348,815)

Other income (expense):
Interest income	15,409	-
Interest expense	(182,287)	(145,365)
Amortization of debt discount and debt issuance costs	(143,430)	(2,980,924)
Loss on derivative liability	(2,432,739)	-
	(2,743,047)	(3,126,289)

Net loss	$(4,386,781)	$(4,475,104)

Series B Preferred Stock dividend	(161,315)	-

Net loss applicable to common stockholders	$(4,548,096)	$(4,475,104)

Net loss per share - basic and diluted	$(0.07)	$(0.13)

Weighted average shares outstanding - basic and diluted	63,420,497	34,850,757

See accompanying notes to financial statements

VIKING SYSTEMS, INC.
Statements of Cash Flows-Unaudited

	Three Months Ended March 31,
	2007 (restated)	2006
Cash flows from operating activities:
Net loss	$(4,386,781)	$(4,475,104)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	130,303	86,444
Common stock issued for services	-	21,995
Stock based compensation expense	74,732	156,612
Amortization of debt discount and debt issuance costs	143,430	2,980,924
Loss on derivative liability	2,432,739	-

Changes in operating assets and liabilities:
Accounts receivable, net	(403,117)	(195,951)
Inventories, net	(496,985)	(51,686)
Prepaid expenses	34,208	48,148
Other current assets	(286,183)	(43,576)
Accounts payable	(158,667)	763,846
Accrued expenses	134,932	27,030
Deferred revenue	3,556	15,188

Net cash used in operating activities	(2,777,833)	(666,130)

Cash flows from investing activities:
Purchase of property and equipment	(3,482)	(35,266)
Net cash used in investing activities	(3,482)	(35,266)

Cash flows from financing activities:
Net change in short-term bank borrowings	-	158,705
Payment of debt offering costs	(47,152)	-
Proceeds from related party notes	300,000	200,000
Repayment of capital lease obligations	(9,842)
Proceeds from convertible debt	4,675,000	-
Net cash provided by financing activities	4,918,006	358,705
Net change in cash and cash equivalents	2,136,691	(342,691)

Cash and cash equivalents at beginning of period	440,465	434,503
Cash and cash equivalents at end of period	$2,577,156	$91,812

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$11,301	$145,367
Income taxes	$-	$-

See accompanying notes to financial statements

Non-Cash Investing and Financing Activity
Three months ended March 31, 2007:

During the three months ended March 31, 2007, the Company:

•	Converted $350,000 in notes payable and $6,534 in accrued interest into $356,534 in convertible notes payable in February 2007

•
Converted $300,000 of related party notes payable held by Donald Tucker, a significant shareholder, and the Company’s President and Chief Executive Officer into $300,000, in convertible notes payable in February 2007.

•	Issued 4,000,000 shares of common stock with a fair value of $840,000 as for liquidated damages to Series B Preferred stockholders pursuant to the February 2007 convertible debt transaction.

Three months ended March 31, 2006:

During the three months ended March 31, 2006 the Company:

•	During March 2006, 837,000 shares of common stock were issued pursuant to a cashless exercise of 1,000,000 non qualified stock options issued in December 2003.

See accompanying notes to financial statements

1.    INTERIM FINANCIAL STATEMENTS

The balance sheet of Viking Systems, Inc. (“Viking” or the “Company”) as of March 31, 2007 and the statements of operations and cash flows for the three months ended March 31, 2007 and 2006 are unaudited. However, management, in its opinion, has made all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position, results of operations and cash flows for the periods presented. The balance sheet as of December 31, 2006 was derived from the Company’s audited financial statements. The financial statements and notes thereto should be read in conjunction with the financial statements and notes for the years ended December 31, 2006, included in Viking Systems, Inc’s Form 10-KSB filed on March 27, 2007 with the Securities and Exchange Commission. The results of operations and cash flows for the three months ended March 31, 2007, are not necessarily indicative of results to be expected for the fiscal year ending December 31, 2007.

2.    RESTATED FINANCIAL STATEMENTS

The Company has restated its statements of operations and cash flows for the three months ended March 31, 2007 and its balance sheet as of March 31, 2007. The Company did not previously account for a modification in terms of common stock warrants that occurred during the quarter. During February 2007, in connection with the issuance of convertible notes and the pricing of the related conversion features of such notes (Note 10), the Company adjusted the terms of outstanding warrants to purchase 22,222,222 shares of common stock previously issued to holders of the Company’s Series B Convertible Preferred Stock. The exercise price of the warrants was reduced from $.35 to $.18 and the life of the warrants was increased from five years to seven years. This change in terms was not reflected in the Company’s valuation of the warrants for the three-month period ended March 31, 2007. After giving effect to the revised terms, the total change in value of the warrants for the three months ended March 31, 2007 is $1,171,555 higher than previously recorded. As a result, the Company has increased its total non-cash loss on derivative liabilities from $1,261,184 to $2,432,739 for the three months ended March 31, 2007.

The following reflects the effects of this restatement on net loss and the related loss per share for the three months ended March 31, 2007:

	As Reported	As Restated

Net loss applicable to common stockholders	$(3,376,541)	$(4,548,096)

Loss per share - basic and diluted	$(.05)	$(.07)

3.    LIQUIDITY AND GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Historically, the Company has incurred significant losses, and has not demonstrated the ability to generate sufficient cash flows from operations to satisfy its liabilities and sustain operations. Our independent registered public accounting firm included a going concern uncertainty explanatory paragraph in their report dated March 23, 2007, which is included in our Form 10-KSB for the year ended December 31, 2006.

3.    LIQUIDITY AND GOING CONCERN (Continued)

The Company’s continuation as a going concern is dependent on its ability to generate sufficient income and cash flow to meet its obligations on a timely basis and obtain additional financing. During the three months ended March 31, 2007 the Company generated net proceeds of approximately $4.9 million from financing activities. In addition, the Company continues to examine all aspects of its business for areas of improvement and continues to focus on increasing revenues and gross margins, reducing its fixed cost base and improving the Company’s working capital position. However, if anticipated improvements in operating results and cash flows from operations do not materialize, the Company will need to further reduce expenses. The Company will also require additional equity or debt financing to meet its working capital requirements. The sale of additional equity securities or debt financing could result in additional dilution to the Company’s current stockholders. There can be no assurance that additional financing, if required, will be available on terms satisfactory to the Company.

The financial statements included herein do not include any adjustments relating to the recoverability and classification of recorded assets or the amount or classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

4.    EARNINGS (LOSS) PER SHARE

 Due to the net losses for the three months ended March 31, 2007 and 2006, potentially dilutive securities have been excluded in the calculation of diluted loss per share because their inclusion would be anti-dilutive. Accordingly, basic and diluted loss per share for the three month period ended March 31, 2007 presented are the same. For the purposes of this calculation, net loss for the three months ended March 31,2007 has been adjusted for dividends on preferred stock accrued during the period.

5.    INVENTORY

Details of our inventory account balances as of March 31, 2007 and December 31, 2006 are as follows:

	March 31, 2007	December 31, 2006
Inventories:
Parts and supplies	$687,183	$558,669
Work-in-progress	236,802	344,483
Finished goods	677,892	310,559
Valuation reserve	(81,537)	(95,782)
	$1,520,340	$1,117,929

6.    ACCRUED EXPENSES

Accrued expenses consist of the following:

	March 31, 2007	December 31, 2006
Accrued wages and salaries	$367,495	$352,390
Accrued liquidated damages	-	840,000
Accrued registration delay fees	300,300	192,300
Accrued board of director fees	172,625	151,625
Other accrued expenses	228,280	243,987
	$1,068,700	$1,780,302

7.    INCOME TAXES

Viking Systems accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized against deferred tax assets when it is more likely than not that the assets will not be realized.

Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board ("FASB") Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109." The implementation of FIN 48 had no impact on the Company's financial statements.

The Company is primarily subject to U.S. federal and state income tax. Tax years ending December 31, 2004 and after remain open to examination by U.S. federal and state tax authorities. The Company's policy is to recognize interest and penalties related to income tax matters in income tax expense. As of January 1 and March 31, 2007, the Company had no accruals for interest or penalties related to income tax matters.

8.    STOCK-BASED COMPENSATION

On January 1, 2006 the Company adopted Statement of Financial Accounting Standards (“SFAS”) No.123 (Revised 2004), “Share Based Payment,” (“SFAS 123R”), using the modified prospective method. In accordance with SFAS 123R, the Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period. The Company determines the grant-date fair value of employee share options using the Black-Scholes option-pricing model.

Under the modified prospective approach, SFAS 123R applies to new awards and to awards that were outstanding on January 1, 2006 that are subsequently modified, repurchased or cancelled. Under the modified prospective approach, compensation cost recognized for the first quarter of fiscal 2006 includes compensation cost for all share-based payments granted prior to, but not yet vested on, January 1, 2006, based on the grant-date fair value estimated in accordance with the pro forma provisions of SFAS 123R, and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Prior periods were not restated to reflect the impact of adopting the new standard. During the three months ended March 31, 2007 and 2006, the Company recorded $74,732 and $156,612 respectively, in non-cash stock-based compensation expense related to the implementation of SFAS 123R. As of March 31, 2007, there was approximately $590,190 of total unrecognized compensation costs related to unvested options, which is expected to be recognized over a weighted average period of approximately 1.71 years.

8.    STOCK-BASED COMPENSATION (Continued)

The fair value of stock options at date of grant was estimated using the Black-Scholes model with the following assumptions: expected volatility ranging from 76.89% to 112.28%, expected term of 10 years, risk-free interest rate ranging from 4.30% to 5.23%, and expected dividend yield of 0%. Expected volatility is based on the historical volatilities of the Company’s common stock. The expected life of employee stock options is determined using historical data of employee exercises and represents the period of time that stock options are expected to be outstanding. The risk free interest rate is based on U.S. Treasury constant maturing for the expected life of the stock option.

The following table summarizes the stock option transactions during the three months ended March 31, 2007:

	Number of Shares	Weighted - Average Exercise Price	Weighted - Average Contractual Life
Options outstanding December 31, 2006	6,976,000	$0.42	4.95
Granted	1,040,000	0.20	9.98
Exercised	-	-	-
Cancelled	(30,000)	0.50	-
Options outstanding March 31, 2007	7,986,000	0.40	6.75

Options exercisable at March 31, 2007	4,330,000	0.43	4.66

9.    RECENT ACCOUNTING PRONOUNCEMENTS

In June 2006, the Financial Accounting Standards Board ("FASB") ratified the consensus on Emerging Issues Task Force ("EITF") Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement" ("EITF No. 06-3"). The scope of EITF No. 06-3 includes any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer and may include, but is not limited to, sales, use, value added, Universal Service Fund ("USF") contributions and some excise taxes. The Task Force affirmed its conclusion that entities should present these taxes in the income statement on either a gross or a net basis, based on their accounting policy, which should be disclosed pursuant to APB Opinion No. 22, "Disclosure of Accounting Policies." If such taxes are significant and are presented on a gross basis, the amounts of those taxes should be disclosed. The consensus on EITF No. 06-3 is effective for interim and annual reporting periods beginning after December 15, 2006. The adoption of EITF Issue No. 06-3 during the 1st quarter of 2007 did not have a significant impact on our financial position, results of operations or cash flows.

In November 2006, the EITF reached a final consensus in EITF Issue 06-06 “Debtor’s Accounting for a Modification (or Exchange) of Convertible Debt Instruments” (“EITF No. 06-6”). EITF No. 06-6 addresses the modification of a convertible debt instrument that changes the fair value of an embedded conversion option and the subsequent recognition of interest expense for the associated debt instrument when the modification does not result in a debt extinguishment pursuant to EITF No. 96-19, “Debtor’s Accounting or a Modification or Exchange of Debt Instruments.” The consensus should be applied to modifications or exchanges of debt instruments occurring in interim or annual periods beginning after November 29, 2006. We do not expect the adoption of EITF 06-6 during the first quarter of 2007 did not have a material impact on our consolidated financial position, results of operations or cash flows.

9.    RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

In November 2006, the FASB ratified EITF Issue No. 06-7, “Issuer’s Accounting for a Previously Bifurcated Conversion Option in a Convertible Debt Instrument When the Conversion Option No Longer Meets the Bifurcation Criteria in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities” (“EITF No. 06-7”). At the time of issuance, an embedded conversion option in a convertible debt instrument may be required to be bifurcated from the debt instrument and accounted for separately by the issuer as a derivative under SFAS No. 133, based on the application of EITF No. 00-19. Subsequent to the issuance of the convertible debt, facts may change and cause the embedded conversion option to no longer meet the conditions for separate accounting as a derivative instrument, such as when the bifurcated instrument meets the conditions of EITF No. 00-19 to be classified in stockholders’ equity. Under EITF No. 06-7, when an embedded conversion option previously accounted for as a derivative under Statement of Financial Accounting Standards (“SFAS”) No. 133 no longer meets the bifurcation criteria under that standard, an issuer shall disclose a description of the principal changes causing the embedded conversion option to no longer require bifurcation under SFAS No. 133 and the amount of the liability for the conversion option reclassified to stockholders’ equity. EITF No. 06-7 should be applied to all previously bifurcated conversion options in convertible debt instruments that no longer meet the bifurcation criteria in SFAS No. 133 in interim or annual periods beginning after December 15, 2006, regardless of whether the debt instrument was entered into prior or subsequent to the effective date of EITF No. 06-7. The adoption of EITF 06-7 during the 1st quarter of 2007 did not have a material impact on our financial position, results of operations or cash flows.

10.   CONVERTIBLE NOTES PAYABLE

During January 2007, we issued a $300,000 promissory note to our CEO who is also a significant shareholder and Director. The promissory note and the $350,000 Note Payable issued by the Company in December 2006 were converted into the February 2007 debentures described below.

In February 2007, Viking Systems issued a total of $5,376,533 of convertible debentures (“Debentures”) to 13 investors (the "Debenture Investors"). Proceeds from the issuance of the Debentures consisted of $4,726,533 in cash and conversion of $650,000 of notes payable. The general terms of this financing are as follows:

Maturity Date of Notes
Two years from the date of issuance and may be accelerated by Investor upon default by Viking.

Interest Rate
Eight percent per annum, payable quarterly and subject to certain conditions, Viking may pay interest by issuing the holders of the Debentures shares of Viking common stock.

Security
The Debentures are secured by all of the assets of Viking.

10.   CONVERTIBLE NOTES PAYABLE (Continued)

Optional Conversion by Debenture Investors
The Debentures may, at the option of each holder of Debentures, be converted into shares of Viking common stock at the price of $0.18 per share. In the event Viking does not achieve certain operational milestones, as defined, during the first three quarters of 2007, the conversion price will be reduced to $0.12 per share. The conversion price is also subject to downward adjustment in the event of subsequent equity sales, rights offerings and pro-rata distributions by Viking, at the time of the filing of the registration statement for the shares underlying the Debentures, and upon certain other conditions pursuant to the terms of Security Purchase Agreement, the Debentures and other Transaction Documents. As of March 31, 2007, if all Debenture holders were to convert all of the Debentures into common stock at the initial conversion price, approximately 29.9 million shares of common stock will be issued in such conversion. See footnote 11.

Optional Redemption by Viking
Viking may not prepay the Debentures but it may redeem some or all of them if certain conditions are met. The Optional Redemption Amount equals 120% of the principal amount of the Debentures redeemed if the redemption occurs prior to the first anniversary date of the issuance of the Debentures, and 140% of the principal amount of the Debentures redeemed if the redemption occurs after the first anniversary date of the issuance of the Debentures but prior to the second anniversary date of issuance.

Warrants
As additional consideration, Viking issued the Debenture Investors Warrants to purchase shares of Viking common stock at the price of $0.18 per share. In the event Viking does not achieve certain operational milestones, as described, during the first three quarters of 2007, the exercise price will be reduced to $0.12 per share. The exercise price is also subject to downward adjustment, upon certain conditions, similar to the conditions requiring adjustment to the Debentures, pursuant to the terms of Security Purchase Agreement, the Warrant and other Transaction Documents. The Warrants are exercisable for a period of seven years from the date of issuance. The Warrants provide that each Investor is issued to purchase that number of shares of common stock of Viking that equals 50% of the number of shares issuable upon conversion of the Debentures.

Registration Rights
Viking has agreed to register with the Securities and Exchange Commission, the shares of common stock that are issuable upon the conversion of the Debentures and the shares of common stock that underlie the Warrants. Viking will pay all expenses and cost of registration except for commissions. In the event that Viking fails to file or if the securities underlying the debentures and warrants are not registered by the dates agreed to in the transaction documents, Viking will be required to pay liquidated damages to the Holders. Such liquidated damages amount to 2% per month but will not exceed 18% of the face amount of the Debentures. Viking was required to file an initial registration statement by April 2, 2007 and has not yet completed this filing.

Additional
Pursuant to the securities purchase agreement, the Holders were granted certain rights to participate in subsequent financings by Viking.

In February 2007, we received the consent of our Series B Preferred Shareholders to consummate the convertible debenture financing and executed a consent and waiver agreement as described below.

The Debentures were assessed under SFAS No. 133 and management determined that the conversion option represented an embedded derivative liability. Accordingly, the Company bifurcated the embedded conversion option and accounted for it as a derivative liability. In accordance with SFAS No. 133, the embedded conversion option of the Debenture was revalued each period end and the change in fair value was reflected as a gain (loss) for the period. The proceeds received on issuance of the February 2007 Debentures were first allocated to the fair value of the bifurcated conversion option and the fair value of the derivative liability resulting from the warrants issued in connection with the Debentures. The aggregate fair values of the embedded conversion option and the warrant derivative liability totaled $6,859,608. Of this total $5,376,533 was recorded as a discount to the face amount the February 2007 Debentures, and $1,483,075 was recorded as a loss on derivative liability. The recorded discount is being accreted as interest expense using the effective interest method over the term of the Debentures.

The carrying value of the debentures will accrete up to the face value over the life of the Debentures. The Company recorded accretion of $139,014 during the three months ended March 31, 2007 related to the February 2007 Debentures. The amount recorded on the balance sheet at March 31, 2007 has been calculated as follows:

Face value of the Debentures at inception	$5,376,533
Discount recorded in connection with derivative liabilities	(5,376,533)
Accretion of discount	139,014
Carrying value at March 31, 2007	$139,014

11.   SERIES B CONVERTIBLE PREFERRED STOCK

In May 2006, our Board of Directors adopted a resolution designating a Series B preferred stock consisting of 8,000 shares. All 8,000 shares of Series B Preferred Stock (“Preferred Stock”) authorized have been issued. Each share of Series B Preferred, par value $0.001 per share, with a stated value of $1,000 per share (“Stated Value”), is convertible, subject to adjustments, into approximately 5,555 shares of common stock and warrants to purchase an additional 2,778 shares of common stock at an initial price of $0.35 per share (reduced to $0.18 in February 2007)In May, 2006 the Company issued the Series B Preferred for gross proceeds of $8,000,000, and incurred approximately $436,143 in issuance costs, which are recorded as a discount to the carrying value of the Series B Preferred. Proceeds from the sale of Series B Preferred consisted of $7,250,000 in cash and the conversion of $750,000 of convertible notes.

The Company applied the proceeds for general corporate purposes. The Company has recorded the redeemable convertible preferred stock as mezzanine equity on the accompanying balance sheet in accordance with the provisions of Emerging Issues Task Force (“EITF”) Topic D-98: “Classification and Measurement of Redeemable Securities” (“EITF Topic D-98”).

During the three months ended March 31, 2007, the Company recorded preferred stock dividends of approximately $161,315 as an increase to the net loss available to common stockholders in the accompanying consolidated statement of operations. All dividends accrued to date remain unpaid as of March 31, 2007. The Company may request that the preferred B shareholders consent to receive payment of dividends in shares of the Company’s stock.

The following table summarizes the change in carrying value of the Series B Preferred for the three months ended March 31, 2007.

11.   SERIES B CONVERTIBLE PREFERRED STOCK (Continued)

Carrying value of convertible preferred stock at December 31, 2006	$8,391,014
Plus:
Accrued dividends	161,315
Carrying value of convertible preferred stock at March 31, 2007	$8,552,329

Conversion. The stated value of the shares of Preferred Stock are initially convertible into shares of Viking’s common stock at a price of $0.18 per share; however, the conversion price is subject to adjustment based upon certain conditions.  At March 31, 2007, if all shares of Preferred Stock are converted into common stock at the initial conversion price, of which there can be no assurance, approximately 44,444,444 shares of common stock will be issued in such conversion.

12.   DERIVATIVE LIABILITY

The following table summarizes warrants to purchase common stock outstanding as of March 31, 2007:

	Shares	Range of Exercise Prices	Weighted Average Exercise Prices	Weighted Average Remaining Contractual Life

Warrants outstanding December 31, 2006	31,694,444	$0.35 - 0.75	$0.37	$3.66

Granted	14,934,807	0.18	0.18	6.91
Exercised	-	-	-	-
Cancelled	-	-	-	-

Warrants outstanding March 31, 2007	46,629,251	$0.18 - 0.75	$0.23	$5.65

The total of 14,934,807 warrants granted to purchase common shares during the three months ended March 31, 2007 were granted to the purchaser of the Debentures.

As discussed in Note 2 herein, 22,222,222 warrants granted to purchasers of the Series B Convertible Preferred Stock at an initial exercise price of $0.35 were modified in connection with the issuance of the Debentures in February 2007. The exercise price was reduced to $0.18 and the life increased from five years to seven years. This modification in terms has been included in the weighted average price and contractual life amounts as of March 31, 2007 in the table above.

Evaluation of criteria under Emerging Issues Task Force (“EITF”) Issue 00-19, “Accounting for Derivative Instruments Indexed to and Potentially Settled in, a Company’s own Stock,” resulted in the determination that the fair value of warrants to purchase common stock issued in connection with the Preferred Stock, and all other issued and outstanding warrants, should be classified as derivative liabilities. In accordance with EITF 00-19, warrants classified as derivative liabilities are marked to market value each reporting period with the corresponding non-cash gain or loss reflected in the current period.

12.   DERIVATIVE LIABILITY (Continued)

As discussed in Note 10, the Company recorded the embedded conversion option of the Debentures as a derivative liability. Approximately 29,869,000 shares of Common Stock will be issued if all Debentures are converted. The aggregate fair value of the warrant derivative liability and the conversion option derivative liability on March 31, 2007 was $10,011,392 and the change in fair value of $1,261,183 during the quarter ended March 31, 2007 required an increase in the derivative liability and a derivative loss in the amount of $1,261,184.

The aggregate fair value of the warrant derivative liability for all warrants and the conversion option derivative liability on March 31, 2007 was $ 11,182,947. During the quarter ended March 31, 2007 the Company recorded a total non-cash charge of $2,432,739 to reflect the modification of terms of existing warrants and the resulting change in warrant value since December 31, 2006.

13.   COMMON STOCK

In January 2007, the majority of shareholders, through written consent, agreed to amend the Company's Certificate of Incorporation to increase the number of authorized number of common shares from 200,000,000 to 400,000,000. In May 2007, we filed the amended Certificate of Incorporation with the State of Delaware.

14.   CONSENT, WAIVER AND AMENDMENT AGREEMENT

In May 2006, Viking issued shares of its Convertible Series B Preferred Stock and Warrants to a limited number of accredited investors (the “Preferred Stock Transaction”). Pursuant to the terms and conditions of the Preferred Stock Transaction, Viking agreed to register the shares of common stock underlying the Series B Preferred Stock and Warrants issued in the Preferred Stock Transactions (the “Preferred Stock Transaction Shares”). Some of the Preferred Stock Transaction Shares were registered but other Preferred Stock Transaction Shares were not registered as a result of the Securities and Exchange Commission’s interpretation of Rule 415. The failure to register all of the Preferred Stock Transaction Shares resulted in a default by Viking of the terms and conditions of the Preferred Stock Transaction documents. Viking and the Preferred Stockholders have entered into a Consent, Waiver and Amendment Agreement pursuant to which:

•
In exchange for the waiver by the Preferred Stockholders of the default with respect to the failure to register all of the preferred Stock Transaction Shares, Viking agreed to issue the Preferred Stockholders a total of 4,000,000 shares of Viking common stock; and

•
In order to facilitate the issuance of the Debentures, the Preferred Stockholders consented to the issuance of the Debentures and agreed to waive certain breaches of the Preferred Stock Financing Documents, and Viking agreed to amend certain provisions of the Preferred Stock Transaction documents to modify the terms of the 22,222,222 common stock warrants issued in connection with the Preferred Stock Transaction to reduce the exercise price from $0.35 to $0.18 and increase the contractual life from five years to seven year.

Liquidated damages in the amount $840,000 were accrued as of December 31, 2006 based on the estimated fair value of the four million shares of common stock issued by the Company in February 2007 pursuant to this agreement.

15.   REGISTRATION DELAY FEES

During 2005, Viking issued Convertible Promissory Notes (“Notes”) to certain accredited investors. Each of these investors was also issued a warrant to purchase shares of Viking common stock. In May 2006, each of the Note holders converted their Notes into shares of Viking common stock. In April 2006, Viking agreed to file, prior to June 21, 2006, a registration statement covering the shares of common stock issued upon the conversion of $4,750,000 of the Notes and shares of common stock underlying the warrants of these former Note holders. As a result of the required terms of the recently completed Series B Preferred Stock transaction, we were unable to include the securities of the former Note holders in the first registration statement. We anticipate a registration statement covering the Securities of these investors will be filed during 2007.

We have agreed to pay all Note purchasers, who elect to receive it, a registration delay fee of one percent per month of their initial Note principal balance. The delay fee began on June 21, 2006 and terminates on the date the Securities and Exchange Commission declares effective a registration statement covering the securities of the Note purchasers. Based on this agreement, we are accruing approximately $34,000 per month and as of March 31, 2007, we have accrued a total of $300,300 for such fees.

16.   RELATED PARTY TRANSACTIONS

During the three months ended March 31, 2007:

•	During January 2007, we issued a $300,000 promissory note to our President and CEO who is also a significant shareholder and Director. The promissory notes were converted into the Debentures.

During the three months ended March 31, 2006:

•	Had an unsecured note payable to Donald E. Tucker, a significant shareholder, and the Company’s President and CEO, in the amount of $200,000. This note was repaid on June 14, 2006.
•
On January 27, 2005 the Company entered into a Loan and Security Agreement with Silicon Valley Bank. The Loan Agreement provided for a maximum borrowing of $200,000 and was secured by the assets of Viking Systems. The loan was also secured by a $200,000 certificate of deposit owned by Donald E. Tucker, a significant shareholder, and since May 31, 2006, the Company’s President and CEO. We terminated the Loan and Security Agreement on June 6, 2006.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Our Certificate of Incorporation provides to the fullest extent permitted by the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended and restated, is to eliminate our rights and our shareholders lights (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations, and upon the same conditions as are required for the indemnification of, and advancement of, expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

We estimate that our expenses in connection with this registration statement will be as follows:

Securities and Exchange Commission registration fee	$75
Legal fees and expenses	20,000
Accounting fees and expenses	10,000
Miscellaneous	2,925

Total	$33,000

Item 26. Recent Sales of Unregistered Securities

Following is a summary of unregistered securities issued during the period January 1, 2004 through March 31, 2007.

In April 2004, Viking issued 3,054,000 shares of common stock to Vista Medical Technologies, Inc. as part of the Asset Purchase Agreement for the Technology Division.

In July 2004, Viking issued 1,250,000 shares of common stock, at $.40 per share, to 16 individuals for cash used as working capital, including 125,000 shares to Donald Tucker.

In September 2004, Viking issued 7,500 shares of common stock, at $.40 per share, to our non-employee directors, as compensation.

In December, 2004 Viking issued 20,000,000 shares of common stock to Donald Tucker in connection with his conversion of 5,000,000 shares of Series A Preferred Stock into common stock.

In May 2005, Viking issued 18,750 shares of common stock, at $0.40 per share, to our non-employee directors, as compensation.

In August 2005, Viking issued 200,000 shares of common stock to Alliance Advisors, LLC as part of our agreement with this company to be our Investor Relations firm.

In August 2005, Viking issued 20,000 shares of common stock to Dermaplus, Inc. as part of our agreement with Alliance Advisors, LLC.

In August 2005, Viking issued 2,500,000 shares of common stock, at $.20 per share, to Donald Tucker as he converted a Convertible Secured Note Payable of $500,000.

In March 2005, Viking issued 1,291,650 shares of common stock, at $.40 per share, to Donald Tucker as he converted a Convertible Secured Note Payable of $500,000 and interest in the amount of $16,660.

In May 2006 Viking issued an aggregate of 26,388,896 shares of common stock to 20 persons and entities in connection with the conversion of $4,750,000 of convertible notes into shares of Viking common stock ($0.18 per share).

In May 2006, Viking issued 8,000 shares of its Series B Preferred Stock and warrants to purchase common stock to the 8 investors.

In February, 2007, Viking issued $5,376,533 of Secured Convertible Debentures to 13 investors.

In March 2007, Rockmore Investment Master Fund converted 100 shares of Series B Preferred Stock into 555,556 shares of Viking common stock.

In May 2007, Midsummer Investment, Ltd., converted 72 shares of Series B Stock into 435,421 shares of common stock.

In July, 2007 Viking issued an additional $2,600,000 in Secured Convertible Debentures to 4 investors.

All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities.

Item 27. Exhibits.

The following exhibits are filed as part of this registration statement. Exhibit numbers correspond to the exhibit requirements of Regulation S-B.

Exhibit
Number	Exhibit
2.1	Asset Purchase Agreement - Vista Medical Technologies, Inc.(3)
3.1	Articles of Incorporation (1)
3.2	Certificate of Preferences, Rights and Limitations of Series B Variable Dividend Convertible Preferred Stock (6)
3.3	Bylaws (1)
5.1	Legal Opinion(13)
10.2	Option Agreement - Daniel F Crowley (3)
10.5	Stock Incentive Plan (4)
10.6	Non-Employee Stock Option Plan (4)
10.8	Employment Agreement - Jed Kennedy (8)
10.9	Employment Agreement - Joe Warrino (8)
10.11	Personal Services Agreement G. Andriole (11)
10.12	Personal Services Agreement C. Nizhat (11)
10.13	Lease Agreement (7)
10.14	Registration Rights Agreement (9)
10.15.	Warrants to Purchase Common Stock (9)
10.17	Platinum Medical Distribution Agreement (11)
10.18	Lease Agreement (11)
10.19	Securities Purchase Agreement (12)
10.20	Registration Rights Agreement (12)
10.21	Common Stock Purchase Warrant (12)
10.22	Securities Purchase Agreement (12)
10.23	Secured Convertible Debenture (12)
10.24	Registration Rights Agreement (12)
10.25	Common Stock Purchase Warrant (12)
10.26	Security Agreement (12)
10.27	Waiver and Amendment Agreement (12)
14.1	Code of Ethics (2)
23.1	Consent of Squar, Milner, Miranda & Williamson, LLP (attached)
23.2	Consent of Cohne, Rappaport & Segal (see Exhibit 5.1)

_________________
(1)	Incorporated herein by reference from Registrant’s Form 8-K dated July 25, 2006.
(2)	Incorporated by reference from Registrant’s Form 10-KSB for the year ended December 31, 2002.
(3)	Incorporated herein by Reference from the Registrant’s Current Report on Form 8-K dated December 24, 2003
(4)	Incorporated herein by Reference from the Registrant’s Current Report on Form 8-K dated March 31, 2004.
(6)	Incorporated herein by Reference from the Registrant’s Current Report on Form 8-K dated May 22, 2006.
(7)	Incorporated herein by Reference from the Registrant’s Current Report on Form 8-K dated October 1, 2004.
(8)	Incorporated herein by Reference from the Registrant’s Current Report on Form 8-K dated October 10, 2005.
(9)	Incorporated herein by Reference from the Registrant’s Current Report on Form 8-K dated March 24, 2005.
(10)	Incorporated herein by Reference from the Registrant’s Current Report on Form 8-K/A dated January 17, 2007.
(11)	Attached
(12)	Incorporated by reference from Registrant’s Form 10-KSB for the year ended December 31, 2007
(13)	Incorporated by reference from Registrant’s Form SB-2 dated August 1, 2006

Item 28. Undertakings.

The undersigned registrant hereby undertakes to:

(1)    File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)    Include any prospectus required by Section 10(a)(3) of the Securities Act of1933, as amended (the “Securities Act”);

(ii)    Reflect in the prospectus any facts or events that, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    Include any additional or changed material information on the plan of distribution.

(2)    For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)    File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)    For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by, or on behalf of, the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by, or on behalf of, the undersigned small business issuer; and

(iv)    Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California on August 8, 2007.

VIKING SYSTEMS, INC.

By: /s/ Donald E. Tucker
Chief Executive Officer President

By: /s/ Robert F. Mathews
Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald E. Tucker	Chairman of the Board/Director	August 8, 2007
Donald E. Tucker	Chief Executive Officer, Principal Executive Officer

/s/ Robert F. Mathews	Chief Financial Officer	August 8, 2007
Robert F. Mathews	Principal Accounting and Financial Officer

/s/ Daniel F. Crowley	Director	August 8, 2007
Daniel F. Crowley

/s/ Nathan Harrison, M.D.	Director	August 8, 2007
Nathan Harrison, M.D.

Director
Dr. Michael J. Manyak

/s/ Brian M. Miller	Director	August 8, 2007
Brian M. Miller